TERM LOAN CREDIT AGREEMENT

Dated December 21, 2018 by and among
OVERSEAS SHIPHOLDING GROUP, INC.,
as Holdings,

AMERICAN SHIPHOLDING GROUP, INC. JUNEAU TANKER CORPORATION MAREMAR TANKER LLC
MARITRANS GENERAL PARTNER INC. MARITRANS OPERATING COMPANY L.P. OSG 192 LLC
OSG 209 LLC
OSG 214 LLC
OSG 242 LLC
OSG 243 LLC
OSG 244 LLC
OSG 252 LLC
OSG 254 LLC OSG AMERICA LLC OSG AMERICA L.P.
OSG AMERICA OPERATING COMPANY LLC OSG BULK SHIPS, INC.
OSG CAR CARRIERS, INC. OSG COLUMBIA LLC OSG COURAGEOUS LLC
OSG DELAWARE BAY LIGHTERING LLC OSG ENDURANCE LLC
OSG ENTERPRISE LLC OSG FREEDOM LLC OSG HONOUR LLC
OSG INDEPENDENCE LLC OSG INTREPID LLC
OSG MARITRANS PARENT LLC OSG NAVIGATOR LLC
OSG PRODUCT TANKERS, LLC OSG PRODUCT TANKERS AVTC, LLC
OSG PRODUCT TANKERS I, LLC OSG PRODUCT TANKERS II, LLC
OSG PRODUCT TANKERS MEMBER LLC OSG SHIP MANAGEMENT, INC. OVERSEAS ST HOLDING LLC
U.S. SHIPHOLDING GROUP, INC. VIVIAN TANKSHIPS CORPORATION,
OVERSEAS ANACORTES LLC OVERSEAS BOSTON LLC OVERSEAS HOUSTON LLC

OVERSEAS LONG BEACH LLC OVERSEAS LOS ANGELES LLC OVERSEAS MARTINEZ LLC OVERSEAS NEW YORK LLC OVERSEAS NIKISKI LLC OVERSEAS TAMPA LLC OVERSEAS TEXAS CITY LLC,
as Borrowers,

PGIM, INC.,
as Arranger

PGIM, INC.,
as Administrative Agent

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
and ALLY BANK,
as Co-Syndication Agents

AB PRIVATE CREDIT INVESTORS CORPORATION,
as Documentation Agent

PGIM, INC.,
as Collateral Agent and Mortgage Trustee

and

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
as a Lender

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS    2
Section 1.01    Defined Terms    2
Section 1.02    Terms Generally    43
Section 1.03    Accounting Terms; GAAP    44
Section 1.04    Resolution of Drafting Ambiguities    44
Section 1.05    Rounding    44
ARTICLE II THE CREDITS    44
Section 2.01    The Initial Term Loan    44
Section 2.02    Funding of Each Lender’s Term Commitment    44
Section 2.03    Borrowing Procedure    45
Section 2.04    The Notes    45
Section 2.05    Fees    45
Section 2.06    Interest on Initial Term Loan    46
Section 2.07    Termination of Commitments    46
Section 2.08    Amortization of the Initial Term Loan    46
Section 2.09    Optional and Mandatory Prepayments of Initial Term Loan    47
Section 2.10    Alternate Rate of Interest    48
Section 2.11    Increased Costs; Change in Legality    49
Section 2.12    Breakage Payments    50
Section 2.13    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    50
Section 2.14    Taxes    51
Section 2.15    Mitigation Obligations; Replacement of Lenders.    54
Section 2.16    Increases of the Term Commitments    55
ARTICLE III REPRESENTATIONS AND WARRANTIES    57
Section 3.01    Organization; Powers    58
Section 3.02    Authorization; Enforceability    58
Section 3.03    No Conflicts; No Default    58
Section 3.04    Financial Statements; Projections    58
Section 3.05    Properties    59
Section 3.06    Intellectual Property    60
Section 3.07    Equity Interests and Subsidiaries    60
Section 3.08    Litigation; Compliance with Legal Requirements    61
Section 3.09    Agreements.    61
Section 3.10    Federal Reserve Regulations    61
Section 3.11    Investment Company Act; etc    61
Section 3.12    Use of Proceeds    61
Section 3.13    Beneficial Ownership Certification    61
Section 3.14    Taxes    62
Section 3.15    No Material Misstatements    62
Section 3.16    Labor Matters    62
Section 3.17    Solvency    62
Section 3.18    Employee Benefit Plans    62
Section 3.19    Environmental Matters    63
Section 3.20    Insurance    64

Section 3.21    Security Documents    64
Section 3.22    Anti-Terrorism Law; Foreign Corrupt Practices Act    65
Section 3.23    Concerning Vessels    66
Section 3.24    Form of Documentation; Citizenship    67
Section 3.25    Compliance with ISM Code and ISPS Code    67
Section 3.26    Threatened Withdrawal of DOC, SMC or ISSC    67
ARTICLE IV CONDITIONS TO CREDIT EXTENSIONS    67
Section 4.01    Conditions to Initial Credit Extension    67
Section 4.02    Conditions to All Credit Extensions    71
Section 4.03    Conditions Subsequent    71
ARTICLE V AFFIRMATIVE COVENANTS    72
Section 5.01    Financial Statements, Reports, etc    72
Section 5.02    Litigation and Other Notices    75
Section 5.03    Existence; Businesses and Properties    75
Section 5.04    Insurance    76
Section 5.05    Obligations and Taxes    76
Section 5.06    Employee Benefits    77

Section 5.07	Maintaining Records; Access to Properties and Inspections; Quarterly Lender Calls 77
Section 5.08    Use of Proceeds    77
Section 5.09    Compliance with Environmental Laws and other Legal Requirements    77
Section 5.10    Additional Collateral; Additional Borrowers    78
Section 5.11    Security Interests; Further Assurances    79
Section 5.12    Certain Information Regarding the Loan Parties.    80
Section 5.13    Appraisals; Inspections    80
Section 5.14    Deposit Accounts; Securities Accounts    80
Section 5.15    Post-Closing Matters    81
Section 5.16    Citizenship; Flag of Vessel; Vessel Classifications; Operation of Vessels... 81 Section 5.17    Borrower Group    82
Section 5.18    Material Agreements    83
Section 5.19    Ship Management    83
Section 5.20    Maintenance of Ratings    83
Section 5.21    Financial Covenants    83
Section 5.22    Most Favored Nations Provisions    83
Section 5.23    AML/KYC Compliance    84
ARTICLE VI NEGATIVE COVENANTS    84
Section 6.01    Indebtedness    84
Section 6.02    Liens    86
Section 6.03    Sale and Leaseback Transactions    89
Section 6.04    Investments, Loans and Advances    89
Section 6.05    Mergers and Consolidations    91
Section 6.06    Asset Sales.    91
Section 6.07    Acquisitions    92
Section 6.08    Restricted Payments    93
Section 6.09    Transactions with Affiliates    94
Section 6.10    Operating Leases    95

Section 6.11	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc 95
Section 6.12    Limitation on Certain Restrictions on Borrowers    95
Section 6.13    Limitation on Issuance of Capital Stock    96
Section 6.14    Business    96
Section 6.15    [Reserved]    96
Section 6.16    Fiscal Periods    96
Section 6.17    No Further Negative Pledge    96
Section 6.18    Anti-Terrorism Law; Anti-Money Laundering    97
Section 6.19    Embargoed Person    97
Section 6.20    Restrictions on Chartering, etc    97
ARTICLE VII GUARANTEE    97
Section 7.01    The Guarantee    97
Section 7.02    Obligations Unconditional    98
Section 7.03    Reinstatement    99
Section 7.04    Subrogation; Subordination    99
Section 7.05    Remedies    99
Section 7.06    Instrument for the Payment of Money    99
Section 7.07    Continuing Guarantee    99
Section 7.08    General Limitation on Guarantee Obligations    99
Section 7.09    Keepwell.    100
Section 7.10    [Reserved]    100
ARTICLE VIII EVENTS OF DEFAULT    100
Section 8.01    Events of Default    100
Section 8.02    Rescission    103
ARTICLE IX APPLICATION OF COLLATERAL PROCEEDS    103
Section 9.01    Application of Proceeds    103
ARTICLE X THE PAYING AGENT, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT    104
Section 10.01    Appointment    104
Section 10.02    Agent in Its Individual Capacity    105
Section 10.03    Exculpatory Provisions    105
Section 10.04    Reliance by Agent    106
Section 10.05    Delegation of Duties    106
Section 10.06    Successor Agent    106
Section 10.07    Non-Reliance on Agent and Other Lenders    107
Section 10.08    Name Agents    107
Section 10.09    Indemnification    107
Section 10.10    Withholding Taxes    108
Section 10.11    Lender’s Representations, Warranties and Acknowledgements    108
Section 10.12    Security Documents and Guarantee    109
Section 10.13    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim
..................................................................................................................... 110
Section 10.14    Ship Mortgage Trust    111
Section 10.15    Intercreditor Agreement    111

Section 10.16    Paying Agent    111
ARTICLE XI MISCELLANEOUS    115
Section 11.01    Notices    115
Section 11.02    Waivers; Amendment    118
Section 11.03    Expenses; Indemnity    120
Section 11.04    Successors and Assigns    122
Section 11.05    Survival of Agreement    126
Section 11.06    Counterparts; Integration; Effectiveness    127
Section 11.07    Severability.    127
Section 11.08    Right of Setoff; Marshalling; Payments Set Aside.    127
Section 11.09    Governing Law; Jurisdiction; Consent to Service of Process    128
Section 11.10    Waiver of Jury Trial    128
Section 11.11    Headings    129
Section 11.12    Confidentiality    129
Section 11.13    Interest Rate Limitation    130
Section 11.14    Assignment and Acceptance    130
Section 11.15    Obligations Absolute    130
Section 11.16    Waiver of Defenses; Absence of Fiduciary Duties    130
Section 11.17    Patriot Act    131
Section 11.18    Bank Product Providers    131
Section 11.19    EXCLUDED SWAP OBLIGATIONS    132

Section 11.20	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC 132
ARTICLE XII CROSS-GUARANTY    133
Section 12.01    Cross-Guaranty.    133
Section 12.02    Waivers by Borrowers    133
Section 12.03    Benefit of Guaranty    134
Section 12.04    Waiver of Subrogation, Etc    134
Section 12.05    Election of Remedies    134
Section 12.06    Limitation    134
Section 12.07    Contribution with Respect to Guaranty Obligations.    135
Section 12.08    Liability Cumulative    135

EXHIBITS

Exhibit A    –    Form of Assignment and Acceptance Exhibit B    –    [Reserved]
Exhibit C    –    [Reserved]
Exhibit D    –    Form of Bank Product Provider Letter Agreement Exhibit E    –    Form of Borrowing Request
Exhibit F    –    Form of Term Loan Priority Collateral Vessel Mortgage Exhibit G    –    Form of ABL Priority Collateral Vessel Mortgage Exhibit H-1    –    Form of Compliance Certificate - Holdings
Exhibit H-2    –    Form of Compliance Certificate - Borrower Representative Exhibit I    –    Form of Holdings Pledge Agreement
Exhibit J    –    Form of Intercompany Subordination Agreement Exhibit K    –    Form of Intercreditor Agreement
Exhibit L    –    Form of Joinder Agreement
Exhibit M    –    Form of Note
Exhibit N    –    Form of Perfection Certificate
Exhibit O    –    Form of Security Agreement
Exhibit P    –    Form of Portfolio Interest Certificate Exhibit Q    –    Form of Solvency Certificate
Exhibit R    -    Form of Quiet Enjoyment Agreement

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 21, 2018, is made by and among OVERSEAS SHIPHOLDING GROUP, INC., a Delaware corporation, as guarantor (“Holdings”), AMERICAN SHIPHOLDING GROUP, INC., a New York corporation, JUNEAU TANKER CORPORATION, a New York corporation, MAREMAR TANKER LLC, a
Delaware limited liability company, MARITRANS GENERAL PARTNER, INC., a Delaware corporation, MARITRANS OPERATING COMPANY L.P., a Delaware limited partnership, OSG 192 LLC, a Delaware limited liability company, OSG 209 LLC, a Delaware limited liability company, OSG 214 LLC, a Delaware limited liability company, OSG 242 LLC, a Delaware limited liability company, OSG 243 LLC, a Delaware limited liability company, OSG 244 LLC, a Delaware limited liability company, OSG 252 LLC, a Delaware limited liability company, OSG 254 LLC, a Delaware limited liability company, OSG AMERICA LLC, a Delaware limited liability company, OSG AMERICA L.P., a Delaware limited partnership, OSG AMERICA OPERATING COMPANY LLC, a Delaware limited liability company, OSG BULK SHIPS, INC., a New York corporation (“OBS”), OSG CAR CARRIERS, INC., a New York corporation, OSG COLUMBIA LLC, a Delaware limited liability company, OSG COURAGEOUS LLC, a Delaware limited liability company, OSG DELAWARE BAY LIGHTERING LLC, a Delaware limited liability company, OSG ENDURANCE LLC, a Delaware limited liability company, OSG ENTERPRISE LLC, a Delaware limited liability company, OSG FREEDOM LLC, a Delaware limited liability company, OSG HONOUR LLC, a Delaware limited liability company, OSG INDEPENDENCE LLC, a Delaware limited liability company, OSG INTREPID LLC, a Delaware limited liability company, OSG MARITRANS PARENT LLC, a Delaware limited liability company, OSG NAVIGATOR LLC, a Delaware limited liability company, OSG PRODUCT TANKERS, LLC, a Delaware limited liability company, OSG PRODUCT TANKERS AVTC, LLC, a Delaware limited liability company, OSG PRODUCT TANKERS I, LLC, a Delaware limited liability company, OSG PRODUCT TANKERS II, LLC, a Delaware limited liability company, OSG PRODUCT TANKERS MEMBER LLC, a Delaware limited liability company, OSG SHIP MANAGEMENT, INC., a Delaware corporation, OVERSEAS ST HOLDING LLC, a Delaware limited liability company, U.S. SHIPHOLDING GROUP, INC., a New York corporation, and VIVIAN TANKSHIPS CORPORATION, a New York corporation, OVERSEAS ANACORTES LLC, a Delaware limited liability company, OVERSEAS BOSTON LLC, a Delaware limited liability company, OVERSEAS HOUSTON LLC, a Delaware limited liability company, OVERSEAS LONG BEACH LLC, a Delaware limited liability company, OVERSEAS LOS ANGELES LLC, a Delaware limited liability company, OVERSEAS MARTINEZ LLC, a Delaware limited liability company, OVERSEAS NEW YORK LLC, a Delaware limited liability company, OVERSEAS NIKISKI LLC, a Delaware limited liability company, OVERSEAS TAMPA LLC, a Delaware limited liability company, OVERSEAS TEXAS CITY LLC, a Delaware limited liability company (collectively, but excluding Holdings, the “Borrowers”, and each individually, jointly and severally, a “Borrower”), the lenders from time to time party hereto (collectively, the “Lenders”, and each individually a “Lender”), PGIM, INC., as arranger (in such capacity, the “Arranger”), PGIM, INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA and ALLY
BANK, as co-syndication agents (in such capacities, the “Syndication Agents”), AB PRIVATE CREDIT INVESTORS CORPORATION, as documentation agent (in such capacity, the “Documentation Agent”) and PGIM, INC., as collateral agent and mortgage trustee for the Secured Parties (in such capacity, the “Collateral Agent” or the “Mortgage Trustee” as the context requires).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders make available to them a senior secured term loan facility on the date hereof in the aggregate principal amount of $325,000,000, as more particularly set forth herein; and

WHEREAS, the Borrowers have agreed to secure their Obligations by granting the Collateral Agent and the Mortgage Trustee (as applicable), for the benefit of the Secured Parties, a duly perfected lien on certain of their assets described herein;

WHEREAS, the Guarantor has agreed to guarantee all of the Borrowers’ Obligations to the Lenders hereunder; and

WHEREAS, the Lenders are willing to make available to the Borrowers such term loan facility on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the other Term Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as the administrative agent under the ABL Loan Documents, or any successor administrative agent under the ABL Loan Documents.

“ABL Borrowers” means the “Borrowers” as defined in the ABL Credit Agreement and “ABL Borrower” means any one of them.

“ABL Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the ABL Loan Documents, or any successor collateral agent under the ABL Loan Documents.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of August 5, 2014, as modified and in effect on the date hereof, among Holdings, OBS, as Administrative Borrower, certain Subsidiaries of OBS, as Co-Borrowers, the other Guarantors party thereto, the lenders from time to time party thereto, the ABL Administrative Agent, the ABL Collateral Agent, and the other agents and arrangers party thereto (and shall include any replacement ABL Facility entered into in accordance with the terms hereof) pursuant to which the lenders party thereto have agreed to make advances to the ABL Borrowers up to $30,000,000 in the aggregate at any one time outstanding.

“ABL Facility” means (a) the ABL Credit Agreement, and (b) one or more other asset based revolving credit facilities evidencing Permitted Refinancing Indebtedness in respect of the credit agreement referenced in clause (a) above or any asset based revolving credit facility in this clause (b); provided that the holders of such Indebtedness under this clause (b) or a representative acting on behalf of the holders of such Indebtedness under this clause (b) shall have become a party to the Intercreditor Agreement.

“ABL Lenders” means the lenders from time to time party to the ABL Credit
Agreement.

“ABL Loan Documents” means the “Loan Documents” (or any similar term) as defined in the ABL Credit Agreement or other ABL Facility.

“ABL Loans” means the revolving loans, swingline loans and letters of credit (and reimbursement obligations in respect thereof) from time to time outstanding under the ABL Credit Agreement.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the ABL Credit Agreement (as in effect on the date hereof).

“ABL Priority Collateral Vessels” means (i) as of the Closing Date, the Vessels identified as such on Schedule 1.01(a), and (ii) thereafter, any substitute Vessel acquired by a Borrower in replacement of any Vessel that constitutes an ABL Priority Collateral Vessel on the date hereof, using proceeds advanced under the ABL Credit Agreement or proceeds from the sale or Total Loss of an ABL Priority Collateral Vessel.

“ABL Security Documents” means, subject to the terms of the Intercreditor Agreement, the security agreements, pledge agreements, collateral vessel mortgages and other security documents entered into pursuant to the ABL Credit Agreement in which Liens are granted on the Collateral to the ABL Collateral Agent for its benefit and the benefit of the other secured parties under the ABL Loan Documents.

“Acquisition Consideration” means the purchase consideration for a Permitted Acquisition and all other payments (including related acquisition fees, costs and expenses), directly or indirectly, by any Borrower in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions or repayments of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by a Borrower.

“Additional Permitted Unsecured Debt” means unsecured Indebtedness of the Borrowers so long as (i) any such Indebtedness does not mature earlier than ninety-one (91) days after the Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness, (ii) such Indebtedness does not have any scheduled prepayment, amortization, redemption, sinking fund or similar obligations prior to ninety-one (91) days after such Maturity Date (other than customary offers to purchase upon a change of control or asset sale), (iii) such Indebtedness does not contain any financial maintenance covenants (whether stated as a covenant, default or otherwise), (iv) such Indebtedness otherwise contains terms and conditions (excluding economic terms such as interest rate and redemption premiums) which, taken as a whole, are not more restrictive on the Borrowers in any material respect than the terms and conditions of the Term Loan Documents as in effect on the Closing Date (provided that a certificate of the Borrower Representative that is delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Additional Permitted Unsecured Debt, together with a reasonably detailed description of the material terms and conditions of such Additional Permitted Unsecured Debt or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirements set forth in this clause
(iv)shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrowers of an objection (including a reasonable description of the basis upon which it objects) within five (5) Business Days after being notified of such determination by the Borrowers), and (v) both before and after giving effect thereto the Borrowers are in compliance with their Fixed Charge Coverage Ratio set forth in Section 5.21(c).

“Additional Permitted Unsecured Debt Documents” means any indenture, purchase agreement, note agreement, loan agreement or other agreement, document or instrument (including any note or guarantee) issued or executed and delivered with respect to any Additional Permitted Unsecured Debt.

“Adjusted LIBOR Rate” means, with respect to the Initial Term Loan, as well as any Incremental Term Loan, for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Term Loan in effect for such Interest Period divided by 1 minus the Statutory Reserves (if any) for such Term Loan for such Interest Period; provided that if such rate is below zero, the Adjusted LIBOR Rate shall deemed to be zero. Notwithstanding the foregoing, if the Required Lenders determine that LIBOR has been discontinued, is no longer being published or is no longer recognized as an industry standard benchmark interest rate, then the “Adjusted LIBOR Rate” shall equal the Alternate Base Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” means an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” means legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns 15% or more of any class of Equity Interests of the person specified, and (ii) any person that is an officer or director of the person specified.

“Agent(s)” means the Arranger, the Syndication Agents, the Administrative Agent, the Documentation Agent, the Collateral Agent, the Paying Agent and the Mortgage Trustee; and “Agent” mean any of them, as the context may require.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) 2.00% per annum. If the Administrative Agent shall have reasonably determined that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.22(a).

“Applicable Margin” means 5.00% per annum.

“Approved Appraiser” means Dufour, Laskey & Strouse or other marine appraiser selected by the Administrative Agent and reasonably acceptable to the Borrowers.

“Approved Broker” means any of Compass Maritime Services, H. Clarkson & Co., Ltd., Fearneys A/S, Dufour, Laskey & Strouse, Merrill Marine Services, North American Marine Advisors or any other independent shipbroker to be mutually agreed upon between the Collateral Agent and the Borrowers.

“Approved Classification Society” means any classification society set forth on Schedule 1.01(b) or otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Term Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” means, with respect to any Lender (including an Eligible Assignee that becomes a Lender), any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered, advised (in an investment advisory capacity) or managed by (a) such Lender (or such Eligible Assignee), (b) an Affiliate of such Lender (or such Eligible Assignee) or (c) an entity or an Affiliate of an entity that administers, advises (in an investment advisory capacity) or manages such Lender (or such Eligible Assignee).

“Arranger” has the meaning assigned to such term in the preamble hereto.

“Asset Sale” means (a) any disposition of any property by any Borrower and (b) any issuance or sale of any Equity Interests of any Borrower, in each case, to any person other than a Borrower. Notwithstanding the foregoing, an “Asset Sale” shall not include any disposition of property permitted by, or expressly referred to in, Section 6.06(a), 6.06(c), 6.06(d), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(j), 6.06(k), 6.06(l) or 6.06(m).

“Assignee Group” means two or more Approved Funds administered, advised (in an investment advisory capacity) or managed by the same investment advisor or manager or by an Affiliate of such investment advisor or manager.

“Assignment and Acceptance” means an assignment and acceptance, substantially in the form of Exhibit A, to be entered into by a Lender, as assignor, and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent (such acceptance not to be unreasonably withheld).

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bank Product” means transactions under Hedging Agreements extended to the Borrowers by a Bank Product Provider.

“Bank Product Agreements” means those agreements entered into from time to time by the Borrowers with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means (a) all Hedging Obligations pursuant to Hedging Agreements entered into with one or more of the Bank Product Providers, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Borrowers; provided that, in order for any item described in clause (a) or (b) above, as applicable, to constitute “Bank Product Obligations,” the applicable Bank Product must have been provided on or after the Closing Date and the Administrative Agent shall have received a Bank Product Provider Letter Agreement from the applicable Bank Product Provider (and acknowledged by the Borrowers) within thirty (30) days after the date of the provision of the applicable Bank Product to the Borrowers.

“Bank Product Provider” means any Agent, any Lender or any of their respective Affiliates (or any person who at the time the respective Bank Product Agreement was entered into by such person was an Agent, a Lender or an Affiliate thereof); provided, however, that no such person shall constitute a Bank Product Provider with respect to a Bank Product (x) unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such person with respect to the applicable Bank Product (and acknowledged by the Borrowers) within thirty (30) days after the provision of such Bank Product to the Borrowers or (y) to the extent such person constitutes a “Bank Product Provider” (or similar term) under the ABL Loan Documents.

“Bank Product Provider Letter Agreement” means a letter agreement substantially in the form of Exhibit D, or in such other form reasonably satisfactory to the Administrative Agent, duly executed by the applicable Bank Product Provider, the Borrowers and the Administrative Agent.

“Bank Secrecy Act” has the meaning assigned to such term in Section 3.22(a).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” means, for any day, the prime rate published in The Wall Street Journal, Eastern Edition, for such day and, if more than one rate is quoted, it is the highest rate quoted; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” means the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The Base Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Ownership of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United
States.

“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person, or if such general partner does not have a board of managers or board of directors, the functional equivalent of the foregoing, and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Representative” means OBS.

“Borrowers” mean each of the entities identified as “Borrowers” in the preamble hereto, together with each new direct and indirect Subsidiary of OBS.

“Borrowing Request” means a request by the Borrower Representative in accordance with the terms of Section 2.03 and substantially in the form of Exhibit E, or such other form as mutually agreed to by the Administrative Agent and the Borrowers from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close and shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, as to any person without duplication, (a) any expenditure for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of such person prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property to the extent made with the Net Cash Proceeds from Asset Sales or Casualty Events, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent of the gross amount of such purchase price that is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.

“Capital Lease” means, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP as in effect on the Closing Date.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person in accordance with GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP as in effect on the Closing Date.

“Capital Requirements” means, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, liquidity requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” means, as of any date of determination and as to any person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such person, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition by such person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of
$500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one (1) year from the date of acquisition by such person, (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one (1) year after the date of acquisition by such person, (f) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (e) above, and (g) investments in prime money market funds reasonably acceptable to the Administrative Agent.

“Casualty Event” means any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Borrower. “Casualty Event” shall include any taking of all or any part of any Vessel or Chartered Vessel of any Borrower or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Vessel or Chartered Vessel of any Borrower or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” has the meaning assigned to such term in the definition of “Excluded Subsidiary” contained herein.

“Change in Control” means the occurrence of any of the following:

(a)    Holdings at any time ceases to own directly 100% of the Equity Interests of OBS or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(b)    OBS ceases to own, directly or indirectly, 100% of the Equity Interests of each of the other Borrowers or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(c)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of either (x) Voting Equity Interests of Holdings representing 50% or more of the voting power of the total outstanding Voting Equity Interests of Holdings or (y) 50% or more of the total economic interests of the Equity Interests of Holdings (in either case, taking into account in the numerator all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise) and taking into account in the denominator all securities that any person has the right to acquire (whether pursuant to an option right or otherwise));

(d)    during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Holdings cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors; provided, however, that for purposes hereof, the following directors shall be disregarded: (1) the replacement of any director which is appointed by a shareholder other than pursuant to a proxy solicitation, and such director seat is either left vacant or filled by a separate appointee by such shareholder, and (2) any resignation of a director by his or her own volition, and not upon request or requirement by vote of the shareholders or otherwise, or as part of a preplacement of conditional resignation notice; or

(e)    any “change in control” or similar event (however described) occurs under the ABL Loan Documents.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, order, rule, regulation, policy, or treaty, (b) any change in any law, order, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 11.13.

“Charter Contract Lien Restrictions” means, subject to Section 5.16(h) any provisions in a charter contract for a Vessel that prohibits or limits the placing of a preferred ship mortgage or other Lien for the benefit of the Collateral Agent on such Vessel.

“Chartered Vessels” means the vessels demise chartered by the Borrowers from a third party. The Chartered Vessels as of the Closing Date are identified as such on Schedule 1.01(a).

“CIP Regulations” has the meaning assigned to such term in Section 10.16(j).

“Claims” has the meaning assigned to such term in Section 11.03(b).

“Closing Date” means December 21, 2018.

“Closing Date Material Adverse Effect” means any event, change, effect, development, circumstance or condition that, either individually or in the aggregate, has caused or could reasonably be expected to cause a material adverse change in, or a material adverse effect on, the financial condition, shareholders’ equity or results of operations of Holdings and its Subsidiaries, taken as a whole, other than those events that are the result of any change after December 31, 2017 in global, national or regional political conditions (including acts of terrorism or war), macroeconomic factors, interest rates, currency exchange rates, or in the general business, market and economic conditions affecting the industries and regions in which Holdings and its Subsidiaries operate, in each case, to the extent that any such change does not have a disproportionate impact on Holdings and its Subsidiaries, taken as a whole, relative to other persons operating in the industries in which Holdings and its Subsidiaries operate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of (a) the ABL Priority Collateral and (b) the Term Loan Priority Collateral.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor collateral agent pursuant to Article X (it being understood that, unless the context expressly requires otherwise, the term “Collateral Agent” shall include the Collateral Agent acting in its capacity as the Mortgage Trustee).

“Collateral Value to Loan Test” means, at any time, that the aggregate Fair Market Value of all Term Loan Priority Collateral Vessels built in 2009 or thereafter at such time shall be no less than 143% of the sum of the then aggregate outstanding principal amount of the Initial Term Loan and all Incremental Term Loans at such time.

“Collateral Vessel” means an ABL Priority Collateral Vessel or a Term Loan Priority Collateral Vessel.

“Collateral Vessel Mortgage” means a first preferred ship mortgage or second preferred ship mortgage, substantially in the form of Exhibit F or Exhibit G, respectively, or such other form as may be reasonably satisfactory to the Administrative Agent and the Borrowers.

“Commitment” means, with respect to any Lender, any Term Commitment of such
Lender.

“Commitment Letter” means the Commitment Letter, dated October 26, 2018, among PGIM, Inc., Holdings and OBS.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 11.01(b).

“Compliance Certificate” means (i) in the case of Holdings, a certificate of a Financial Officer of Holdings substantially in the form of Exhibit H-1 or such other form as the Administrative Agent and Holdings may agree to from time to time and (ii) in the case of the Borrowers, a certificate of a Financial Officer of the Borrower Representative substantially in the form of Exhibit H-2 or such other form as the Administrative Agent and the Borrowers may agree to from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” means, as to any person for any period, the amortization expense of such person for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, as to any person for any period, the depreciation expense of such person for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, as to any person for any period, Consolidated Net Income for such period, adjusted by (i) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income:

(a)Consolidated Interest Expense for such period;

(b)	Consolidated Amortization Expense for such period;

(c)	Consolidated Depreciation Expense for such period;

(d)	Consolidated Tax Expense for such period;

(e)non-recurring transaction costs and expenses (including legal, accounting, tax and appraisal and collateral field exam costs and expenses) incurred, prior to, or within 135 days following, the Closing Date, in connection with the Transactions during such period;

(f)extraordinary (as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01) losses or charges for such period;

(g)the aggregate amount of all other non-cash charges reducing Consolidated Net Income during such period (including (x) any write-down, write-off or impairment of assets (other than current assets) and (y) non-cash stock based compensation expense, but excluding the amortization of a prepaid cash item that was paid in a prior period);

(h)non-recurring fees and expenses incurred during such period in connection with any Permitted Acquisition or incurrence or issuance of Indebtedness (other than intercompany Indebtedness);

(i)non-recurring cash charges incurred during any twelve (12) month period in respect of restructurings, business process optimizations, headcount reductions or other similar actions, including severance charges in respect of employee terminations and related employee replacement costs;

(j)to the extent actually reimbursed or reasonably expected to be reimbursed in cash to the Borrowers within six (6) months thereof, expenses incurred during such period to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;

(k)to the extent covered by insurance and actually reimbursed or reasonably expected to be reimbursed in cash to the Borrowers within six (6) months thereof, expenses incurred during such period with respect to liability or Casualty Events or business interruption;

(l)other non-recurring charges incurred during such period reasonably acceptable to the Administrative Agent in an aggregate amount not to exceed $5,000,000.

(ii)	subtracting therefrom, without duplication,

(a)    the aggregate amount of all non-cash income increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period;

(b)    any unusual, non-recurring or extraordinary income or gains for such period to the extent such unusual, non-recurring or extraordinary gains during such period exceed
$5,000,000 in the aggregate;

(c)	any gains on extinguishment of debt; and

(d)    the aggregate amount of any cash payments or cash charges during such period on account of any non-cash charges that were added back to Consolidated EBITDA in a prior period pursuant to clause (i)(g) above.

“Consolidated Fixed Charges” means, as to any person for any period, an amount equal to the sum of, without duplication (i) Consolidated Interest Expense of such person for such period and

(ii)scheduled principal amortization on all Indebtedness (including scheduled principal payments made on the Initial Term Loan and any Incremental Term Loans and ABL Loans), determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as to any person as of any date, an amount equal to the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness of such person on such date (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP) consisting only of Indebtedness for borrowed money and obligations in respect of Capital Lease Obligations, (ii) the aggregate principal amount of all debt obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments (other than performance, surety or similar bonds to the extent not otherwise included in clause (i) above), (iii) the aggregate amount of unreimbursed drawings in respect of letters of credit (or similar facilities) issued for the account of such person, and (iv) the aggregate amount of all Contingent Obligations of such person in respect of Indebtedness of third persons of the type described in preceding clauses (i) through (iii), in each case calculated on a consolidated basis for such person.

“Consolidated Interest Expense” means, as to any person for any period, the total consolidated interest expense of such person for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)    imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrowers for such period;

(b)    commissions, discounts and other fees and charges owed by the Borrowers with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrowers for such period;

(d)    cash contributions to any employee stock ownership plan or similar trust made by such person to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrowers) in connection with Indebtedness incurred by such plan or trust for such period;

(e)    all interest paid or payable with respect to discontinued operations of such person for such period;

(f)    the interest portion of any payment obligations of such person for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and

(g)    all interest on any Indebtedness of such person of the type described in clause (e) or (j) of the definition of “Indebtedness” contained herein for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” means, as to any person for any period, the consolidated net income (or loss) of such person for such period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication, the net income (or loss) for such period in the case of OBS, the Unrestricted Subsidiaries.

“Consolidated Tax Expense” means, as to any person for any period, the sum of, without duplication, (i) the tax expense (including federal, state, local and foreign income taxes) of such person for such period, determined on a consolidated basis in accordance with GAAP and (ii) the aggregate amount of all Permitted Tax Distributions made during such period.

“Consolidated Total Assets” means, as to any person as of any date of determination, the net book value of all assets of such person (including all of its Subsidiaries) determined on a consolidated basis in accordance with GAAP on such date.

“Contingent Obligation” means, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing any Indebtedness, leases or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation agreement, understanding or arrangement of such person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor; (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation); or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against the payment of such primary obligation; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten enforceable agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Affiliates” means all Affiliates controlled by, or under the control of, Holdings or one of its Subsidiaries.

“Controlled Specified ABL Accounts” means, collectively, those Deposit Accounts and Securities Accounts pursuant to which a Deposit Account Control Agreement or a Securities Account Control Agreement (or, with respect to any Deposit Account or Securities Account located outside of the United States, customary security arrangements in the applicable jurisdiction for perfecting a security interest in such Deposit Account or Securities Account and the assets deposited therein or credited thereto) have been entered into pursuant to the ABL Credit Agreement.

“Credit Extension” means the making of a Term Loan by a Lender.

“Debt Issuance” means the incurrence by any Borrower of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” means any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.06(b).

“Defaulting Lender” means any Lender that has (a) failed to fund its portion of any Term Loan within one Business Day of the date on which it shall have been required to fund the same (unless the subject of a good faith dispute between the Borrowers and such Lender related hereto), (b) notified the Borrowers, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) otherwise failed to pay over to the Borrowers, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due (unless the subject of a good faith dispute), or (d) at any time after the Closing Date (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment unless, in the case of any Lender referred to in this clause (d), the Borrowers and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided, that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrowers and each other.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” means a financial institution with whom a Deposit Account is maintained.

“Deposit Account Control Agreement” means a letter agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by the relevant Loan Party, the Collateral Agent, the ABL Collateral Agent and the relevant Deposit Account Bank (or, with respect to any Deposit Accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such Deposit Accounts and the assets deposited therein or credited thereto).

“Disposition” or “disposition” means, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Institutions” means those persons (including any such person’s Affiliates that are clearly identifiable on the basis of such Affiliates’ names) identified by the Borrowers to the Administrative Agent in writing from time to time to the extent such person is identified by name and is directly engaged in substantially similar business operations as the Borrowers (in each case, other than a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), which designations shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Initial Term Loan or any Incremental Term Loans or the Term Commitments.

“Documentation Agent” has the meaning assigned to such term in the preamble hereto. “Dollars” or “$” means lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Eligible Assignee” means any person that meets the requirements to be an assignee under Section 11.04(b) (subject to such consents, if any, as may be required under Section 11.04(b)) but, in any event, excluding Disqualified Institutions.

“Embargoed Person” has the meaning assigned to such term in Section 6.19.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or at any time during which the applicable statute of limitations remains open was, maintained or contributed to by any Loan Party or any of its ERISA Affiliates, other than a Multiemployer Plan.

“Environment” means air, land, soil, surface waters, ground waters, stream and river sediments.

“Environmental Claim” means any claim, notice, demand, Order, action, suit or proceeding alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened

Release of Hazardous Material in, on, into or from the Environment at any location or from any Vessel or Chartered Vessel or (ii) any violation of or non-compliance with Environmental Law.

“Environmental Law” means any and all applicable current and future Legal Requirements relating to the Environment, the Release or threatened Release of Hazardous Material, exposure to Hazardous Materials, natural resource damages, or occupational safety or health.

“Environmental Permit” means any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership or limited liability company, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or
(c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.

“ERISA Event” means: (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan for which the requirement to provide notice to the PBGC has not been waived; (b) the failure to meet the minimum funding standard of Section 412 or 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in any case, resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan under Section 4042 of ERISA, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan which withdrawal would reasonably be expected to result in liability to any Loan Party or any of its ERISA Affiliates, or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan or a violation of Section 436 of the Code; or (l) the occurrence of a non- exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Loan Party or any of its ERISA Affiliates.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any Deposit Account or Securities Account (a)(i) to secure corporate credit card obligations of the Borrowers, or (ii) to secure operating lease obligations of the Borrowers, in each case, in the ordinary course of business and solely to the extent that (x) the granting of a security interest in any such Deposit Account or Securities Account is prohibited by, or constitutes a violation or breach of, a restriction pursuant to the applicable contract governing the respective credit card or lease obligations, and (y) the only proceeds held in such Deposit Account or Securities Account are used for the purposes set forth in preceding clause (i) or (ii), as applicable, or (b) maintained by any Borrower in the ordinary course of business as agent or administrator exclusively for any pool arrangement with third parties so long as the proceeds held in (or credited to) such Deposit Accounts or Securities Accounts are distributed promptly pursuant to the rules of the relevant pool arrangement to such Borrower.

“Excluded Collateral” means: (i) any contract, instrument, license or other agreement to which any Loan Party is a party, any of its rights or interests thereunder, or any assets subject thereto, the granting of a security interest in which is prohibited by, or constitutes a violation or breach of a restriction pursuant to, applicable Legal Requirements (including the Jones Act) or the respective contract, instrument, license or other agreement (including any requirement to obtain the consent of any Governmental Authority or third party (other than Holdings or any of its Subsidiaries or Controlled Affiliates)), in each case, only for so long as the grant of such security interest shall constitute or result in
(x) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (y) a breach or termination pursuant to the terms of, or a default under, any such contract, instrument, license, property rights or other agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately and automatically at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied or any such consent has been obtained; and provided, further, that, to the extent severable, shall attach immediately to any portion of such contract, instrument, license or other agreement or any rights or interests thereunder or any assets subject thereto that does not result in any of the consequences specified in preceding clause (x) or (y) including any proceeds and receivables of any such contract, instrument, license or other agreement or any rights or interests thereunder or any assets subject thereto; (ii) any Margin Stock; (iii) any Equity Interests in, and assets of, any Joint Ventures to the extent the pledge thereof would (A) violate or breach the terms of, or require the consent of any third party (other than Holdings or any of its Subsidiaries or Controlled Affiliates) pursuant to, any shareholder or similar arrangements (including joint venture agreements) relating to such Joint Venture, except to the extent that any such consent has been obtained, or (B) result (including following any exercise of remedies) in a change in control, repurchase obligation or other materially adverse consequence to any of the Loan Parties; (iv) any property subject to a Lien securing Purchase Money Obligations permitted hereunder to the extent that a grant of a security interest therein would violate the terms of such Indebtedness, other than proceeds and receivables thereof; (i) any United States “intent to use” trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act;
(v) assets to the extent a security interest in such assets (x) would result in an investment in “United States property” by a CFC within the meaning of Section 956 or 957 of the Code or (y) otherwise would result in a material adverse tax consequence to the Borrowers, as reasonably determined by the Borrowers in consultation with the Lenders; (vi) assets as to which the costs of obtaining and/or perfecting such security interest are excessive in relation to the practical benefit of the security to be afforded thereby (as reasonably determined by the Borrowers and the Administrative Agent); (vii) any leasehold interests in Real Property; (viii) any Excluded Accounts; (ix) motor vehicles, aircraft and other assets subject to certificates of title (other than Vessels) to the extent that a Lien on such assets cannot be perfected solely by the filing of a financing statement; (x) commercial tort claims with respect to claimed damages of less than $2,500,000; (xi) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a financing statement); (xii) any Equity Interests in any Unrestricted Subsidiary; and (xiii) to the extent that, and only for so long as, the grant of a security interest therein shall constitute or result in a breach of any written consent agreement in existence on the Closing Date (as in effect on such date) among one or more AMSCO Parties (as defined below) and one or more Loan Parties relating to the Profit Sharing Agreement or the Amended and Restated Framework Agreement (as defined in the Security Agreement) (as in effect on the Closing Date) or require the consent of American Shipping Company ASA or American Tanker Inc. or any of their Affiliates (collectively, the “AMSCO Parties”) (which consent has not been obtained), the Profit Share (as defined in the Profit Sharing Agreement), if any, that (i) is not Retained Profit Share (as defined in the Profit Sharing Agreement), (ii) is determined, for the avoidance of doubt, after giving effect to any applicable Profit Share Reduction Event (as defined in the Profit Sharing Agreement), and (iii) is then due and owing to one or more of the AMSCO Parties or, if the Profit Share is not yet determined at the time of certification thereof pursuant to Section 5.01(j), is then estimated to be due and owing (and not yet paid) to one or more AMSCO Parties, in each case, as certified to the Administrative Agent and the Collateral Agent by a Responsible Officer of the Borrower Representative in accordance with Section 5.01(j); provided, however, that such security interest shall attach immediately and automatically at such time as the grant of a security interest in the Profit Share would not constitute, or result in, a breach of such consent agreement or such consent shall have been obtained. It is understood and agreed that (x) to the extent any consent of a third party (that is not Holdings or any of its Subsidiaries or Controlled Affiliates) is required by the terms of any charter to a third party with respect to any Vessel that will comprise Collateral in order for a Loan Party to grant a Collateral Vessel Mortgage on such Vessel, such Loan Party shall use its commercially reasonable efforts to promptly obtain such consent in coordination with the Administrative Agent, (y) to the extent that any asset or property (including a Vessel) that is owned by a Loan Party ceases to be Excluded Collateral because none of the applicable exclusions set forth above continue to apply to such asset or property, such asset or property shall thereafter constitute Collateral and the applicable Loan Party shall take all such actions as may be required by the Term Loan Documents to grant a perfected security interest therein to the Collateral Agent for the benefit of the Secured Parties and
(z) notwithstanding the foregoing, to the extent that any asset or property of any Loan Party constitutes “collateral” under the ABL Loan Documents, such asset or property shall not constitute Excluded Collateral hereunder; provided, further, that the term “Excluded Collateral” shall not include any Term Loan Priority Collateral Vessels.

“Excluded Subsidiary” means (a) Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957 of the Code) (each, a “CFC”), any direct or indirect Subsidiary of a CFC, any Domestic Subsidiaries substantially all of the assets of which consist of the Equity Interests of one or more CFCs, (b) any Subsidiary that is prohibited by any applicable Legal Requirement of any Governmental Authority or by any contractual obligation existing on the Closing Date from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, and (c) Unrestricted Subsidiaries.

“Excluded Swap Obligation” means, with respect to any guarantor, any Swap Obligation incurred after the Closing Date if, and to the extent that, all or a portion of the Guarantee of such guarantor of, or the grant by such guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Taxes” means, with respect to a Recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes and backup withholding taxes imposed on (or measured by) its net income (i) by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, including (for the avoidance of doubt) U.S. federal income tax imposed on the net income of a Foreign Lender as a result of such Foreign Lender engaging in a trade or business in the United States; (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.15), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.14 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax under this clause (b)); (c) taxes imposed as a result of a Foreign Lender’s failure to comply with Section 2.14(f); (d) branch profits taxes imposed by any jurisdiction described in clause (a) above; (e) any
U.S. federal withholding taxes imposed under FATCA; and (f) any U.S. federal withholding taxes imposed as a result of such Foreign Lender’s failure to comply with Section 2.14(g).

“Executive Order” has the meaning assigned to such term in Section 3.22(a).

“Existing 2021 OSG Notes” means Holdings’ 7.5% Election 2 Notes due 2021 in an aggregate principal amount not to exceed $301,000.

“Existing 2024 OSG Notes” means Holdings’ 7.500% Senior Notes due 2024 in an aggregate principal amount not to exceed $390,000.

“Existing Lien” has the meaning assigned to such term in Section 6.02(c).

“Existing Term B Loan” means the various term loans made available to OBS pursuant to that certain Term Loan Credit Agreement dated as of August 5, 2014, as amended, among Holdings, OBS, the other guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as Administrative Agent, Collateral Agent and Mortgage Trustee.

“Existing Term Loan B Notes” means the various term notes issued by OBS to its existing term lenders evidencing the Existing Term B Loan.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrowers.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.22(d).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential Fee Letter, dated October 25, 2018, between Holdings and OBS, on the one hand, and PGIM, Inc.

“Fees” means the Administrative Agent Fees and the other fees referred to in Section
2.05.

“Financial Assets” has the meaning specified in the UCC.

“Financial Officer” of any person means any of the chief financial officer, principal accounting officer, treasurer or assistant treasurer of such person.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is (a) the most senior Lien to which such Collateral is subject (subject only to non-consensual Permitted Liens that arise under any Legal Requirement), or (b) a Collateral Vessel Mortgage duly recorded by the National Vessel Documentation Center covering a Term Loan Priority Collateral Vessel (subject only to Permitted Collateral Vessel Liens (other than pursuant to Section 6.02(j)) which may, under applicable law, be entitled to priority over such Collateral Vessel Mortgage covering such Term Loan Priority Collateral Vessel).

“Fixed Charge Coverage Ratio” means, as to any person as of any date of determination, the ratio of (i) Consolidated EBITDA of such person for the Test Period less cash Capital Expenditures and cash taxes paid during the Test Period to (ii) Consolidated Fixed Charges of such person for the Test Period then most recently ended, determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory body or any subdivision thereof, including, but not limited to, the National Association of Insurance Commissioners, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.01.

“Guarantees” means the guarantees issued pursuant to Article VII by each of the
Guarantors.

“Guarantors” means (i) Holdings, and (ii) any Loan Party in its capacity as a guarantor of the Bank Product Obligations of any Borrower.

“Hazardous Materials” means hazardous substances, hazardous wastes, hazardous materials, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws, including polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead- based paint, urea formaldehyde, pesticides, radon or any other, radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, or any mold, microbial or fungal contamination that could pose a risk to human health or the Environment.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” means obligations under or with respect to Hedging Agreements. “Hedging Termination Value” means, in respect of any one or more Hedging
Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include an Agent, a Lender or any Affiliate of an Agent or a Lender).

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Holdings Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit I between Holdings and the Collateral Agent for the benefit of the Secured Parties.

“Holdings Total Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Indebtedness of Holdings and its Subsidiaries on such date to (ii) Consolidated EBITDA of Holdings and its Subsidiaries on such date, for the Test Period then most recently ended.

“Immaterial Subsidiary” means (i) as of the Closing Date, the Subsidiaries listed on Schedule 3.07(d)(i), which have little or no assets and which are in the process of being dissolved or are intended to be dissolved, and (ii) as of any future date, any Subsidiary that after (x) disposition of its assets in accordance with the terms hereof and payment to the Paying Agent of all sums due to it pursuant to Section 2.09, and (y) delivery to the Administrative Agent of a certificate to the effect that (A) it no longer has any assets, and (B) it will be dissolved within thirty (30) days of the date of such certificate, has been designated by the Borrower Representative to be dissolved.

“Increasing Lenders” has the meaning assigned to such term in Section 2.16(b).

“Incremental Joinder Agreement” has the meaning assigned to such term in Section
2.16(d).

“Incremental Loan Amendment” has the meaning assigned to such term in Section
2.16(d).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.16.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days);
(e) all indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, other Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Bank Product Obligations under Hedging Agreements valued at the Hedging Termination Value thereof; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (i) preferred or prepaid revenues, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (iii) any obligations constituting the exercise of appraisal rights and settlements of any claim of actions (whether actual, contingent or potential) with respect thereto, and (iv) those intercompany payment obligations as and to the extent described in Schedule 6.09(e). The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) to the extent not covered in preceding clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03(b).

“Information” has the meaning assigned to such term in Section 11.12.

“Initial Non-Jones Act Tanker Loan” means the loan previously made to Mykonos Tanker LLC and Santorini Tanker LLC, which is guaranteed by Holdings, in the initial principal amount of $27,500,000, having a term of approximately eight (8) years, bearing interest at a floating rate equal to the libor rate (as described therein) plus 4.00% per annum (with interest only during the first twelve (12) months) and an amortization period of seven years commencing on the first anniversary date of such loan.

“Initial Term Loan” means the term loan made by the Lenders to the Borrowers on the Closing Date pursuant to Section 2.01.

“Insolvency Laws” means the Bankruptcy Code, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.

“Insurance Deliverables Requirement” means, in relation to each Collateral Vessel, with respect to (i) marine hull and machinery insurance and increased value insurance, (ii) marine protection and indemnity insurance (including (x) insurance for liability arising out of pollution and spillage or leakage of cargo and (y) cargo liability insurance), (iii) war risks insurance and increased value insurance, (iv) mortgagee’s interest insurance, and (v) such other marine insurance that has been reasonably requested by the Administrative Agent with the written consent of the Borrowers (not to be unreasonably withheld or delayed), in each case that is required to be maintained in accordance with the terms of this Agreement, the Borrowers shall have delivered to, or cause to be delivered, a letter of undertaking from a marine insurance broker attaching cover notes and certificates of entry evidencing such insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be reasonably satisfactory to the Administrative Agent.

“Insurances” means (i) all policies and contracts of insurances (including, without limitation, all insurances with respect to marine hull and machinery, marine war risk, protection and indemnify, pollution, requisition of title or otherwise) in respect of the Collateral Vessels and all entries of the Collateral Vessels in a protection and indemnity or war risk association club, whether heretofore, now or hereafter effected, and all renewals and replacements for the same, (ii) all monies and claims for monies due and to become due to the Borrowers under said insurances with respect to an actual, constructive, agreed, arranged or compromised total loss or any other loss or damage to any of the Collateral Vessels, (iii) all returns of premiums, (iv) all other rights, benefits and privileges of the Borrowers under or in respect of said insurances, and (v) all proceeds of the foregoing.

“Intellectual Property” means any and all intellectual property rights recognized under applicable law, whether arising under United States laws or otherwise, including patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; trade secrets, proprietary information, inventions, databases, rights in software, formulae, works of authorship, know-how and processes, and the goodwill associated with any of the foregoing.

“Intercompany Note” means a promissory note (which may be a global intercompany note) in form and substance reasonably satisfactory to the Administrative Agent.

“Intercompany Subordination Agreement” means an intercompany subordination agreement substantially in the form of Exhibit J.

“Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit K among the Collateral Agent, the ABL Collateral Agent and the Loan Parties.

“Interest Payment Date” means the first Business Day of each month, commencing February 1, 2019.

“Interest Period” means, initially, the period commencing on the date the Initial Term Loan is made and running through but excluding February 1, 2019, and thereafter from the first Business Day of the month (including February 1, 2019) to but excluding the first Business Day of the following month.

“Investments” has the meaning assigned to such term in Section 6.04. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write- offs or write-downs thereof.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organization as Resolution A.741(18) and Resolution A.913(22) (and the terms “safe management system”, “Safety Management Certificate” and “Document of Compliance” having the meanings specified in the ISM Code).

“ISPS Code” means the International Code for the Security of Ships and Port Facilities adopted by the International Maritime Organization on December 13, 2002 and now set out in Chapter X1-2 of the Safety of Life Sea Convention (SOLAS) 1974 (as amended).

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit L.

“Joint Venture” means any person other than a Borrower (i) in which a Borrower holds or acquired a beneficial ownership interest (by way of ownership of Equity Interests or other evidence of ownership) in excess of 20.0% of the Equity Interests of such person and (ii) which is engaged in a business permitted by Section 6.14(b).

“Jones Act” means 46 U.S.C. sec. 50501 (a), (b), and (d), Chapters 121 and 551 of Title 46, United States Code entitled “Documentation of Vessels” and “Coastwise Trade,” respectively, and the laws pertaining to citizenship and related matters codified elsewhere in Title 46.

“Legal Requirements” means, as to any person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” means (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“LIBOR Rate” means, with respect to each Interest Period, the rate per annum equal to the rate per annum determined by the Paying Agent (in consultation with the Administrative Agent) on the basis of the average rates offered by a majority of the banks in the London interbank market for deposits in Dollars for thirty (30) days, as published in the “Bloomberg Professional Service” Screen “BBAM” two (2) Business Days prior to the first day of such Interest Period; provided that if such rate is below zero, the LIBOR Rate will be deemed to be zero; and provided, further, that with respect to the rate from the date of making the Initial Term Loan to the first day of the first month thereafter, the interest rate applicable to the Initial Term Loan shall be set on the second (2nd) Business Day prior to the date such Initial Term Loan is made with such rate having an effective date as of the date of making such Initial Term Loan.

“Lien” means, with respect to any property, (a) any preferred ship mortgage, maritime lien, mortgage, deed of trust, lien (statutory or other), judgment lien, pledge, encumbrance, charge,

assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and
(c)in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loans” means a Term Loan.

“Loan Parties” means Holdings and the Borrowers; and “Loan Party” means any one of them.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Loan Parties, taken as a whole (including, for the avoidance of doubt, as a result of any event, change, effect, circumstance, condition, development or occurrence relating to Holdings that is a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Loan Parties, taken as a whole), (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Term Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Term Loan Document, or (d) a material adverse effect on the Collateral or any material portion thereof or on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Non-Public Information” means information and documentation that is (i) not publicly available and (ii) material with respect to the Loan Parties or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Maturity Date” means December , 2023.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage Trustee” has the meaning assigned to such term in the preamble hereto. “Multiemployer Plan” means a multiemployer plan within the meaning of Section
4001(a)(3) or Section 3(37) of ERISA and subject to Title IV of ERISA to which any Loan Party or any of its ERISA Affiliates is making or obligated to make contributions or during the preceding five plan years, has made or been obligated to make contributions.

“National Vessel Documentation Center” means the National Vessel Documentation Center of the United States Coast Guard, Department of Homeland Security, and any successor board, agency or other Governmental Authority.

“Net Cash Proceeds” means: (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, Cash Equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, survey costs, title insurance premiums, related search and recording charges, mortgage recording taxes and transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Loan Party associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Term Loan Documents at the time of such sale) and which is repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such properties, (y) the Secured Obligations and (z) the obligations under the ABL Loan Documents); (b) with respect to any Debt Issuance, or issuance or sale of Equity Interests by any Loan Party, the cash proceeds thereof received by such Loan Party, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Loan Party in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“New Lender” has the meaning assigned to such term in Section 2.16(c).

“New Vessel Financing” means the financing to be provided by Wintrust Commercial Finance and/or another lender in connection with the construction by Hyundai Mipo Dockyard Company Ltd. of two new Non-Jones Act tankers, to replace the tankers now owned by Mykonos Tanker LLC and Santorini Tanker, LLC, respectively, in an aggregate principal amount not to exceed $55,000,000, which may be guaranteed by Holdings.

“Non-Jones Act Tanker Loan Documents” means the agreements, instruments and other documents evidencing the Non-Jones Act Tanker Loans or any other documents executed and delivered in connection therewith.

“Non-Jones Act Tanker Loans” means the Initial Non-Jones Act Tanker Loan and the New Vessel Financing.

“Non-U.S. Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Notes” means any notes evidencing the Term Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit M.

“NRSRO” means any nationally recognized statistical rating agency. “NY UCC” means the UCC as in effect in the State of New York.

“Obligations” means (a) all obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Initial Term Loan and any Incremental Term Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees (including the fees provided for in the Fee Letter), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of the Loan Parties under this Agreement and the other Term Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Agreement and the other Term Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising; provided, that in no circumstances shall Excluded Swap Obligations constitute Obligations.

“OBS” has the meaning assigned to such term in the preamble hereto.

“OBS Available Amount” means Consolidated EBITDA of the Borrowers since the Closing Date, less cash Capital Expenditures of the Borrowers since the Closing Date, less cash taxes of the Borrowers since the Closing Date, less scheduled principal payments in respect of Consolidated Indebtedness of the Borrowers since the Closing Date, less Consolidated Interest Expense of the Borrowers since the Closing Date, less Investments made pursuant to Section 6.04(p) since the Closing Date less Permitted Acquisitions made pursuant to Section 6.07 in excess of $100,000,000 since the Closing Date less Restricted Payments made pursuant to Section 6.08(b) since the Closing Date.

“OBS Total Leverage Ratio” means, as any date of determination, the ratio of (i) Consolidated Indebtedness of OBS and its Subsidiaries (other than Mykonos Tanker LLC and Santorini Tanker LLC to the extent they remain Subsidiaries of OBS) on such date, to (ii) Consolidated EBITDA of OBS and its Subsidiaries (other than Mykonos Tanker LLC and Santorini Tanker LLC to the extent they remain Subsidiaries of OBS) on such date, for the Test Period then most recently ended.

“OFAC” has the meaning assigned to such term in Section 3.22(b).

“Officer’s Certificate” means, as to any person, a certificate executed by any of the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” means, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by- laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“OSG Available Amount” means Consolidated EBITDA of Holdings since the Closing Date, less cash Capital Expenditures of Holdings since the Closing Date, less cash taxes of Holdings since the Closing Date, less scheduled principal payments in respect of Consolidated Indebtedness of Holdings since the Closing Date, less Consolidated Interest Expense of Holdings since the Closing Date, less Restricted Payments made pursuant to Section 6.08(c) since the Closing Date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction (including any subdivision or taxing authority thereof) imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Term Loan Document, or sold or assigned an interest in any Term Loan or Term Loan Document).

“Other Taxes” means any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges (including fees and expenses to the extent incurred with respect to any such Taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Term Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Term Loan Document.

“Participant” has the meaning assigned to such term in Section 11.04(e).

“Participant Register” has the meaning assigned to such term in Section 11.04(e).

“Patriot Act” has the meaning assigned to such term in Section 3.22(a).

“Paying Agent” means U.S. Bank National Association and includes each other person appointed as successor paying agent pursuant to Article X.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in
ERISA.

“Pension Plan” means any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA which is maintained or contributed to by any Loan Party or any of its ERISA Affiliates or to which any Loan Party or any of its ERISA Affiliates has an obligation to contribute.

“Perfection Certificate” means a perfection certificate in the form of Exhibit N or any other form reasonably acceptable to the Collateral Agent.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i)    no Event of Default then exists or would result therefrom;

(ii)    after giving effect to such transaction on a Pro Forma Basis, the Borrowers shall be in compliance with an OBS Total Leverage Ratio of no greater than

4.50:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable and shall have liquidity reasonably acceptable to the Administrative Agent;

(iii)    no Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted to be incurred under Section 6.01;

(iv)    the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrowers are permitted to be engaged in under Section 6.14(b);

(v)    the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements and the Organizational Documents of the relevant Loan Parties;

(vii)    the Borrowers shall have provided the Lenders with (A) historical financial statements for the last three (3) fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Lenders;

(viii)    prior to the proposed date of consummation of the transaction, the Borrowers shall have delivered to the Lenders an Officer’s Certificate of the Borrower Representative certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(ix)    (a) in the case of an acquisition of all or substantially all of the property of any person, (A) the person making such acquisition is a Borrower, and (B) to the extent required under the Term Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Borrower, (b) in the case of an acquisition of the Equity Interests of any person, (A) the person making such acquisition is a Borrower, (B) no less than 100% of the Equity Interests of the target person shall be acquired by the person making such acquisition, and
(C) to the extent required under the Term Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Borrower, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is a Borrower or (y) to the extent required under the Term Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition becomes a Borrower;

(x)    in the case of the acquisition of 100% of the Equity Interests of any person (including by way of merger, consolidation or other combination), such person shall own no Equity Interests of any other person (other than de minimis amounts) unless either (x) such person owns 100% of the Equity Interests of such other person or (y) if such person owns Equity Interests in any other person which is not a Subsidiary of such person, (1) such Subsidiary shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such Subsidiary of the respective person shall have been a Subsidiary of such person prior to the date of the respective Permitted Acquisition and (3) such person and/or its Subsidiaries own at least 90% of the total value of all the assets owned by such person and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Subsidiaries held by such person and its Subsidiaries);

(xi)    the aggregate amount of Acquisition Consideration for all Permitted Acquisitions in any fiscal year of the Borrowers shall not exceed (I) $100,000,000 plus
(II) the OBS Available Amount as in effect immediately prior to such Permitted Acquisition; and

(xii)    prior to the proposed date of consummation of the transaction and after giving effect thereto, the Consolidated EBITDA of the person to be acquired and its Subsidiaries is positive.

“Permitted Charter” means a charter to a third party:

(a)which is a time charter, voyage charter, consecutive voyage charter or contract of affreightment; and

(b)which is entered into on bona fide arm’s length terms at the time at which the Vessel or Chartered Vessel is fixed.

“Permitted Chartered Vessel Liens” has the meaning assigned to such term in Section
5.16(e)(ii).

“Permitted Collateral Vessel Liens” means the Liens described in Section 4.03(a) (provided that such Liens are subsequently discharged in accordance with Section 4.03(a)) and Liens permitted pursuant to clauses (a), (e), (j), (n), (r), (s), (t) and (v) of Section 6.02.

“Permitted Hedging Agreement” means any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrowers issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrowers; provided that:

(i)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable or in the case of revolving loan, committed amount) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(ii)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(iii)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(iv)    such Permitted Refinancing Indebtedness is incurred by the Loan Party who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and does not add any additional obligors or guarantors with respect thereto; and

(v)    if such Permitted Refinancing Indebtedness is secured, it shall not be secured by any assets other than the assets that secured the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Distributions” means payments, dividends or distributions by the Borrowers to Holdings to enable Holdings to pay its consolidated or combined federal, state or local taxes then due and payable for the respective period, which payments by the Borrowers to Holdings are not in excess of the lesser of (x) the tax liabilities that would have been payable by the Borrowers on a stand- alone basis for the respective period (calculated, for the avoidance of doubt, without regard to the operations of either Unrestricted Subsidiary and without regard to any investment credits, foreign tax credits, net operating losses, capital losses or other tax attributes to the extent Holdings previously reimbursed the Borrowers for utilizing such tax attribute in calculating Holdings’ consolidated or combined federal, state or local tax liability) and (y) the actual tax liabilities then due and payable by Holdings for the respective period.

“Person” and “person” means any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” means IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Prepayment Fee” means, with respect to any prepayment made, a fee equal to (i) 3% of the principal amount to be prepaid assuming such prepayment occurs on or before the first anniversary of the Closing Date, (ii) 2% of the principal amount to be prepaid assuming such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, (iii) 1% of the principal amount to be prepaid assuming such prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, (iv) 0.5% of the principal amount to be prepaid assuming such prepayment occurs after the third anniversary of the Closing Date but on or before the fourth anniversary of the Closing Date, and (v) 0% thereafter.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Restricted Payment or Restricted Debt Payment) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or other Investment then being consummated as well as any other Permitted Acquisition or other Investment if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition or other Investment then being effected, with the following rules to apply in connection therewith:

(i)all Indebtedness (x) (other than revolving Indebtedness, except to the extent that the same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Restricted Payment or Restricted Debt Payment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition or other Investment, to pay a Restricted Payment to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii)	all Indebtedness assumed to be outstanding pursuant to preceding clause
(i)shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or other Investment if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, and taking into account, in the case of any Permitted Acquisition or other Investment, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Profit Sharing Agreement” means that certain Profit Sharing Agreement, dated as of December 11, 2009, as amended pursuant to Amendment No. One to Profit Sharing Agreement, dated as of June 17, 2013, in each case, by and among Holdings, American Tanker, Inc., a Delaware corporation (f/k/a Aker American Shipping, Inc.) and the other parties signatory thereto, as in effect on the date hereof.

“Projections” has the meaning assigned to such term in Section 3.04(c).

“property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Vessels, Chartered Vessels, cash, securities, accounts, revenues and contract rights.

“Public Lenders” mean Lenders that do not wish to receive Material Non-Public Information with respect to the Loan Parties.

“Purchase Money Obligation” means, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such Indebtedness is incurred within one hundred twenty (120) days after such acquisition, installation, construction or improvement of such fixed or capital assets by such person and (ii) the amount of such Indebtedness (x) does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be, and (y) equals at least 50% of the lesser of the two amounts referred to in preceding clause (x).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means the Administrative Agent or any Lender, as applicable. “Register” has the meaning assigned to such term in Section 11.04(c).
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” means, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, employees, Advisors, attorneys, agents, representatives, controlling persons and shareholders, partners, members and trustees of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Term Loan Document.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment.

“Required Insurance” means insurance of the type, deductibles and amounts as set forth on Schedule 3.20.

“Required Lenders” means, at any date of determination (and subject to Section 11.02(e)), Lenders having Term Loans representing more than 50% of the sum of all Term Loans outstanding at such time.

“Requisition Compensation” means all monies or other compensation payable by reason of requisition of title or other compulsory acquisition of any Collateral Vessel during the term of the Agreement other than by requisition for hire.

“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Debt Payment” means any payment, prepayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any Restricted Indebtedness.

“Restricted Indebtedness” means Indebtedness of any Loan Party, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Restricted Payment” means, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Restricted Payment” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Loan Parties, Inc., and its successors.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section
6.03.

“Sanctions Authority” means the respective governmental institutions and agencies of the United States, European Union, United Kingdom and the United Nations, including the U.S. Treasury Department, the U.S. Commerce Department, the U.S. State Department, the United Nations Security Council, or other relevant sanctions authority of the United States, European Union, United Kingdom or the United Nations.

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject only to (i) so long as the Intercreditor Agreement is in effect, the prior Lien on the ABL Priority Collateral permitted pursuant to Section 6.02(j), (ii) non-consensual Permitted Liens that arise under any Legal Requirement and (iii) a Collateral Vessel Mortgage duly recorded by the National Vessel Documentation Center covering a Collateral Vessel (subject only to Permitted Collateral Vessel Liens which may, under applicable law, be entitled to priority over such Collateral Vessel Mortgage covering such Collateral Vessel)).

“Section 2 Citizen” means a “citizen of the United States” within the meaning of 46
U.S.C. §50501(a), (b) and (d) qualified to own and operate vessels for operation in the coastwise trade of the United States.

“Secured Obligations” means (a) the Obligations and (b) the due and punctual payment and performance of all Bank Product Obligations of the Borrowers; provided, that in no circumstances shall Excluded Swap Obligations constitute Secured Obligations.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Paying Agent, (d) the Lenders and (e) each Bank Product Provider.

“Securities Account” has the meaning specified in the UCC.

“Securities Account Control Agreement” means a letter agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by the relevant Loan Party, the Collateral Agent, the ABL Collateral Agent and the relevant Securities Intermediary (or, with respect to any Securities Accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such Securities Accounts and the assets deposited therein or credited thereto).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Collateral” means “Securities Collateral” (as defined in the Security Agreement) collectively with “Securities Collateral” (as defined in the Holdings Pledge Agreement).

“Securities Intermediary” has the meaning specified in the UCC.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit O among the Borrowers and the Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” means all property pledged or granted from time to time as collateral pursuant to the Security Agreement or the Holdings Pledge Agreement.

“Security Documents” means the Security Agreement, the Holdings Pledge Agreement, each Collateral Vessel Mortgage, each Deposit Account Control Agreement, each Securities Account

Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Term Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Holdings Pledge Agreement, any Collateral Vessel Mortgage, any Deposit Account Control Agreement, any Securities Account Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, the Holdings Pledge Agreement, any Collateral Vessel Mortgage, any Deposit Account Control Agreement, any Securities Account Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Solvent” means, with respect to any person, that, as of the date of determination, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date, and (e) such person is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any person is organized. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that can be reasonably expected to become an actual or matured liability.

“SPC” has the meaning assigned to such term in Section 11.04(h).

“Statutory Reserves” means, for any day during any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under regulations issued from time to time (including Regulation D, issued by the Board (the “Reserve Requirements”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). The Initial Term Loan and all Incremental Term Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Requirements.

“Subordinated Indebtedness” means unsecured Indebtedness of the Borrowers that is by its terms subordinated (on terms reasonably satisfactory to the Administrative Agent) in right of payment to all or any portion of the Obligations.

“Subsidiary” means, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date,
(ii)any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrowers.

“Swap Obligation” means, with respect to the Borrowers, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Syndication Agents” has the meaning assigned to such term in the preamble hereto. “Synthetic Lease” means, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for
U.S.    federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which any Borrower is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Borrower of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” means all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Initial Term Loan hereunder on the Closing Date in the amount set forth on Annex I hereto or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Commitment, as applicable, as the same may be (a) increased from time to time pursuant to Section 2.16 and (b) reduced or increased from time to time pursuant to assignments by or to

such Lender pursuant to Section 11.04.    The aggregate principal amount of the Lenders’ Term Commitments on the Closing Date is $325,000,000.

“Term Loan Documents” means this Agreement, the Intercreditor Agreement, the Notes, if any, the Security Documents, each Joinder Agreement, each Incremental Joinder Agreement and all other documents, certificates, instruments or agreements executed by or on behalf of a Loan Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof and, except for purposes of Section 11.02(b), the Fee Letter. Any reference in this Agreement or any other Term Loan Document to a Term Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Term Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Term Loan Priority Collateral” means the Term Loan Priority Collateral Vessels and all other property (other than any ABL Priority Collateral) pledged or granted from time to time as collateral pursuant to any of the Security Documents and all proceeds thereof.

“Term Loan Priority Collateral Vessel” means any Vessel that constitutes Term Loan Priority Collateral. The Term Loan Priority Collateral Vessels as of the Closing Date are identified as such on Schedule 1.01(a), together with all their engines, boilers, masts, machinery, equipment, consumable stores, spares and spare parts, and all appurtenances and additions thereto, and replacements and substitutions therefor.

“Term Loan Repayment Date” has the meaning specified in Section 2.08.

“Term Loans” means the Initial Term Loan made by the Lenders to the Borrowers on the Closing Date pursuant to Section 2.01. Unless the context shall otherwise require, the term “Term Loans” also shall include any Incremental Term Loans made after the Closing Date.

“Test Period” means each period of four (4) consecutive fiscal quarters of the Borrowers then last ended (in each case taken as one accounting period).

“Total Loss” means, in relation to any Collateral Vessel, any of the following and any such Total Loss shall be deemed to have occurred as of the date set forth in parenthesis after the definition of such Total Loss:

(i)    its actual total loss or destruction, damage beyond repair, or being rendered permanently unfit for normal use (the date on which such loss, destruction, damage or rendition occurs or, if the date of loss or destruction is not known, the date on which such Collateral Vessel was last heard of);

(ii)    its constructive or, with the consent of the Borrowers and the Administrative Agent, compromised, arranged or agreed total loss (the earliest of (A) the date on which such loss is agreed or compromised or arranged by the insurers, (B) the date on which a competent court of law or arbitration tribunal issues a judgment or award against which there is no appeal to the effect that a total loss has occurred, (C) the date on which the insurers make payment of the full amount of the proceeds of such total loss on the basis of a total loss, (D) sixty (60) days from the date of the event giving rise to such loss, and (E) the Maturity Date);

(iii)    requisition for title or other compulsory acquisition of any Collateral Vessel (other than by requisition for hire) which shall continue for thirty (30) days (the date on which such requisition for title or other compulsory acquisition takes effect); and

(iv)    capture, seizure, arrest, detention or confiscation of any Collateral Vessel by any Governmental Authority or by persons acting or purporting to act on behalf of any Governmental Authority, unless such Collateral Vessel is released from such capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof (the date on which (A) the date on which the insurers make payment of the full amount of the proceeds of such total loss on the basis of a total loss, (B) thirty (30) days from the date of the event giving rise to such loss, and (C) the Maturity Date).

“Transaction Documents” means, collectively, the ABL Loan Documents, the Non- Jones Act Tanker Loan Documents and the Term Loan Documents.

“Transactions” means, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the execution, delivery and performance by the Loan Parties of the Term Loan Documents to which they are a party and the borrowing of Term Loans hereunder on the Closing Date and the use of the proceeds thereof, (b) the execution, delivery and performance by the Loan Parties of the ABL Loan Documents to which they are a party and the borrowing of the ABL Loans thereunder on the Closing Date and the use of the proceeds thereof, (c) the refinancing of the Existing Term Loan B Notes, (d) the execution, delivery and performance by Mykonos Tanker LLC and Santorini Tanker LLC (and any new Subsidiaries of Holdings or OSG Financial Corp. formed for the purpose of entering into the New Vessel Financing) of their respective Non-Jones Act Tanker Loan Documents, the borrowings of the loans thereunder prior to the Closing Date and the use of the proceeds thereof as contemplated herein, (e) the dividend by OBS to Holdings (or transfer by OBS to OSG Financial Corp.) of the Equity Interests of Mykonos Tanker LLC and Santorini Tanker LLC, and (f) the payment of the fees and expenses related to the foregoing.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“Trust Property” means (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Mortgage Trustee under or pursuant to the Collateral Vessel Mortgages (including the benefits of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Mortgage Trustee in the Collateral Vessel Mortgages), (b) all moneys, property and other assets paid or transferred to or vested in the Mortgage Trustee, or any agent of the Mortgage Trustee whether from any Loan Party or any other person, and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Mortgage Trustee or any agent of the Mortgage Trustee in respect of the same (or any part thereof).

“Tug Refinance Event” means the refinancing by the Borrowers of the tug named “OSG COURAGEOUS” and/or “OSG ENDURANCE”.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UKBA” means the U.K. Bribery Act.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiaries” means only Mykonos Tankers LLC and Santorini Tankers LLC and “Unrestricted Subsidiary” means either of them.

“Vessel Appraisal” means an appraisal of each Collateral Vessel delivered to the Administrative Agent, the Collateral Agent and the Lenders, in form, scope and methodology reasonably acceptable to the Required Lenders and prepared by an Approved Broker, addressed to the Administrative Agent, the Collateral Agent and the Lenders and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely.

“Vessel Collateral Requirements” means, with respect to a Collateral Vessel, the requirement that:

(a)the entity that owns such Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded by the National Vessel Documentation Center, a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Mortgage Trustee for the benefit of the Secured Parties a legal, valid and enforceable first (in the case of Term Loan Priority Collateral Vessels) or second (in the case of ABL Priority Collateral Vessels) preferred ship mortgage lien upon such Collateral Vessel, subject only to Permitted Collateral Vessel Liens related thereto;

(b)all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clause (a) above under the laws of the United States and (if required) in the jurisdiction of organization of the entity that is the owner of such Collateral Vessel shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to it and such customary legal opinions reasonably satisfactory to it; and

(c)	the Administrative Agent shall have received each of the following:

(i)    certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of six months related to such Collateral Vessel;

(ii)    a confirmation of class certificate issued by an Approved Classification Society showing the Collateral Vessel to be free of overdue recommendations, issued not more than ten (10) days prior to the date such vessel becomes a Collateral Vessel, and copies of all ISM and ISPS Code documentation for such Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired;

(iii)    an updated Abstract or a Certificate of Ownership (CG-1330) confirming documentation of such Collateral Vessel under the law and flag of the United States, the record owner of the Collateral Vessel and all Liens of record (which shall be only Permitted Collateral Vessel Liens) for such Collateral Vessel, such abstract or certificate to be issued within thirty (30) days of the date such vessel becomes a Collateral Vessel, and reasonably satisfactory to the Collateral Agent;

(iv)    a report, addressed to and in form and scope reasonably acceptable to the Collateral Agent, from a firm of marine insurance brokers reasonably acceptable to the Collateral Agent (including Marsh and Willis), confirming the particulars and placement of the marine insurances covering such Collateral Vessel and its compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary in the New York market (including the Insurance Deliverables Requirement);

(v)    a customary letter of undertaking addressed to the Collateral Agent, issued by the protection and indemnity association in which such Collateral Vessel is entered; and

(vi)    a report from an independent marine insurance consultant appointed by the Collateral Agent confirming the adequacy of the marine insurances covering such Collateral Vessel.

“Vessels” means the vessels owned by the Borrowers. The Vessels as of the Closing Date are identified on Schedule 1.01(a).

“Voting Equity Interests” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the power under ordinary circumstances to vote for persons to serve on the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii)	the then outstanding principal amount of such Indebtedness.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any Term Loan Document, agreement, instrument or other document herein shall be construed as referring to such Term Loan Document, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Term Loan Document),
(b)any reference herein to any person shall be construed to include such person’s successors and assigns,
(c)the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to

Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.02 shall apply, mutatis mutandis, to all Term Loan Documents.

Section 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with, GAAP as in effect from time to time; provided, however, that for leases in effect on the Closing Date, GAAP for such leases shall mean GAAP as in effect on the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Term Loan Document, and the Borrowers, the Required Lenders or the Administrative Agent shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrowers); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrowers shall provide to the Administrative Agent and the Lenders within five (5) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Borrower Representative setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared as if such change had been implemented.

Section 1.04 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Term Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.05 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II THE CREDITS
Section 2.01 The Initial Term Loan. Subject to the terms and conditions of this Agreement and relying upon the Loan Parties’ representations and warranties herein set forth in Article III hereof, the Lenders, ratably in accordance with their Term Commitments, agree to make available to the Borrowers on the Closing Date a term loan in the aggregate principal amount of $325,000,000, for the purpose of refinancing in full the Existing Term B Loan Notes, to fund certain transaction costs and expenses associated with the transactions contemplated hereby and for other corporate purposes.

Section 2.02 Funding of Each Lender’s Term Commitment. Each Lender shall make its Term Commitment available to the Paying Agent by no later than 12:00 noon, New York City time on the Closing Date. If, for any reason, the Paying Agent fails to receive a Lender’s Term Commitment by 2:00

p.m.	EST on said date, the Paying Agent shall, if requested by the Required Lenders, return to all

Lenders, by the close of business on the Closing Date, all funds it received and no party shall have any further obligations to any other party hereunder.

Section 2.03 Borrowing Procedure. No later than 1:00 p.m., New York City time, two (2) Business Days prior to the Closing Date, the Borrower Representative shall deliver to the Lenders, by hand delivery or email through a “pdf” copy, a Borrowing Request requesting the Lenders to fund the Initial Term Loan and setting forth to whom and how the proceeds of such Initial Term Loan are to be disbursed. Prior to making available the Initial Term Loan to the Borrowers, the Borrowers shall have satisfied each of the conditions set forth in Section 4.01 hereof. Upon the Borrowers’ satisfaction of all conditions set forth in Section 4.01 hereof and the Paying Agent’s receipt of each Lender’s Term Commitment, the Paying Agent shall disburse the proceeds thereof in accordance with the instructions set forth in the Borrower Representative’s Borrowing Request.

Section 2.04 The Notes. Each Lender’s Term Commitment shall be evidenced by a Note payable to such Lender. The Lenders shall record, and prior to any transfer of any Note, endorse on any schedules forming a part thereof appropriate notations setting forth the date and the amount of each payment made by the Borrowers with respect thereto. Each Lender is irrevocably authorized by the Borrowers to endorse its Note accordingly and to attach and to make a part of such Note such schedules as and when required. Entries made in the accounts maintained by the Paying Agent and by each Lender on the schedules to its Note shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Paying Agent to maintain such accounts or the Lenders to make such notations or any error therein shall not in any manner affect the obligations of the Borrowers to pay, and perform, the Obligations in accordance with the Term Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and those of the Paying Agent in respect of such entries, the accounts and records of the Paying Agent shall control in the absence of manifest error. The Paying Agent shall maintain accounts in which it will record (i) the amount of all principal and interest payments due and payable and to become due and payable from the Borrowers to each Lender hereunder, and (ii) the amount of any sums received by the Paying Agent hereunder for the account of the Lenders and each Lender’s share thereof.

Section 2.05    Fees.

(a)    Arranger Fee. The Borrowers agree to pay to the Arranger, for its own account, the fee set forth in the Fee Letter.

(b)    Administrative Agent and Collateral Agent Fees. The Borrowers agree to pay to the Administrative Agent and the Collateral Agent (as applicable), for their own account, the fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between and/or among the Borrowers, the Administrative Agent and the Collateral Agent (the “Administrative Agent Fees”).

(c)    Paying Agent Fees. The Borrowers agree to pay to the Paying Agent, for its own account, the fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between and/or among the OBS and the Paying Agent.

(d)    Lenders Fees. The Borrowers agree to pay to each Lender, for its own account, on the Closing Date a commitment fee equal to:

0.50% of the amount allocated to such Lender if such Lender’s original commitment was less than $15,000,000;

0.75% of the amount allocated to such Lender if such Lender’s original commitment was at least $15,000,000 but less than $25,000,000;

1.00% of the amount allocated to such Lender if such Lender’s original commitment was at least $25,000,000 but less than $40,000,00; and

1.25% of the amount allocated to such Lender if such Lender’s original commitment was at least $40,000,000 or greater.

(e)    Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Paying Agent for distribution, if and as appropriate, among the Lenders, except that the Borrowers shall pay the Fees provided under Section 2.05(c) and 2.05(d) directly to the applicable Agents and applicable Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Initial Term Loan. (a) Subject to the provisions of Section 2.06(b), the Initial Term Loan shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate then in effect plus the Applicable Margin.

(b)Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default under any of the Term Loan Documents, the Initial Term Loan, as well as any Incremental Term Loan, shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Initial Term Loan or Incremental Term Loan, as applicable (the “Default Rate”).

(c)Accrued interest on the Initial Term Loan shall be payable in arrears on each Interest Payment Date; provided, that (i) interest accrued pursuant to Section 2.06(b) (and all interest on past due interest) shall be payable on demand, (ii) in the event of any repayment or prepayment of the Initial Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual numbers of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07    Termination of Commitments. Subject to the provisions of Section 2.16, the Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

Section 2.08 Amortization of the Initial Term Loan. (a) The Borrowers shall pay to the Paying Agent, for the account of the Lenders, by no later than 1:00 p.m. New York time on each Interest Payment Date, commencing on February 1, 2019, or, if any such date is not a Business Day, on the immediately following Business Day (each such date, a “Term Loan Repayment Date”), a principal amount equal to $2,083,333.34 (as adjusted from time to time pursuant to Section 2.09), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Assuming the Paying Agent receives such payment by 1:00 p.m. New York time on the date due, the Paying Agent shall disburse the proceeds thereof to the respective Lenders pro rata on that same day. Any payment received after 1:00 p.m. New York time shall be disbursed on the next Business Day. Any payment received after 1:00 p.m. New York time shall be deemed received on the next Business Day and interest shall continue to accrue thereon until such next Business Day at the applicable interest rate set forth herein. All amounts borrowed and repaid may not be reborrowed.

(b)    To the extent not previously irrevocably paid in full in cash, the Initial Term Loan shall be due and payable in full on the Maturity Date.

Section 2.09    Optional and Mandatory Prepayments of Initial Term Loan.

(a)Optional Prepayments. The Borrowers shall have the right at any time on any Term Loan Repayment Date to prepay, in whole or in part, the Initial Term Loan; provided, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than
$1,000,000 and that on the date specified for such prepayment, the Borrowers shall pay to the Paying Agent, for the account of the Lenders, in addition to the principal amount to be prepaid, all accrued but unpaid interest then due thereon, the Prepayment Fee (if any), and all other sums then due hereunder.

(b)	Mandatory Prepayments. If at any time prior to repayment in full of the Initial
Term Loan:

(i)    one or more of the Term Loan Priority Collateral Vessel(s) is sold, the Borrowers shall pay to the Paying Agent, for the account of the Lenders, upon the date such Vessel(s) is/are sold, an amount equal: (1) for any Vessel built prior to January 1, 2009, the net proceeds of sale, and (2) for any Vessel built on or after January 1, 2009 (other than the “OSG COURAGEOUS” or “OSG ENDURANCE”), the net proceeds of such sale and, to the extent that after application of such net sales proceeds to the Borrowers’ Obligations, the Fair Market Value (based upon the most recent appraisals) of the Term Loan Priority Collateral Vessels built on or after January 1, 2009 is less than 143% of the then outstanding principal balance of the Term Loans, such additional amount necessary to bring the Borrowers back into compliance with the Collateral Value to Loan Test;

(ii)    one or more of the Term Loan Priority Collateral Vessel(s) sustains a Total Loss, the Borrowers shall pay to the Paying Agent, for the account of the Lenders, within ninety
(90) days after the date of such loss (in no event to extend beyond the Maturity Date), an amount equal to:
(1)for any Vessel built prior to January 1, 2009, all insurance proceeds payable as a result of such Total Loss, and (2) for any Vessel built on or after January 1, 2009, all insurance proceeds payable as a result of such Total Loss, and, to the extent that after application of such insurance proceeds (if any) to the Borrowers’ Obligations, the Fair Market Value (based upon the most recent appraisals) of the Term Loan Priority Collateral Vessels built on or after January 1, 2009 is less than 143% of the then outstanding principal balance of the Term Loans, such additional amount necessary to bring the Borrowers back into compliance with the Collateral Value to Loan Test;

(iii)    if one or more ABL Priority Collateral Vessel(s) is/are sold or sustains a Total Loss, the Borrowers shall pay to the Paying Agent, for the account of the Lenders, all excess sums remaining after (A) if applicable, the purchase by a Borrower of a replacement vessel as permitted pursuant to the terms of the ABL Loan Documents and (B) payment in full of all amounts then due to the ABL Lenders under Section 2.09(b)(vi) of the ABL Loan Documents;

(iv)    if there occurs a Tug Refinance Event or a sale or other disposition of either or both of the vessels named “OSG COURAGEOUS” or “OSG ENDURANCE”, the Borrowers shall pay to the Paying Agent, for the account of the Lenders, upon the occurrence of such event, an amount equal to 65% of the original appraised Fair Market Value of said vessel(s), plus all accrued but unpaid interest then due with respect to the principal amount to be prepaid. For the avoidance of doubt, any Total Loss of either the “OSG COURAGEOUS” or “OSG ENDURANCE” shall be governed by the provisions of Section 2.09(b)(ii); and

(v)    if on each anniversary of the Closing Date, the Borrowers fail to satisfy the Collateral Value to Loan Test, based upon the most recent appraisals received by the Administrative Agent, the Collateral Agent and the Lenders and acceptable to the Required Lenders from an Approved Appraiser, the Borrowers shall either (1) pay to the Paying Agent, for the account of the Lenders, upon ten (10) days demand therefor, an amount necessary to cause the Fair Market Value of all Term Loan Priority Collateral Vessels built on or after January 1, 2009 to be not less than 143% of the then outstanding principal balance of the Term Loans, or (2) deliver to the Collateral Agent, upon ten (10) days demand therefor, such additional collateral acceptable to the Collateral Agent in an amount necessary to bring the Borrowers back into compliance with the Collateral Value to Loan Test. If the Borrowers elect to pledge additional collateral, the Borrowers, at their own cost and expense, shall deliver to the Lenders and the Collateral Agent such documents, opinions and certificates, make such filings, and take such actions as the Collateral Agent may require.

No Prepayment Fee shall be due in connection with any prepayment made under this Section 2.09(b).

(c)Application of Prepayments. All prepayments made pursuant to Section 2.09(b) shall be applied by the Lenders to reduce the remaining principal installments due hereunder in the inverse order of maturity.

(d)Notice of Prepayment. The Borrower Representative shall notify the Lenders (with a copy to the Paying Agent) by written notice of any prepayment hereunder, not later than 1:00 p.m., New York City time, on the third (3rd) Business Day before the date of prepayment. Each such notice shall be irrevocable; provided, that a notice of prepayment in full of the Initial Term Loan may state that such notice is conditioned upon the effectiveness of other credit facilities in order to refinance in full all Obligations hereunder, in which case such notice may be revoked by the Borrower Representative (by notice to the Lenders on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.

Section 2.10    Alternate Rate of Interest. If prior to the commencement of any Interest Period:

(a)the Administrative Agent determines (which determination shall be made in good faith and shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their portion of the Initial Term Loan for such Interest Period; then the Administrative Agent shall give written notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, the Initial Term Loan shall thereafter bear interest at the Alternate Base Rate plus the Applicable Margin as agreed to by the Borrowers and the Administrative Agent or, in the absence of such agreement, as determined by the Administrative Agent in consultation with the Lenders.

Section 2.11    Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or the Term Loans made by such Lender; or

(iii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.15, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its portion of the Initial Term Loan, principal, letters of credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its portion of the Initial Term Loan (or of maintaining its obligation to make any such Initial Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; it being understood that this Section 2.11 shall not apply to Taxes that are Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.14.

(b)If any Lender determines (in good faith, but in its sole and absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitment of such Lender or the Term Loans to be made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c)A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause
(a)    or (b) of this Section 2.11 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (i) the Borrowers shall not be required to compensate a Lender for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, (ii) if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to indicate the period of retroactive effect thereof and (iii) such increased costs or reductions shall only be payable by the Borrowers to the applicable Lender under this Section 2.11 to the extent that such Lender is generally imposing such charges on similarly situated borrowers.

Section 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of the Initial Term Loan or Incremental Term Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to make any prepayment on the date specified in any notice delivered pursuant hereto (whether or not such notice is permitted to be withdrawn by the Borrowers), or (c) the assignment of any Lender’s Interest in the Initial Term Loan or any Incremental Term Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.15, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its portion of the Initial Term Loan or any Incremental Term Loan but excluding loss of anticipated profits). Each Lender shall calculate any amount or amounts in good faith and in a commercially reasonable manner. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section
2.12 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Notwithstanding the foregoing, this Section 2.12 shall not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.14 shall govern.

Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Term Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Term Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent in accordance with wiring instructions provided by the Paying Agent, except that payments pursuant to Section 2.11, 2.12, 2.14 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Term Loan Documents shall be made to the persons specified therein. The Paying Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following its receipt thereof. If any payment under any Term Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Term Loan Document shall be made in Dollars.

(b)Subject to Section 9.01, if at any time insufficient funds are received by and available to the Paying Agent to pay in full all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on its portion of the Initial Term Loan or any Incremental Term Loan resulting in such Lender receiving payment of a greater proportion of the principal of or interest thereon on the Initial Term Loan or any Incremental Term Loan than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the interests of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Initial Term Loan or any Incremental Term Loan; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.13(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Initial Term Loan or any Incremental Term Loan to any Eligible Assignee or participant. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d)Unless the Paying Agent shall have received written notice from the Borrowers prior to the date on which any payment is due to the Paying Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Paying Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02, 2.13(d) or 11.03(e), then the Paying Agent may, at the direction of the Administrative Agent (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Term Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Taxes except as required by applicable Legal Requirements. If any amounts on account of Indemnified Taxes are required to be deducted or withheld from such payments, then (i) the sum payable by or on behalf of such Loan Party shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent, the Paying Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the Borrowers shall make such deductions, reductions or withholdings, and (iii) the Borrowers shall timely pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with applicable Legal Requirements.

(b)In addition, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Paying Agent reimburse the Paying Agent for payment of any Other Taxes.

(c)The Borrowers agree to indemnify the Administrative Agent, the Paying Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Paying Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Term Loan Document or any Other Taxes paid in good faith by the Administrative Agent, the Paying Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (in each case with a copy delivered concurrently to the Administrative Agent or the Paying Agent), or by the Administrative Agent or the Paying Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent and the Paying Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent or the Paying Agent (as applicable) for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Paying Agent in connection with any Term Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Paying Agent (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Paying Agent (as applicable) to set off and apply any and all amounts at any time owing to such Lender under any Term Loan Document or otherwise payable by the Administrative Agent or the Paying Agent (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or Paying Agent (as applicable) under this clause (d).

(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes, and in any event within thirty (30) days following any such payment being due, by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrowers fail to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fail to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrowers shall indemnify the Administrative Agent, the Paying Agent and each Lender for any incremental Taxes or expenses that may become payable by the Administrative Agent, Paying Agent or such Lender, as the case may be, as a result of any such failure.

(f)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Term Loan Document shall deliver to the Borrowers, the Administrative Agent and the Paying Agent such properly completed and executed documentation and information reasonably requested by the Borrowers, the Administrative Agent or the Paying Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally able to do so, (i) furnish to the Borrowers, the Administrative Agent and the Paying Agent on or prior to the date it becomes a party hereto, either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (or successor form) (claiming the benefits of an applicable tax treaty), (b) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), together with required attachments, (c) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form), (d) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W- 8EXP (or successor form) or (e) if such Foreign Lender is relying on the so-called “portfolio interest exemption,” an accurate and complete originally executed “Portfolio Interest Certificate” in the form of Exhibit P and two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W- 8BEN or W-8BEN-E, as applicable (or successor form), in the case of each of the preceding clauses (a) through (e), together with any required schedules or attachments, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, (ii) promptly notify the Borrowers, the Administrative Agent and the Paying Agent if such Foreign Lender no longer qualifies for the exemption or reduction that it previously claimed as a result of change in such Foreign Lender’s circumstances, and (iii) to the extent it may lawfully do so at such times, provide a new Form W-8BEN or W-8BEN-E, as applicable (or successor form), Form W- 8ECI (or successor form), Form W-8IMY (or successor form), Form W-8EXP (or successor form) and/or Portfolio Interest Certificate upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Borrowers, the Administrative Agent or the Paying Agent, to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder. Each Lender that is not a Foreign Lender shall
(i) furnish to the Borrowers, the Administrative Agent and the Paying Agent on or prior to the date it becomes a party hereto two (2) accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form) or otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Borrowers, the Administrative Agent or the Paying Agent, to reconfirm its complete exemption from U.S. federal withholding tax with respect to any payment hereunder.

(g)If a payment made to a Lender under any Term Loan Document may be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers, the Administrative Agent and the Paying Agent, at the time or times prescribed by law and at such times reasonably requested by the Borrowers and the Administrative Agent, (A) such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such other documentation reasonably requested by the Borrowers, the Administrative Agent and the Paying Agent, as may be necessary for the Borrowers, the Administrative Agent and the Paying Agent, to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment, or notify the Administrative Agent , the Paying Agent and the Borrowers that such Lender is not in compliance with FATCA. Solely for purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)If the Administrative Agent, the Paying Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, the Paying Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent, the Paying Agent or such

Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, the Borrowers, upon the request of the Administrative Agent, the Paying Agent or such Lender (or assignee), shall repay the amount paid over to the Borrowers that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Paying Agent or such Lender (or assignee) (as applicable), within three (3) Business Days after receipt of written notice that the Administrative Agent, the Paying Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.14(h) shall require the Administrative Agent, the Paying Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to the Borrowers or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent, the Paying Agent or any Lender (or assignee) be required to pay any amount to the Borrowers the payment of which would place the Administrative Agent, the Paying Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent, the Paying Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund or credit of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.15    Mitigation Obligations; Replacement of Lenders.

(a)Mitigation of Obligations. If any Lender requests compensation under Section 2.11, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its portion of the Initial Term Loan or any Incremental Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense,
(iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.11, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.14,
(iii)any Lender refuses to consent to any amendment, waiver or other modification of any Term Loan Document requested by the Borrowers that require the consent of 100% of the Lenders or 100% of all affected Lenders and which, in each case, has been consented to by the Required Lenders, or (iv) any Lender becomes a Defaulting Lender, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to restrictions contained in Section 11.04; provided that the failure of such assigning Lender to execute an Assignment and Acceptance shall not affect the validity and effect of such assignment), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that (w) except in the case of clause (iii) above if the effect of such amendment, waiver or other modification of the applicable Term Loan Document would cure any Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the

Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on such Lender’s portion of the Initial Term Loan or any Incremental Term Loan (including, in the case of any replacement pursuant to clause (iii) above on any Prepayment Fee due) plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Sections 2.11 and 2.12); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.11 or the amounts paid pursuant to Section 2.14, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.14, as the case may be (including as a result of any action taken by such Lender pursuant to clause (a) of this Section 2.15), or if such Lender shall waive its right to claim further compensation under Section 2.11 in respect of such circumstances or shall waive its right to further payments under Section 2.14 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.15(b).

Section 2.16    Increases of the Term Commitments.

(a)    The Borrowers may, from time to time after the Closing Date, request to increase the then effective aggregate principal amount of the Term Commitments and make additional term loans pursuant thereto (such additional term loans, “Incremental Term Loans”); provided that:

(i)    the aggregate principal amount of the increases in the Term Commitments pursuant to this Section 2.16 and the aggregate principal amount of all Incremental Term Loans made pursuant thereto shall not exceed $40,000,000, and the aggregate principal amount of any requested increase shall be in a minimum amount of $15,000,000 and integral multiples of at least
$1,000,000 in excess thereof (or such lower amount that represents all remaining availability pursuant to this Section 2.16);

(ii)    the incurrence of any Incremental Term Loans pursuant to any such increase shall be on the effective date of the respective Incremental Loan Amendment and the proceeds of such Incremental Term Loans shall be used solely for purposes of acquiring new or used vessels;

(iii)    the Borrowers and the Guarantors shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Increasing Lenders (including any New Lenders) in connection with such increases and at the time of any such proposed increase;

(iv)    (x) on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase and the application of proceeds therefrom and (y) both immediately before and after giving effect to any such increase and the application of proceeds therefrom, each of the representations and warranties made by any Loan Party set forth in Article III or in any other Term Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such increase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects

(or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date);

(v)    immediately after giving effect to the incurrence of any such Incremental Term Loans and the application of proceeds therefrom, the Borrowers shall be in compliance with the Collateral Value to Loan Test;

(vi)    except as otherwise required below, all other terms of such Incremental Term Loans, if not consistent with the terms of the Initial Term Loan, will be as agreed by the Borrowers, the Administrative Agent and the Increasing Lenders (including any New Lenders) providing such Incremental Term Loans; provided, however, that (w) such Incremental Term Loans will share ratably in right of prepayment with the Initial Term Loan pursuant to Section 2.09 (unless the Increasing Lenders (including any New Lenders) holding such Incremental Term Loans agree to participate on a less than ratable basis), (x) such Incremental Term Loans shall have the same Term Loan Repayment Dates as then remain with respect to the Initial Term Loan (with the amount of each payment on each Term Loan Repayment Date applicable to such Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Initial Term Loan, thereby increasing the amount of each then remaining payment on each Term Loan Repayment Date proportionately), (y) such Incremental Term Loans shall have the same interest rate and Applicable Margin as the Initial Term Loan and an effective yield after giving effect to any upfront fee and original issue discount thereon (based on the lesser of a three-year average life to maturity or the remaining life to maturity), calculated exclusive of arrangement, structuring and underwriting fees with respect to such Incremental Term Loans, not greater than the highest effective yield in connection with the making of the Initial Term Loan, and (z) all additional Collateral given in respect of any Incremental Term Loans shall be the same as, and shared equally and ratably with, the Collateral previously given to secure the Borrowers’ Obligations in connection with the Initial Term Loan;

(vii)    the Incremental Term Loans to be made pursuant to this Section 2.16 (and the Guarantees thereof by the Guarantors) shall be permitted Indebtedness under the ABL Facility and shall constitute “Term Loan Obligations” (as defined in the Intercreditor Agreement) for purposes of the Intercreditor Agreement;

(viii)    the Liens granted pursuant to the Security Documents to secure the obligations in respect of the Incremental Term Loans made pursuant to this Section 2.16 shall be permitted Liens under the ABL Loan Documents; and

(ix)    no Incremental Term Loans shall be permitted or made after the fourth anniversary of the Closing Date.

(b)    Any request under this Section 2.16 shall be submitted by the Borrowers in writing to the Lenders. The Borrowers may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Term Commitments and make Incremental Term Loans pursuant thereto, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Term Commitment and make Incremental Term Loans pursuant thereto. No Lender shall have any obligation, express or implied, to offer to increase the aggregate amount of its Term Commitment. Only the consent of the Administrative Agent and each Increasing Lender shall be required for an increase in the aggregate amount of the Term Commitments pursuant to this Section 2.16. No Lender which declines to increase the amount of its Term Commitment may be replaced with respect to its existing Term Commitment as a result thereof without such Lender’s consent.

(c)    Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed increase of the Term Commitments that it is willing to assume (provided that any Lender not so responding within five (5) Business Days shall be deemed to have declined such a request). The Borrowers may accept some or all of the offered amounts or designate new lenders that are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.16 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate amount of the applicable Term Commitments. The Administrative Agent, in consultation with the Borrowers, shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Term Commitments among Increasing Lenders and New Lenders.

(d)    Subject to the foregoing, any increase requested by the Borrowers shall be effective upon (A) delivery to the Increasing Lenders of each of the following documents: (i) an originally executed copy of a joinder agreements in form and substance reasonably satisfactory to the Increasing Lenders and the Administrative Agent (each, an “Incremental Joinder Agreement”) signed by a duly authorized officer of each New Lender (if any); (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Increasing Lenders (including any New Lenders), signed by a Financial Officer of the Borrower Representative; (iii) an Officer’s Certificate of the Borrower Representative, in form and substance reasonably acceptable to the Increasing Lenders (including any New Lenders); (iv) to the extent requested by any New Lender or Increasing Lender, executed Notes issued by the Borrowers in accordance with Section 2.04; (v) an amendment (an “Incremental Loan Amendment”) to this Agreement and, as appropriate, the other Term Loan Documents, executed by the Borrowers, Holdings, each Increasing Lender (if any), each New Lender (if any) and the Agents; (vi) favorable written opinions from counsel to the Borrowers and Holdings, in form and substance reasonably satisfactory to the Administrative Agent, dated the effective date of the Incremental Loan Amendment, addressed to the Agents and the Increasing Lenders and, if applicable, any New Lenders (and allowing for reliance by their permitted successors and assigns on customary terms), covering such matters relating to such Incremental Term Loan(s) and the documents to be executed and delivered in connection therewith; and (vii) any other certificates or documents that the Increasing Lenders (including any New Lenders) shall reasonably request, in form and substance reasonably satisfactory to the Increasing Lenders (including any New Lenders), and (B) satisfaction on the effective date of the Incremental Loan Amendment of (x) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental Loan Amendment), and (y) such other conditions as the parties thereto shall agree. Any such increase shall be in an aggregate amount equal to
(A) the amount that Increasing Lenders (including any New Lenders) are willing to assume as increases to the amount of their Term Commitments plus (B) the amount offered by New Lenders with respect to the Term Commitments, in either case as adjusted by the Borrowers and the Administrative Agent pursuant to this Section 2.16. Notwithstanding anything to the contrary in Section 11.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders, to amend the Term Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increases pursuant to this Section 2.16.

ARTICLE III REPRESENTATIONS AND WARRANTIES
Each Loan Party hereby represents and warrants to the Administrative Agent, the Collateral Agent, the Paying Agent and each of the Lenders on the Closing Date and upon each Credit Extension thereafter that:

Section 3.01 Organization; Powers. Each Loan Party (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be,
(b)has all requisite power and authority (corporate or otherwise) and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property, except for such governmental licenses, authorizations, consents and approvals that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, and (c) is registered, qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify, be licensed or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Term Loan Documents to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. Each Term Loan Document has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts; No Default. The Term Loan Documents (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority or other person, except (i) such as have been duly obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents, and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate or result in a default or require any consent or approval under any indenture, instrument, agreement, or other document binding upon any Loan Party or any of its property or to which any Loan Party or any of its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate any Legal Requirement (including the Jones Act), except for violations that would not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any property of any Loan Party, other than the Liens created by the Security Documents and the ABL Loan Documents. No Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections. (a) The Borrowers have heretofore delivered to the Lenders (I) the audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, (II) the unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended September 30, 2018, and (III) (1) actual profit and loss statements, a fleet utilization analysis and detailed EBITDA calculations for the months of October, 2017, November 2017, and December 2017 as well as cumulative fourth quarter, 2017, (2) actual profit and loss statements, a fleet utilization analysis and detailed EBITDA calculations for the months of October, 2018, and November, 2018, and (3) projections, including profit and loss statements, a fleet utilization and proforma EBITDA calculation for December, 2018, and cumulative fourth quarter, 2018. Such financial statements and other information, and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c), have been and will be prepared in accordance with GAAP consistently applied throughout the applicable period covered and present fairly and accurately in all material respects the financial condition and results of operations and, if applicable, cash flows of Holdings and its

Subsidiaries, in each case, as of the dates and for the periods to which they relate (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth in the financial statements referenced in subparts (I) and (II) of this Section 3.04(a), as of the Closing Date, there are no liabilities of Holdings, the Borrowers or any of their respective Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to have a Material Adverse Effect.

(b)    [Reserved].

(c)    The Borrowers have heretofore delivered to the Lenders the forecasts of financial performance consisting of projected income statements, balance sheets and cash flows of Holdings and its Subsidiaries for the fiscal years 2018-2022 (the “Projections”) and the assumptions upon which the Projections are based. The Projections have been prepared in good faith by Holdings and the Borrowers based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Lenders (it being understood by the parties that projections by their nature are inherently uncertain, no assurances are being given that the results reflected in such Projections will be achieved, that actual results may differ and that such differences may be material).

(d)    (i) In the case of Credit Extensions to be made on the Closing Date, since December 31, 2017, there has not occurred any event, change, effect, development, circumstance or condition that, either individually or in the aggregate, has caused or would reasonably be expected to cause a Closing Date Material Adverse Effect.

(ii) In the case of Credit Extensions made after the Closing Date, since the Closing Date, there has been no event, change, effect, circumstance, condition, development or occurrence that has had, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.05 Properties. (a) Each Borrower has good and marketable title to, or valid leasehold interests in, all its tangible property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or (x) in the case of Collateral Vessels, Permitted Collateral Vessel Liens and (y) in the case of Chartered Vessels, Permitted Charter Vessel Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and would not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The tangible property of the Borrowers (x) taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear from proper use alone excepted), but excluding, for purposes of this clause (i), the Vessels and Chartered Vessels (which are covered by Section 5.16) and (ii) constitutes all the tangible property which is required for the business and operations of the Borrowers as presently conducted, and (y) with respect to Vessels and Chartered Vessels, satisfies the requirements set forth in Section 5.16.

(b)Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (including all modifications, amendments and supplements thereto with respect to leased Real Property) (i) owned by any Borrower as of the Closing Date and describes the use and type of interest therein held by such Borrower, and (ii) leased or subleased or otherwise occupied or utilized by any Borrower, as lessee or sublessee, franchisee or licensee, as of the Closing Date and describes the use and type of interest therein held by such Borrower.

(c)No mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)Each Borrower owns or has rights to use all of its tangible property and all rights with respect to any of the foregoing used in, necessary for or material to, such Borrower’s business as currently conducted, subject to Permitted Liens (or (x) in the case of Collateral Vessels, Permitted Collateral Vessel Liens and (y) in the case of Chartered Vessels, Permitted Chartered Vessel Liens). The use by each Borrower of its tangible property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that would not reasonably be expected to result in a Material Adverse Effect. No claim has been made upon any Borrower and remains outstanding that any Borrower’s use of any of its tangible property does or may violate the rights of any third party that has had, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.06 Intellectual Property. Each Borrower owns or is licensed to use, free and clear of all Liens (other than Permitted Liens) and pursuant to valid and enforceable agreements, all material Intellectual Property necessary in the operation of such Borrower’s business. The operation of the respective businesses of each Borrower as currently conducted does not infringe upon, misuse, misappropriate, or violate any Intellectual Property held by any person, except to the extent that any such infringement, misuse, misappropriation or violation would not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity, by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Borrower or any business property or rights of any Borrower regarding any of the Intellectual Property owned by any Borrower, except to the extent that any such actions, suits, claims, disputes, proceedings or investigations would not reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth, as of the Closing Date and after giving effect to the Transactions, a list of (i) each Loan Party and each such Loan Party’s jurisdiction of incorporation or organization, and (ii) the number of each class of each Loan Party’s Equity Interests authorized, and the number outstanding, and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable, and all Equity Interests of OBS are owned by Holdings and all Equity Interests of each Subsidiary of OBS are owned by OBS, directly or indirectly, through Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interests created by the ABL Security Documents (subject to the Intercreditor Agreement) and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted. As of the Closing Date, except as set forth in Schedule 3.07(a), there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b)No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or First Priority (or, to the extent constituting ABL Priority Collateral, Second Priority) Lien status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests as provided therein.

(c)A complete and accurate organizational chart, showing the ownership structure of the Borrowers as of the Closing Date, after giving effect to the Transactions, is set forth on Schedule 3.07(c).

(d)As of the Closing Date, the Subsidiaries of OBS set forth on Schedule 3.07(d)(i) are the only Immaterial Subsidiaries, which are in the process of being, or are to be, dissolved. Prior to their dissolution, such Immaterial Subsidiaries shall nonetheless be Borrowers subject to the same restrictions and obligations as any other Borrower other than as specifically set forth in Sections 4.01(b), 4.01(f) and 4.01(i). Upon dissolution, such Immaterial Subsidiaries shall cease to be Borrowers hereunder and the Collateral Agent shall release its First Priority Liens on the Equity Interests of such Subsidiaries and, to the extent applicable, any of their assets.

Section 3.08 Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any business, property or rights of any Loan Party (i) that purport to affect or involve any Term Loan Document or, as of the Closing Date, any of the Transactions, or (ii) that have resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(b) Each Loan Party is in compliance with all Legal Requirements (including the Jones Act) of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements. No Loan Party is a party to or has violated any agreement, instrument or other document to which it is a party, or is subject to any corporate or other constitutional restriction, or any restriction (including under its Organizational Documents) to which it is subject, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, Regulation U or X. The pledge of the Securities Collateral pursuant to the Security Agreement or the Holdings Pledge Agreement, as applicable, does not violate such regulations.

Section 3.11 Investment Company Act; etc. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. (a) The Borrowers will use the proceeds of the Initial Term Loan to partially refinance the Indebtedness of Holdings and the Borrowers in connection with the Existing Term Loan B Notes. (b) The Borrowers will use the proceeds of any Incremental Term Loans solely to purchase new or used vessels and to pay certain costs incident thereto.

Section 3.13 Beneficial Ownership Certification. As of the date of any Beneficial Ownership Certification, the information included in such Beneficial Ownership Certification is true and correct in all respects.

Section 3.14 Taxes. Each Loan Party has (a) timely filed or caused to be timely filed all U.S. federal and material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate legal proceedings being diligently pursued and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP, or (ii) Taxes the non-payment of which would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or would reasonably be expected to result in, a Material Adverse Effect. No Loan Party has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). No Loan Party is a party to any tax sharing or similar agreement other than any tax sharing agreement solely between Holdings and the Borrowers. This Section 3.14 shall be qualified in all respects by the disclosures on Schedule 3.14.

Section 3.15 No Material Misstatements. As of the Closing Date, the Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries are subject, and all other matters known to any Loan Party, that would reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.16 Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or would reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party, except to the extent that the failure to do so has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

Section 3.17 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension, and after giving effect to the application of the proceeds of each Credit Extension, the Loan Parties, on a consolidated basis, are, Solvent.

Section 3.18 Employee Benefit Plans. (a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Loan Parties and each of their ERISA Affiliates are in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans, (ii) each Employee Benefit Plan complies, and is operated and maintained in compliance, with its terms and all applicable Legal Requirements, including the applicable provisions of ERISA and the Code and the regulations thereunder, and (iii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (or an opinion letter or determination letter will be applied for during the applicable remedial amendment period) and nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification.

(b)No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Within the last six (6) years, no Pension Plan with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party or any of its ERISA Affiliates. The aggregate liabilities of any Loan Party or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect, based on the amount of such liabilities discussed in Note 18 of Holdings’ annual report on Form 10-K for the year ended December 31, 2017.

(c)There are no actions, suits or claims pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party, threatened, which would reasonably be expected to result in a Material Adverse Effect.

(d)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) no Loan Party has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan, and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan which is funded, determined as of the end of the most recently ended fiscal year of each Loan Party on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Non-U.S. Plan, and for each Non-U.S. Plan which is not funded, the obligations of such Non-U.S. Plan are properly accrued.

Section 3.19    Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)    the Loan Parties and their businesses, operations, Real Property, Vessels and Chartered Vessels are in compliance with any applicable Environmental Law;

(ii)    the Loan Parties have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, operation and use of any Real Property, Vessel and Chartered Vessel, under all applicable Environmental Laws. The Loan Parties are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)    there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by any Loan Party or, to the knowledge of the Loan Parties, by any other person on, at, under or from any Real Property, Vessel or Chartered Vessel, or facility presently or formerly owned, leased or operated by any of the Loan Parties or their predecessors-in-interest, or at any other location that has resulted in, or is reasonably likely to result in, liability or investigatory or remediation obligations by any of the Loan Parties under Environmental Law or in an Environmental Claim against any of the Loan Parties or otherwise related to any Real Property or the operation of any Vessel or Chartered Vessel;

(iv)    there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Loan Parties relating to any Real Property, Vessel or Chartered Vessel currently or formerly owned, leased or operated by any of the Loan Parties or relating to the operations of any of the Loan Parties, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)    no Real Property, Vessel, Chartered Vessel or facility owned, operated or leased by the Loan Parties and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Loan Parties or any of their predecessors-in-interest is
(i) listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA, or (ii) included on any similar list maintained by any Governmental Authority that indicates that any Loan Party has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws; and

(vi) no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property, Vessel or any other property of the Loan Parties.

Section 3.20 Insurance. Schedule 3.20 sets forth a true, complete and accurate description in reasonable detail of all Required Insurance. Each Borrower (i) has insurance in such amounts, with such deductibles including a fleet-wide self-insurance program of not more than $1,000,000 per occurrence and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations, and (ii) maintains the Required Insurance. All insurance (including Required Insurance) maintained by each Borrower is in full force and effect, all premiums due have been duly paid, no Borrower has received notice of violation, invalidity, or cancellation thereof. Each Collateral Vessel owned by a Borrower and the use and operation thereof comply in all material respects with the Required Insurance, and there exists no material default under any such Required Insurance.

Section 3.21 Security Documents. (a) The Security Agreement and the Holdings Pledge Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Security Agreement Collateral, and (x) when financing statements in appropriate form are filed in the offices specified on Schedule 3.21 in respect of the Security Agreement Collateral with respect to which a security interest may be perfected by filing of a financing statement, or (y) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by each of the Security Agreement and the Holdings Pledge Agreement in such Security Agreement Collateral shall constitute fully perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens in each case subject to no Liens other than Permitted Liens.

(b)Each Collateral Vessel Mortgage is effective to create in favor of the Mortgage Trustee, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) First Priority (or, in the case of each ABL Priority Collateral Vessel, Second Priority) preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage and the proceeds thereof, subject only to Permitted Collateral Vessel Liens, and when the Collateral Vessel

Mortgage is recorded by the National Vessel Documentation Center (or, in the case of any Collateral Vessel Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.10, when such Collateral Vessel Mortgage is recorded by the National Vessel Documentation Center), such Collateral Vessel Mortgage shall constitute a fully perfected First Priority (or, in the case of an ABL Priority Collateral Vessel, Second Priority) preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage, in each case, subject to no Liens other than Permitted Collateral Vessel Liens.

(c)Each Security Document delivered pursuant to Sections 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent (or, in the case of Collateral Vessel Mortgages, the Mortgage Trustee), for the benefit of the Secured Parties, a legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Lien on, and security interest in, all of the Borrowers’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements (including the Jones Act) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.22    Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a)No Loan Party is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Currency and Foreign Transactions Reporting Act of 1970, as amended (the “Bank Secrecy Act”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)No Loan Party, and to the knowledge of the Loan Parties, broker or other agent of any Loan Party acting or benefiting solely in such capacity in connection with the Credit Extensions, is a person with whom dealings are restricted or prohibited under any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or is included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any list of Persons issued by OFAC or the Sanctions Authority at its official website or any replacement website or other replacement official publication of such list; no Loan Party is in violation of any U.S. sanctions; and the Borrowers will not directly or indirectly use the proceeds of the Credit Extensions or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person with whom dealings are restricted or prohibited under any U.S. sanctions administered by OFAC, in each case as would result in a violation of U.S. sanctions.

(c)No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting solely in any such capacity in connection with the Credit Extensions, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b) or Section 6.19, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any executive order or any laws or regulations administered and enforced by any Sanctions Authority, or (iii)

engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or laws, regulations, and orders administered and enforced by any Sanctions Authority, in each case as would result in a violation of Sanctions Laws.

(d)No Loan Party nor any director, manager, member or officer, nor to the knowledge of the Loan Parties, any agent, employee or Affiliate, has, in the course of its actions for, or on behalf of, any Loan Party, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or to influence official action, (ii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) made any unlawful bribe or kickback to any foreign or domestic government official or employee, (iv) is or has at any time since July 1, 2013 engaged in any activity, practice, or conduct proscribed under any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”) or the UKBA or (v) used the proceeds of any Term Loans in a manner or for a purpose prohibited by the FCPA. The Loan Parties have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith. The Loan Parties have and will maintain in place adequate procedures designed to prevent any person who, directly or indirectly, performs or has performed services for or on behalf of any Loan Party from undertaking any conduct that would give rise to an offence under section 7 of the UKBA. No Loan Party is or has been the subject of any enforcement proceedings or, to the knowledge of the Loan Parties, any investigation or inquiry by any governmental, administrative, or regulatory body regarding any offense or alleged offense under the FCPA or UKBA, and, to the knowledge of the Loan Parties, no such investigation, inquiry, or proceedings have been threatened or are pending.

(e)Each Loan Party and its Affiliates, directors, officers and employees has been and is in compliance with Sanctions Laws.

Section 3.23    Concerning Vessels.

(a)The name, record owner (and whether or not such registered owner is a Loan Party), official number, jurisdiction of registration and flag of each Vessel and Chartered Vessel as of the Closing Date is set forth on Schedule 1.01(a). Each Vessel owned by a Borrower and each Chartered Vessel demise chartered by a Borrower is operated in compliance with all applicable Legal Requirements (including the Jones Act), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

(b)Each Borrower which owns, charters by demise or operates one or more Vessels or Chartered Vessels is qualified in all material respects to own, lease or operate such Vessels or Chartered Vessels under the laws of its jurisdiction of incorporation and flag jurisdiction of such Vessel or Chartered Vessel.

(c)Each Vessel and Chartered Vessel owned, demise chartered or operated by a Borrower is classed with an Approved Classification Society, free of any overdue recommendations or conditions affecting class.

(d)As of the Closing Date, there is no pending or, to the knowledge of any Loan Party, threatened condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, any Vessel owned by a Borrower or any Chartered Vessel demise chartered by a Borrower.

(e)Each Vessel owned by a Borrower is free and clear of all Liens other than Permitted Collateral Vessel Liens.

Section 3.24    Form of Documentation; Citizenship.

(a)No Loan Party is organized in any jurisdiction, and none of the Vessels or Chartered Vessels owned or demise chartered by any Borrower is flagged in any jurisdiction other than United States, and none of the Security Documents are required to be filed or registered with any Governmental Authority outside the United States to ensure the validity of the Security Documents.

(b)Each Borrower that owns a Collateral Vessel or demise charters a Chartered Vessel operated in the coastwise trade of the United States is a Section 2 Citizen.

Section 3.25    Compliance with ISM Code and ISPS Code. Each Vessel and Chartered Vessel owned, leased or operated by a Borrower complies with the requirements of the ISM Code and the ISPS Code in all material respects, including the maintenance and renewal of valid certificates pursuant thereto.

Section 3.26 Threatened Withdrawal of DOC, SMC or ISSC. There is no actual or, to the knowledge of any Loan Party, threatened withdrawal of (a) any document of compliance (“DOC”) issued to an Operator in accordance with rule 13 of the ISM Code in respect of any of the Borrowers’ Vessels or Chartered Vessels (and, for these purposes, the “Operator” of a vessel shall mean the person who is concerned with the operation of such vessel and falls within the definition of “Loan Party” set out in rule
1.1.2    of the ISM Code), (b) safety management certificate (SMC) issued in respect of any of the Borrowers’ Vessels or Chartered Vessels in accordance with rule 13 of the ISM Code, or (c) the international ship security certificate (ISSC) issued pursuant to the ISPS Code in respect of any of the Borrowers’ Vessels or Chartered Vessels.

ARTICLE IV CONDITIONS TO CREDIT EXTENSIONS
Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund its portion of the initial Credit Extension requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a)    Term Loan Documents. There shall have been delivered to the Lenders a properly executed counterpart of each of the Term Loan Documents (including the Intercreditor Agreement, but excluding any such Term Loan Documents that are to be permitted to be delivered after the date hereof in accordance with the terms of this Agreement).

(b)	Corporate Documents. The Lenders shall have received:

(i)    a certificate of the secretary or assistant secretary of each Loan Party (other than the Immaterial Subsidiaries) dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Term Loan Documents to which such person is a party and, in the case of the Borrowers, the making of the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Term Loan Document or any other document delivered in connection herewith and the other Term Loan Documents on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii)    a certificate as to the good standing of each Loan Party(other than the Immaterial Subsidiaries) as of a recent date and a “bring down” good standing certificate of each Loan Party (other than the Immaterial Subsidiaries) as of the Closing Date (or, in each case, local equivalent thereof), in each case, from such Secretary of State.

(c)    Officer’s Certificate. The Lenders shall have received an Officer’s Certificate of the Borrower Representative, dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01 and Compliance Certificates from Holdings and the Borrowers substantially in the forms attached hereto as Exhibits H-1 and H-2 demonstrating pro forma compliance by Holdings and the Borrowers as of the Closing Date with the financial covenants set forth in Section
5.21 hereof after giving effect to the Initial Term Loan and the transactions contemplated hereby.

(d)	Transactions, Etc.

(i)    The Collateral Agent, for the benefit of the Secured Parties, shall have been granted (to the extent required on the Closing Date) First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens and security interests in the Collateral upon filing of the releases of mortgages provided by Jefferies Finance LLC, as Collateral Agent and Mortgage Trustee, or its designee;

(ii)    Each of the Collateral Vessel Mortgages required to be recorded on the Closing Date shall have been duly executed and delivered to the Mortgage Trustee for submission to the National Vessel Documentation Center for filing and recording and all actions reasonably necessary or advisable in connection therewith (and in connection with the other Collateral) shall have been taken;

(iii)    All conditions precedent to the funding of the Initial Non-Jones Act Tanker Loan shall have been satisfied and the Borrowers shall have received, in cash, or other immediately available funds, not less than $27,500,000 which the Borrowers shall have used to prepay a portion of their obligations under the Existing Term B Loan; and

(iv)    After application of the proceeds from the Initial Non-Jones Act Tanker Loan and the Initial Term Loan and of certain cash payments to be made by the Borrowers, the Borrowers’ obligations under the Existing Term B Loan shall be repaid in full.

(e)    Financial Statements. The Administrative Agent and each Lender shall have received the historical financial statements and projections described in Section 3.04.

(f)    Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders, favorable written opinions from each of (i) Gunster, Yoakley & Stewart, P.A., special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) William G. Gotimer, Jr., Esq., special maritime counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders (and allowing for reliance by their permitted successors and assigns on customary terms) and (C) covering such matters relating to the Term Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(g)    Solvency Certificate. The Lenders shall have received (i) a solvency certificate in the form of Exhibit Q (appropriately completed), dated the Closing Date and signed by the chief financial officer of the Borrower Representative, certifying that the Borrowers, on a consolidated basis, after giving effect to the Transactions, are Solvent, and (ii) a solvency certificate in the form of Exhibit Q (appropriately completed), dated the Closing Date and signed by the chief financial officer of Holdings, certifying that the Loan Parties, on a consolidated basis, after giving effect to the Transactions, are Solvent.

(h)    Fees. The Agents and the Lenders shall have received all amounts due and payable under any Term Loan Document, the Commitment Letter and the Fee Letter on or prior to the Closing Date, including all Fees and reasonable and documented costs, expenses (including legal fees and expenses of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and other counsel to the Agents, appraisal and collateral field exam fees and expenses and charges and recording taxes and fees) and other compensation and amounts required to be reimbursed or paid by the Loan Parties hereunder, under any other Term Loan Document, the Commitment Letter and the Fee Letter.

(i)	Personal Property Requirements. The Collateral Agent shall have received:

(i)    the Intercompany Subordination Agreement, executed by and among Holdings and the Borrowers;

(ii)    all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, Instruments, Deposit Accounts and Securities Accounts identified in the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement or the Holdings Pledge Agreement, as applicable);

(iii)    UCC financing statements in appropriate form for filing under the UCC in each U.S. jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens in all Collateral created, or purported to be created, by the Security Documents; and

(iv)    copies, each as of a recent date, of (x) the UCC searches required by the Perfection Certificate and (y) such other searches that the Administrative Agent deems reasonably necessary or appropriate.

(j)    Insurance. (i) The Lenders shall have received, with respect to (x) general property insurance policies and (y) general liability insurance policies, in each case, with an individual policy value in excess of $1,000,000, required by Section 5.04 and which do not relate to the Vessels, a copy of, or a certificate as to coverage under, any such general insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Lenders, and (ii) the Lenders shall be satisfied that the Insurance Deliverables Requirement shall have been satisfied with respect to each Collateral Vessel.

(k)	Bank Regulatory Documentation. The Lenders shall have received, at least three
(3) Business Days before the Closing Date, all documentation and other information required by bank regulatory authorities under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Patriot Act.

(l)    Maritime Registry Searches; Maritime Insurance; Etc. The Administrative Agent shall have received with respect to each Collateral Vessel:

(i)    certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of six (6) months;

(ii)    to the extent classed, a confirmation of class certificate issued by an Approved Classification Society showing such Collateral Vessel to be free of overdue recommendations and overdue conditions, issued not more than thirty (30) days prior to the Closing Date, and copies of all ISM and ISPS Code documentation for such Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired;

(iii)    an updated Abstract or a Certificate of Ownership (CG-1330) confirming documentation of such Collateral Vessel under the law and flag of the United States, the record owner of the Collateral Vessel and all Liens of record (which shall be only Permitted Collateral Vessel Liens or Liens to be discharged on or prior to the Closing Date) for such Collateral Vessel, such abstract or certificate to be issued not earlier than sixty (60) days prior to the Closing Date, and reasonably satisfactory to the Administrative Agent;

(iv)    a report, addressed to and in form and scope reasonably acceptable to the Administrative Agent, from a firm of marine insurance brokers reasonably acceptable to the Administrative Agent (including Marsh and Willis), confirming the particulars and placement of the marine insurances covering the Collateral Vessels and their compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary in the New York market; and

(v)    a report from an independent marine insurance consultant appointed by the Administrative Agent confirming the adequacy of the marine insurances covering the Collateral Vessels.

(m)    No Closing Date Material Adverse Effect. Since December 31, 2017, there shall not have occurred any event, change, effect, development, circumstance or condition that, either individually or in the aggregate, has caused or would reasonably be expected to cause a Closing Date Material Adverse Effect.

(n)    Ratings. The Lenders shall have received (i) a monitored public corporate rating and a monitored public corporate family rating for Holdings and its Subsidiaries (after giving effect to the Transactions) and (ii) a monitored public facility rating for the Term Loans from S&P or another NRSRO acceptable to the Required Lenders demonstrating a rating of at least B+ or better.

(o)    Closing Date Cash Requirement. After giving effect to the Transactions on the Closing Date (and all payments to be made in connection therewith on the Closing Date, including the payment of all fees and expenses but not including the borrowing of ABL Loans on the Closing Date), the Loan Parties shall have no less than $55,000,000 in unrestricted cash and Cash Equivalents on hand and
$75,000,000 in minimum liquidity.

(p)    Appraisals. The Lenders shall have received (i) an updated survey report for each Vessel built in 2009 and thereafter prepared by an Approved Broker in form, scope and methodology reasonably acceptable to the Required Lenders and addressed to the Collateral Agent and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely, and (ii) a copy of the Appraisal prepared by Dufour, Laskey & Strouse dated April 19, 2018 evidencing that the principal amount of the Initial Term Loan does not exceed 65% of the Fair Market Value of all Term Loan Priority Collateral Vessels built on or after January 1, 2009.

(q)    Holdings’ Latest 10Q. The Administrative Agent shall have received a copy of the latest 10Q filed by Holdings with the SEC in conformity with the most recent unaudited financial statements delivered by Holdings to the Lenders and without any qualifications.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension on the Closing Date) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth herein.

(a)Notice. The Lenders shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)No Default. At the time of, and after giving effect to the making of, any Credit Extension and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

(c)Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Term Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

Each delivery of a Borrowing Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers and Holdings that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section

4.2	have been satisfied.

Section 4.03    Conditions Subsequent.

(a)    Mortgage Releases. Immediately following the filing by the ABL Collateral Agent with the United States Coast Guard, National Vessel Documentation Center (“NVDC”), of a second mortgage on the Term Loan Priority Collateral Vessels, the Borrowers will cause the ABL Collateral Agent to file with NVDC a release of mortgage, in the forms previously provided to the Collateral Agent, releasing the ABL Collateral Agent’s existing first priority mortgage on each such Term Loan Priority Collateral Vessel and cause the ABL Collateral Agent to provide the Collateral Agent with a Certificate of Ownership evidencing the same.

(b)    Immaterial Subsidiaries. In the event that any of the Immaterial Subsidiaries designated on Schedule 3.07(d)(i) are not dissolved on or prior to March 31, 2019, the Borrowers shall cause to be delivered to the Lenders each of the items set forth in Sections 4.01(b)(i), 4.01(b)(ii), 4.01(f) and 4.01(i)(i) as they relate to each such entity and shall pay to the Agents and the Lenders on demand all reasonable and documented fees, costs and expenses (including legal fees and expenses of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC) incurred by them in connection with their review and comment on the documents and opinions provided. In addition, from the Closing Date until March 31, 2019 (or the earlier dissolution thereof) the Immaterial Subsidiaries designated on Schedule 3.07(d)(i) shall not own or acquire any assets in the amount of $100,000 for any such Immaterial Subsidiary or
$1,000,000 in the aggregate for all such Immaterial Subsidiaries.

(c)    Possessory Collateral. Within five (5) Business Days of the Closing Date, the Borrowers shall cause to be delivered to the Collateral Agent all certificates, agreements or instruments representing or evidencing the Securities Collateral (other than certificates representing or evidencing Equity Interests in the Immaterial Subsidiaries) accompanied by instruments of transfer and stock powers undated and endorsed in blank.

(d)    MII and MAPP Coverages. Within five (5) Business Days of the Closng Date, the Borrowers shall deliver to the Administrative Agent and the Lenders confirmation of the Borrowers’ placement of MII and MAPP coverage with respect to the Collateral Vessels.

ARTICLE V AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on the Initial Term Loan and all Incremental Term Loans, all Fees and all other expenses or amounts payable under any Term Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), each Loan Party will:

Section 5.01    Financial Statements, Reports, etc. Furnish to the Administrative Agent and each of the Lenders and, in the case of clauses (d) and (e) below, to the Collateral Agent:

(a)Annual Reports. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings and its Subsidiaries, (i) the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of independent public accountants of recognized national standing reasonably satisfactory to the Required Lenders (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, (ii) management’s discussion and analysis of the financial condition, results of operations and cash flows of Holdings and its Subsidiaries for such fiscal year, as compared to the previous fiscal year), (iii) the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year accompanied by a certificate of a Financial Officer of the Borrower Representative, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (vi) management’s discussion and analysis of the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries for such fiscal year, as compared to the previous fiscal year and budgeted amounts. Notwithstanding the foregoing, to the extent the Borrowers do not constitute more than 75% of both the Consolidated Total Assets of

Holdings and the consolidated revenue of Holdings, then the financial statements required by clause (iii) above shall be audited.

(b)Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each of each fiscal quarter of each fiscal year of Holdings and its Subsidiaries, (i) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal quarter and related consolidated statements of income, cash flows and stockholders equity for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet for the year end of the previous fiscal year and related consolidated statements of income, cash flows and stockholders equity for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of Holdings stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a)(i) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, (ii) management’s analysis and discussion of the financial condition, results of operations and cash flows of Holdings and its Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year,
(iii) the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of the Borrower Representative stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the annual financial statements referred to in clause (iii) of Section 5.01(a), subject to normal year-end audit adjustments and the absence of footnotes, and (iv) management’s discussion and analysis of the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year and budgeted amounts;

(c)Compliance Certificates. (i) Concurrently with any delivery of financial statements under Sections 5.01(a) and (b), a Compliance Certificate (x) certifying that no Default exists or, if a Default does exist and is continuing, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth a list (in reasonable detail) of all amounts in respect of Permitted Liens relating to any Collateral Vessel with respect to which (1) any action, suit, claim, dispute or proceeding before any Governmental Authority is commenced or, to the knowledge of any Loan Party, threatened, against such Collateral Vessel or such Collateral Vessel is otherwise attached, levied, arrested or taken into custody by any Governmental Authority by virtue of any such action, suit, claim, dispute, proceeding or otherwise, or (2) any Loan Party has been notified pursuant to 46 U.S.C. § 31343 that a “Notice of Claim of Lien” has been filed against such Collateral Vessel, (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate setting forth a list of all Collateral Vessels, Immaterial Subsidiaries and Unrestricted Subsidiaries as of the end of such fiscal year or fiscal quarter, as the case may be, and (iii) concurrently with any delivery of financial statements pursuant to Section 5.01(a) and Section 5.01(b), computations in reasonable detail and reasonably satisfactory to the Administrative Agent demonstrating compliance by both Holdings and the Borrowers, respectively, with the financial covenants set forth in Section 5.21;

(d)Consolidating Financial Statements.    Concurrently with the delivery of any consolidated financial statements of the Borrowers pursuant to Sections 5.01(a) and (b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e)	[Intentionally Omitted];

(f)Budgets. No later than forty five (45) days following the first day of each fiscal year of the Borrowers, a budget for such fiscal year in form reasonably satisfactory to Administrative Agent prepared by the Borrowers for each fiscal month of such fiscal year prepared in detail of the Borrowers, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Financial Officer of the Borrower Representative certifying that the budget is a reasonable estimate for the periods covered thereby;

(g)Other Reports and Filings. Promptly after the filing or delivery thereof, copies all financial information, proxy materials and reports, if any, which any Loan Party shall publicly file with the SEC or deliver to the holders (or any trustee, agent or other representative therefor) of Holdings’ and the Borrowers’ material Indebtedness, together with any appraisals of ABL Priority Collateral Vessels and borrowing base certificates delivered pursuant to an ABL Facility, pursuant to the terms of the documentation governing such Indebtedness, in each case, to the extent that any such information, proxy materials or reports are not independently delivered pursuant to this Agreement or publicly available;

(h)Environmental Information. At any time that any Loan Party has breached the representation and warranty in Section 3.19, is not in compliance with Section 5.09(a) or has delivered a notice pursuant to Section 5.02(e), provide, at the Borrowers’ sole cost and expense and at the request of the Administrative Agent, either (a) an environmental site assessment report concerning the Real Property owned, leased or operated by such Loan Party that is the subject of any such breach, non-compliance or notice, prepared by an environmental consulting firm reasonably approved by the Administrative Agent and the Lenders, provided that if the Borrowers fail to provide the same within forty-five (45) days after such request was made, the Administrative Agent may order the same at any time thereafter if the Borrowers are not diligently pursuing the completion of such report, the cost of which shall be borne by the Borrowers alone, and in such case the respective Loan Party shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders a license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrowers, all at the sole cost and expense of the Borrowers; or (b) copies of the reports of the United States Coast Guard, Environmental Protection Agency and National Transportation Safety Board, and of any applicable state agency, if and when issued, concerning such breach, non-compliance or notice if related to a Vessel or Chartered Vessel owned, chartered to or operated by such Loan Party;

(i)Other Information. Promptly, copies of the current borrowing base certificates delivered by the Borrowers to the ABL Lenders or such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Term Loan Document, or the environmental condition of any Vessel, Chartered Vessel or Real Property, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request from time to time. Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents;

(j)Profit Sharing Agreement. Concurrently with any delivery of any financial statements under Section 5.01(a) or (b), an Officer’s Certificate from a Responsible Officer of the

Borrower Representative setting forth computations, in reasonable detail, demonstrating the calculation of the estimated or, if then-determinable, actual Profit Share (as defined in the Profit Sharing Agreement) not yet paid constituting Excluded Collateral pursuant to clause (xvi) of the definition thereof; and

(k)Public Corporate Rating. Will cause Holdings and its Subsidiaries to deliver to the Administrative Agent, on each anniversary of the Closing Date, a monitored public facility rating (but not a specific monitored public facility rating) for the Term Loans, in each case from S&P or another NRSRO acceptable to the Required Lenders.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five (5) Business Days of obtaining knowledge thereof):

(a)any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)the filing or commencement of, or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Loan Party that has had, or would reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Term Loan Document or (iii) with respect to any of the other Transactions;

(c)any event, change, effect, development, circumstance, or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(d)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e)the receipt by any Loan Party of any notice of any Environmental Claim, violation by any Loan Party of Environmental Law, or knowledge by any Loan Party that there exists a condition that has resulted, or would reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations. conditions and liabilities the consequence of which would not be reasonably expected to result in a Material Adverse Effect; and

(f)(i) the incurrence of any Lien (other than Permitted Liens) on, or claim assessed against, all or any material portion of the Collateral or (ii) the occurrence of any other event which would reasonably be expected to materially and adversely affect all or a material portion of the Collateral.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights, franchises, licenses, privileges, permits, Governmental Approvals and Intellectual Property, except (x) as otherwise permitted under the Term Loan Documents or (y) other than in the case of the legal existence of any Loan Party, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as otherwise permitted under any Term Loan Document, do or cause to be done all things necessary to obtain, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of the Borrowers and from time to time will make, or cause to be made, all appropriate repairs, renewals and replacements thereof.

Section 5.04 Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance with financially sound and reputable insurers, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to the Vessels, Chartered Vessels and other properties material to the business of the Borrowers against such casualties and contingencies and of such types and in such amounts with such deductibles as has been historically carried by the Borrowers or is customary for similar businesses operating in the same or similar locations, or as otherwise required by any Legal Requirements; provided, however, in addition to the requirements set forth above in this sentence, the Borrowers will at all times cause at least the Required Insurance to be maintained with respect to the Collateral Vessels.

(b)All general property insurance policies and general liability insurance policies (in each case, with an individual policy value in excess of $1,000,000, except with respect to insurance related to the Vessels (which are covered by clause (c) below)) maintained by a Loan Party shall (i) provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least fourteen (14) days (or ten (10) days in the case of non-payment of premium) after receipt by the Lenders of written notice thereof, and (ii) name the Collateral Agent as loss payee (in the case of general property insurance) or additional insured on behalf of the Secured Parties (in the case of general liability insurance), as applicable; provided, however, that war risk insurance shall be subject to customary automatic termination of cover provisions in accordance with market practice.

(c)	Cause the Insurance Deliverables Requirement to be satisfied at all times.

(d)Notify the Lenders as soon as reasonably practicable whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by (or on behalf of) any Borrower; and promptly as soon as reasonably practicable deliver to the Lenders a copy of such policy or policies.

(e)No Borrower that is an owner or charterer of any Vessel or Chartered Vessel will take any action that is reasonably likely to be the basis for termination, revocation or denial of any material insurance coverage required to be maintained under the Term Loan Documents in respect of any Vessel or Chartered Vessel or that could reasonably be the basis for a defense to any material claim under any insurance policy maintained in respect of the Vessels and Chartered Vessels, and the Borrowers shall otherwise comply in all material respects with all insurance policies in respect of the Vessels and Chartered Vessels.

Section 5.05 Obligations and Taxes. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Loan Party shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)Timely and correctly file all federal, state and other material Tax Returns required to be filed by it.

(c)The Borrowers do not intend to treat the Term Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrowers determine to take any action inconsistent with such intention, it will promptly notify the Lenders thereof.

(d)Pay, perform and observe all of the terms and provisions of its Indebtedness and other contractual obligations promptly and in accordance with their respective terms except to the extent any failure to pay, perform or observe any such Indebtedness or other contractual obligations either would not constitute a Default or would not be reasonably expected to result in a Material Adverse Effect.

Section 5.06 Employee Benefits. (a) Comply with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code, with respect to all Employee Benefit Plans, except where such non-compliance would not be reasonably expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent, upon request, copies of (i) annual report (Form 5500 Series) filed by any Loan Party or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Pension Plan sponsored or maintained by any Loan Party, (ii) the most recent actuarial valuation report for each such Pension Plan, (iii) all notices received by any Loan Party or any of its Subsidiaries from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event, and (iv) such other information, documents or governmental reports or filings related to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Quarterly Lender Calls. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities (including accurate and complete records of its receivables and all payments and collection thereon). Each Loan Party will permit any representatives designated by the Administrative Agent and the Collateral Agent upon two (2) Business Days’ advance notice, during normal business hours, and not more than twice during any fiscal year of Holdings or the Borrowers (unless an Event of Default exists) (x) to visit and inspect in the presence of an officer of such Loan Party the financial records and the property of such Loan Party and to make extracts from and copies of such financial records, and (y) to permit any representatives designated by the Administrative Agent and the Collateral Agent to discuss the affairs, finances, accounts and condition of any Loan Party with the officers and employees thereof and advisors thereof (including independent accountants thereof) in the presence of an officer of such Loan Party; provided, however, nothing in this Section 5.07(a) either shall limit the rights of the Administrative Agent and the Collateral Agent, or the obligations of the Loan Parties, under Section 5.13.

(b) Within one hundred twenty (120) days after the close of the fourth (4th) fiscal quarter of the Borrowers in any fiscal year of the Borrowers, and, at the request of the Administrative Agent, within sixty (60) days after the close the first three (3) fiscal quarters of the Borrowers during each fiscal year of the Borrowers, host a conference call (the cost of which conference call is to be paid by the Borrowers) with representatives of the Administrative Agent and all Lenders (other than the Public Lenders) who choose to participate in such conference call upon reasonable prior notice to be held at such time as reasonably agreed by the Borrowers and the Administrative Agent, at which conference call shall be reviewed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Loan Parties and the budgets presented for the current fiscal year of the Borrowers.

Section 5.08    Use of Proceeds. Use the proceeds of the Initial Term Loan or any Incremental Term Loan only for the purposes set forth in Section 3.12.

Section 5.09    Compliance with Environmental Laws and other Legal Requirements.

(a)Comply, and use commercially reasonable efforts to cause all third party lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any remedial action required by Environmental Laws; provided, however, that no Loan Party shall be required to take any of the foregoing actions in this Section 5.09 to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)Comply with all other Legal Requirements (including the Jones Act) of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Additional Collateral; Additional Borrowers. (a) Subject to this Section 5.10, with respect to (x) any property acquired after the Closing Date (other than Excluded Collateral) by the Borrowers and (y) any property constituting Equity Interests of the Borrowers or any intercompany Indebtedness owed to Holdings by any of the Borrowers, in each case, that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Lenders and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Required Lenders shall reasonably deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens,
(ii) to the extent reasonably requested by the Required Lenders, deliver opinions of counsel to the Loan Parties in form and substance, and from counsel, reasonably acceptable to the Required Lenders, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lenders. The Borrowers and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Required Lenders shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)With respect to any person that becomes a direct or indirect Subsidiary of any Borrower after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a direct or indirect Subsidiary of such Borrower) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Borrower (except to the extent constituting Excluded Collateral), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to such Borrower together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Borrower and (ii) in the case such Subsidiary is a Domestic Subsidiary, cause such new Domestic Subsidiary to (A) execute a Joinder Agreement to become a Borrower hereunder and a party to the Security Agreement and the Intercreditor Agreement, (B) deliver to the Lenders an opinion or opinions of counsel to such Domestic Subsidiary in form and substance, and from counsel, reasonably satisfactory to the Required Lenders, and (C) take all actions necessary or advisable in the opinion of the Required Lenders and the Collateral Agent to cause the Lien created by the applicable Security Documents to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Required Lenders and the Collateral Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the immediately preceding sentence with respect to the Equity Interests of a Foreign Subsidiary that is a CFC shall be limited to (A) 66% of the total voting power of all outstanding Voting Equity Interests of such Foreign Subsidiary as long as necessary to avoid having the pledge of such Voting Equity Interests treated for U.S. income tax purposes as an indirect pledge of the assets of such Foreign Subsidiary, and otherwise shall be 100% of the total voting power of all outstanding Voting Equity Interests of such Foreign Subsidiary, and (B) 100% of the Equity Interests not constituting Voting Equity Interests of such Foreign Subsidiary (it being understood that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Equity Interests for purposes of this Section 5.10(b)).

(c)	[Reserved].

(d)	[Reserved].

(e)	[Reserved].

(f)Promptly after, and in any event within forty-five (45) days of, (i) the acquisition by a Borrower of a Vessel after the Closing Date, or (ii) any person that owns a vessel becoming a Borrower hereunder after the Closing Date, grant to the Mortgage Trustee a security interest in and Collateral Vessel Mortgage on such Vessel. Such Collateral Vessel Mortgage shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Required Lenders and the Mortgage Trustee and shall satisfy the provisions of the Vessel Collateral Requirements and such Collateral Vessel Mortgage shall constitute a valid and enforceable perfected First Priority (or, to the extent constituting ABL Priority Collateral, Second Priority) Lien subject only to Permitted Collateral Vessel Liens related thereto.

Section 5.11 Security Interests; Further Assurances. (a) Promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, at the sole cost and expense of the Loan Parties, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents, subject to no other Liens except Permitted Liens (or, in the case of Collateral Vessels, Permitted Collateral Vessel Liens), or obtain any consents or waivers as may be necessary or appropriate in connection therewith and (ii) without limiting the generality of the foregoing, execute, if required, and file, or cause to be filed, such financing or continuation statements under the UCC, or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain the Liens granted by such Collateral Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent or the Collateral Agent may reasonably require (subject to any limitations that may be set forth in the Security Documents), to protect and preserve the Liens granted or purported to be granted by the Security Documents. Notwithstanding the foregoing, with respect to Intellectual Property, the Borrowers and Subsidiary Guarantors shall only be required to file and record Intellectual Property security agreements with respect to material Intellectual Property in the United States Patent and Trademark Office or in the United States Copyright Office, as applicable (it being understood, without limiting the foregoing, that the Borrowers shall not be obligated to record any such grant of security interest in the Collateral that is Intellectual Property issued by or pending before any jurisdiction outside of the United States).

(b) At the reasonable written request of any counterparty to a Bank Product Agreement entered into after the Closing Date, the applicable Loan Party shall promptly execute an amendment to each Collateral Vessel Mortgage confirming that the obligations under such Bank Product Agreement are Secured Obligations under each Collateral Vessel Mortgage, and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12 Certain Information Regarding the Loan Parties. (a) Furnish thirty (30) days prior (or such shorter period acceptable to the Administrative Agent in its sole discretion) written notice to the Administrative Agent of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Each Loan Party agrees not to effect any change referred to in the immediately preceding sentence unless, within five (5) Business Days after such change (or such longer period acceptable to the Administrative Agent in its sole discretion), all filings have been made under the UCC or otherwise that are required (x) for the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, and
(y)in the case of a Collateral Vessel, to ensure that the Vessel Collateral Requirements remain satisfied with respect to such Collateral Vessel. Each Loan Party shall promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this Section 5.12.

Section 5.13 Appraisals; Inspections. The Borrowers agree that the Collateral Agent and the Administrative Agent (and their respective agents, representatives and consultants) shall be permitted to conduct from time to time Vessel Appraisals by Approved Appraisers of the Collateral Vessels (and related assets), which, in the case of the Appraisals delivered on the first and third anniversaries of the Closing Date, shall be a desktop appraisal of the Term Loan Priority Collateral Vessels, and in the case of the Appraisals delivered on the second and fourth anniversaries of the Closing Date, shall be a full appraisal of the Term Loan Priority Collateral Vessels built in 2009 or thereafter and a desktop appraisal of the other Term Loan Priority Collateral Vessels; provided that in the case of the Appraisal delivered on the fourth anniversary of the Closing Date, if the Holdings Total Leverage Ratio is not more than 3.0 to 1.0, then such Appraisal shall be a desktop Appraisal in respect of all Term Loan Priority Collateral Vessels; provided, that (i) the Collateral Agent and the Administrative Agent shall only be permitted to conduct one Vessel Appraisal (or, in the discretion of the Administrative Agent or the Collateral Agent, two Vessel Appraisals) in the aggregate for each Collateral Vessel at the Borrowers’ cost and expense in any twelve (12) month period, and (ii) during the existence and continuation of an Event of Default, there shall be no limit on the number of additional Vessel Appraisals of each Collateral Vessel that the Collateral Agent and the Administrative Agent may conduct at the Borrowers' cost and expense in any twelve (12) month period. The Borrowers agree to permit annual inspections of the Vessels by an Approved Broker (and if requested by the Collateral Agent, accompanied by the Collateral Agent or its representative) no more than one (1) time per year per Vessel absent an Event of Default, and during the existence and continuance of an Event of Default, as often as the Collateral Agent shall request. None of the Collateral Agent, the Administrative Agent and the Lenders shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection or report with any Loan Party. Each of the Loan Parties acknowledges that all inspections and reports are prepared for the Collateral Agent, the Administrative Agent and the Lenders for their purposes and the Loan Parties shall not be entitled to rely upon them.

Section 5.14 Deposit Accounts; Securities Accounts. To the extent that any Borrower enters into any Deposit Account Control Agreement or Securities Account Control Agreement with respect to any Controlled Specified ABL Account, such Borrower also shall enter into a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of the Collateral Agent covering such Controlled Specified ABL Account.

Section 5.15 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein. Notwithstanding anything to the contrary contained in this Agreement or the other Term Loan Documents, the parties hereto acknowledge and agree that all conditions precedent and representations contained in this Agreement and the other Term Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.15 within the time periods required thereon, rather than as elsewhere provided in the Term Loan Documents).

Section 5.16    Citizenship; Flag of Vessel; Vessel Classifications; Operation of Vessels.

(a)    Each Borrower which owns, charters by demise or operates a Vessel or Chartered Vessel will remain a Section 2 Citizen qualified to own, charter by demise and operate such Vessel or Chartered Vessel under the laws of the United States if such qualification is required for the trade in which such Vessel or Chartered Vessel is engaged.

(b)    Each Borrower which owns, charters by demise or operates a Vessel or Chartered Vessel will (i) comply with and satisfy all applicable Legal Requirements of the United States in order that such Vessel or Chartered Vessel shall continue to be documented pursuant to the laws of the United States with such endorsements as shall qualify such Vessel or Chartered Vessel for participation in the trades and services to which it is dedicated from time to time, and (ii) not do or allow to be done anything whereby such documentation is or would reasonably be expected to be forfeited, unless the failure to comply with such Legal Requirements or obtain such documentation for such Vessel or Chartered Vessel would not reasonably be expected have a Material Adverse Effect.

(c)    Each Borrower which owns, charters by demise or operates a Vessel or Chartered Vessel will ensure that each Vessel or Chartered Vessel is in all respects seaworthy and fit for its intended service and maintains its classification in effect as of the Closing Date (or a higher classification) or is classed in the highest class available for vessels of its age and type with an Approved Classification Society, free of any overdue conditions or recommendations affecting class, unless the failure to maintain such seaworthiness or to remain fit for its intended service or obtain such classification or the existence of any overdue conditions or recommendations affecting class would not reasonably be expected to have a Material Adverse Effect or result in any suspensions, discontinuances or withdrawal of class.

(d)    Each Borrower which owns, charters by demise or operates a Vessel or Chartered Vessel will submit such Vessel or Chartered Vessel to such surveys as may be required for classification purposes and, upon the reasonable written request of the Administrative Agent, supply to the Administrative Agent and the Lenders copies of all such survey reports and classification certificates issued in respect thereof.

(e)    Each Borrower which owns, charters by demise or operates a Vessel or Chartered Vessel will promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Collateral Vessel Liens) on, or claims (other than Permitted Collateral Vessel Liens) enforceable against, such Vessel or Chartered Vessel other than any of the foregoing (i) being contested in good faith and diligently by appropriate legal proceedings, and, in the event of arrest of any Vessel or Chartered Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure the release of such Vessel or Chartered Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require, (ii) Liens incurred or placed on Chartered Vessels by their respective owners to the extent permitted by the terms of the respective charter

(“Permitted Chartered Vessel Liens”), or (iii) which would not reasonably be expected to have a Material Adverse Effect.

(f)    Each Borrower which owns, charters by demise or operates a Vessel or Chartered Vessel will maintain a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any Vessel or Chartered Vessel and such other similar certificates as may be required in the course of the operations of any Vessel or Chartered Vessel pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements (including the ISM Code and the ISPS Code).

(g)    Promptly after, and in any event within forty-five (45) days after, (i) the acquisition by a Borrower of a Vessel after the Closing Date, (ii) any person that owns a Vessel becomes a Borrower hereunder after the Closing Date, or (iii) any change of the documented owner, name or official number, of a Vessel, (x) the Borrowers shall provide the Administrative Agent and the Collateral Agent with the name, documented owner, official number and, if such Vessel is a Collateral Vessel, the applicable Borrower shall take such action as the Collateral Agent may reasonably request to ensure the Collateral Agent has a valid and perfected First Priority (or, in the case of each ABL Priority Collateral Vessel, Second Priority) Lien thereon, and (y) in the case of preceding clauses (i) and (ii) as they relate to a Collateral Vessel, the Collateral Agent shall (at the Borrowers’ sole cost and expense and reasonable request) cooperate with the Borrowers to record any filings that are required to ensure that the Vessel Collateral Requirements are satisfied.

(h)    Each Borrower which enters into a Permitted Charter of a Collateral Vessel shall cause to be included in such charter a provision confirming the priority of any preferred ship mortgages covering such Collateral Vessel over the rights of the charterer under such Permitted Charter, and upon such Borrower’s request solely with respect to the “OVERSEAS CASCADE”, Official Number 1221232 and as a condition to the extension or replacement of that certain Time Charter Party dated October 4, 2007 by and between Petrobras America Inc. (“Petrobras”) and Overseas ST Holding LLC, the Mortgage Trustee shall enter into, with Petrobras, a quiet enjoyment agreement substantially in the form of Exhibit R together with such additional terms reasonably requested by Petrobras, subject to the Mortgage Trustee’s consent, such consent not to be unreasonably withheld or delayed; provided, however, that the foregoing provisions of this clause (h) shall not apply to any Permitted Charter with a term (including extension options) of twelve (12) months or less so long as the Lien of the Collateral Vessel Mortgage covering such Collateral Vessel has priority over the rights of the charterer under such Permitted Charter as a matter of law. As a condition to the entrance by the Mortgage Trustee into any quiet enjoyment agreement, Overseas ST Holding LLC shall require Petrobras to at all times during the term of any such quiet enjoyment agreement, to deposit all charter hire and other payments under any charter that is the subject of such quiet enjoyment agreement into an account over which the Collateral Agent has a First Priority Lien and which account is subject to a Deposit Account Control Agreement in form and substance satisfactory to the Collateral Agent and which Lien shall be subject to the terms and conditions of the Intercreditor Agreement.

Section 5.17 Borrower Group. So long as this Agreement shall remain in effect and until the Term Commitments have been terminated and all Obligations satisfied, (i) the Borrowers shall consist of OBS and those Subsidiaries of OBS that own (a) 75% of the consolidated assets held by Holdings and its Subsidiaries, and (b) 75% of the consolidated gross revenues of Holdings and its Subsidiaries, or (ii) the Borrowers shall comply with the requirements set forth in the last sentence of Section 5.01(a).

Section 5.18 Material Agreements. Comply with all contracts (including any charter contracts) and other agreements to which any Loan Party is a party, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19 Ship Management. Cause all Vessels owned by the Borrowers to be managed by Holdings or an Affiliate of Holdings or any third party manager reasonably acceptable to the Required Lenders, in each case, who is a Section 2 Citizen.

Section 5.20 Maintenance of Ratings. Maintain a public rating of the Term Loans (but not maintain a specific rating) from S&P or another NRSRO acceptable to the Required Lenders.

Section 5.21    Financial Covenants.

(a)In the case of Holdings, maintain at all times a Holdings Total Leverage Ratio for the four (4) quarters most recently ended of not more than the following:

5.0 to 1.0 at any time during the fiscal years 2018 and 2019;
4.25 to 1.0 at any time during the fiscal year 2020;
3.75 to 1.0 at any time during the fiscal year 2021; and
3.25 to 1.0 at any time during all fiscal years thereafter.

(b)In the case of Holdings, maintain at all times for the four (4) quarters most recently ended a Fixed Charge Coverage Ratio of not less than 1.2 to 1.00.

(c)In the case of the Borrowers (exclusive of the Unrestricted Subsidiaries) maintain at all times for the four (4) quarters most recently ended a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0.

Section 5.22 Most Favored Nations Provisions. In the event that any Borrower shall enter into any new (or shall modify any existing) agreement, instrument or document creating, securing or evidencing Indebtedness in excess of $5,000,000 containing one or more additional financial covenants (including, without limitation, financial reporting covenant) or additional defaults related thereto not contained in this Agreement, or more favorable financial covenants (including, without limitation, financial reporting covenants) or events of default related thereto, the terms of this Agreement shall, without any further action on the part of the Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders, be deemed to be amended automatically to include each such additional financial covenants and additional defaults related thereto or more favorable financial covenant or event of default related thereto contained in such agreement, instrument or document; provided, however, that if subsequent thereto, the parties to any such agreements, instruments or documents agree to remove, loosen or make less restrictive any such financial covenants or events of default, then the terms of this Agreement shall, without any further action on the part of the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders and so long as such new terms are no less favorable to the Lenders than those which exist on the date hereof, shall be deemed to be similarly amended. In the event that the lenders under any such agreements, instruments or documents receive any compensation for such removal, loosening or making less restrictive such additional financial covenants or events of default, the Lenders shall be entitled to receive compensation (including, without limitation, an increase in any interest rate or the payment of any fees) in equivalent proportion thereto. The Loan Parties further covenant to promptly execute and deliver at the Borrowers’ cost and expense (including the fees and expenses of the Administrative Agent’s counsel) an amendment to this Agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders evidencing the amendment of this Agreement to include such additional financial covenants and additional defaults related thereto, or more favorable financial covenants or events of default related thereto, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 5.22, but shall merely be for the convenience of the parties hereto.

Section 5.23 AML/KYC Compliance. Promptly following a request by the Administrative Agent or any Lender therefor, provide such information and documentation reasonably requested by such party in order to allow such party to comply with all applicable “know your customer” requirements as set forth in such party’s bona fide internal policies or are legally required under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

ARTICLE VI NEGATIVE COVENANTS
Holdings and each other Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Term Commitments have been terminated and the principal of and interest and premium (if any) on the Initial Term Loan and each Incremental Term Loan and all Fees and all other expenses or amounts payable under any Term Loan Document have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), Holdings and each other Loan Party will not:

Section 6.01    Indebtedness. Allow any Borrower to incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)Indebtedness incurred under this Agreement and the other Term Loan
Documents;

(b)Indebtedness under the ABL Credit Agreement in an aggregate outstanding principal amount not to exceed $60,000,000 and any Permitted Refinancing Indebtedness in respect thereof constituting an ABL Facility;

(c)	Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(c), if any;

(d)Indebtedness under Hedging Obligations under Permitted Hedging Agreements in an amount not to exceed $10,000,000, in each case entered into in the ordinary course of business and not for speculative purposes; provided, that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Term Loan Documents, and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(e)Indebtedness arising from Investments permitted by Section 6.04 and Indebtedness of a Borrower owed to Holdings;

(f)(x) Indebtedness in respect of Purchase Money Obligations, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and (y) additional Indebtedness in respect of Purchase Money Obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation or improvement of Vessels of the Borrowers or Chartered Vessels, so long as (i) immediately before and after giving pro forma effect to the incurrence of such additional Indebtedness, no Event of

Default then exists or would result therefrom, and (ii) the Borrowers shall be in compliance, on a Pro Forma Basis, with an OBS Total Leverage Ratio of no greater than 4.50:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable;

(g)assumed Indebtedness of any person that becomes a Borrower (or is merged or consolidated with and into a Borrower) after the date hereof in connection with a Permitted Acquisition or other Investment permitted hereunder in an aggregate principal amount not to exceed $30,000,000 at any time outstanding for all such Indebtedness; provided, that such Indebtedness (i) exists at the time of such Permitted Acquisition or other Investment, and (ii) is not created in anticipation or contemplation of such Permitted Acquisition or other Investment;

(h)Indebtedness in respect of bid, performance, customs or surety bonds issued for the account of any Borrower in the ordinary course of business, including guarantees or obligations of any Borrower with respect to letters of credit supporting such bid, performance, customs or surety obligations (in each case other than for an obligation for borrowed money), in an aggregate amount not to exceed
$5,000,000 at any time outstanding;

(i)Indebtedness in respect of the Non-Jones Act Tanker Loans in an amount not to exceed $55,000,000 in the aggregate;

(j)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(k)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m)other Indebtedness in an aggregate principal amount for all Borrowers not to exceed $50,000,000 at any time outstanding, of which up to (but not more than) $30,000,000 may be secured to the extent permitted by Section 6.02(w);

(n)Additional Permitted Unsecured Debt under the Additional Permitted Unsecured Debt Documents not to exceed $5,000,000 in the aggregate, so long as (i) the requirements set forth in the definition of “Additional Permitted Unsecured Debt” contained herein are (and continue to be) satisfied,
(ii) no Default exists immediately before or after giving effect to the incurrence of such Indebtedness, (iii) at the time of the incurrence of such Indebtedness and immediately after giving effect thereto, the Borrowers shall be in compliance, on a Pro Forma Basis with, an OBS Total Leverage Ratio of no greater than 4.5 to 1.0 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable, and (iv) prior to the incurrence of such Indebtedness, the Borrowers shall have delivered to the Administrative Agent an Officer’s Certificate of the Borrower Representative certifying as to compliance with the requirements of preceding clauses (i) through (iii) and containing the calculations (in reasonable detail) required by preceding clause (iii); and

(o)Subordinated Indebtedness so long as (i) no Default exists immediately before or after giving effect to the incurrence of such Subordinated Indebtedness, and (ii) at the time of incurrence of such Subordinated Indebtedness and immediately after giving effect thereto, the Borrowers shall be in compliance, on a Pro Forma Basis, with an OBS Total Leverage Ratio of no greater than 4.5 to 1.0 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable.

(p)Indebtedness incurred in relation to (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels or Chartered Vessels owned, leased, time chartered or bareboat chartered to or by the any Borrower in the ordinary course of business,
(ii)dry docking of any of the Vessels or Chartered Vessels owned or leased by any Borrower for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business and (iii) Vessel or Chartered Vessel amendments or modifications required to allow worldwide trading and commercial acceptance by any potential charterer, in each case as required by any change after the Closing Date in applicable law or regulation.

Section 6.02 Liens. Allow any Borrower to create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)    inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are immaterial or being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)    Liens in respect of property (other than Vessels) of any Borrower imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business), and (i) which do not in the aggregate materially and adversely affect the value of the property subject to such Lien, and do not materially impair the use thereof in the operation of the business of the respective Borrower, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate legal proceedings timely initiated and diligently pursued and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c)    any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)    easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrowers at or otherwise with respect to such Real Property;

(e)    Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Borrower(s) affected shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f)    Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(g)    leases of the properties of any Borrower, in each case entered into in the ordinary course of such Borrower’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of such Borrower or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower in the ordinary course of business in accordance with the past practices of such Borrower;

(i)    Liens securing Indebtedness incurred by any Borrower pursuant to Section 6.01(f), provided, that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness and (ii) do not encumber any other property of such Borrower;

(j)    so long as the Intercreditor Agreement is in effect and subject to the terms thereof, Liens on the Collateral securing obligations under the ABL Loan Documents;

(k)    Liens on property rented to, or leased by, any Borrower pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.03, (ii) such Liens do not encumber any other property of such Borrower, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(l)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of applicable Legal

Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m)    Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Borrower to the extent permitted hereunder; provided, that
(x) such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens, and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation and (y) any Indebtedness that is secured by such Liens is permitted by Section 6.01(g);

(n)	Liens granted pursuant to the Term Loan Documents to secure the Secured
Obligations;

(o)	licenses of Intellectual Property granted by any Borrower in the ordinary course of business;

(p)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)    Liens in the ordinary course of business for bunkers, drydocking, maintenance, repairs and improvements to Vessels, crews’ wages, salvage (including contract salvage) and maritime Liens (other than in respect of Indebtedness);

(t)    with respect only to the Vessels, Liens arising by operation of law and fully covered (in excess of permitted deductibles) by the Required Insurance, such coverage to be confirmed upon the request of the Collateral Agent by the marine insurance broker placing the applicable Required Insurance;

(u)    Liens solely on any cash earnest money deposits made by any Borrower in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(v)	Liens arising pursuant to a Permitted Charter;

(w)    additional Liens of the Borrowers not otherwise permitted by this Section 6.02 and incurred in the ordinary course of business that (i) do not materially impair the use of such assets in the operation of the business of any Borrower and (ii) do not secure obligations in excess of $30,000,000 in the aggregate for all such Liens at any time; and

(x)    the Liens described in Section 4.03(a) provided that such Liens are subsequently discharged in accordance with said Section 4.03(a).

Any reference in any of the Term Loan Documents to a Permitted Lien (including a Permitted Collateral Vessel Lien) is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Term Loan Documents to any Permitted Lien (including any Permitted Collateral Vessel Lien).

Notwithstanding anything to the contrary contained in this Section 6.02 or in any other provision of this Agreement or any other Loan Document, no Loan Party shall, without the prior written consent of the Administrative Agent, pledge or grant to the ABL Agent or the ABL Lenders a mortgage over, or security interest in, any additional vessel(s) acquired by any such Loan Party after the date of this Agreement.

Section 6.03 Sale and Leaseback Transactions. Allow any Borrower to enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), unless (i) the sale of such property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the Fair Market Value of such property, (ii) the Sale and Leaseback Transaction is permitted by Sections 6.06 and 6.17 and is consummated within ten (10) Business Days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.02(k), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.01, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.01, and (v) the aggregate Attributable Indebtedness incurred with respect to all such Sale and Leaseback Transactions shall not exceed $10,000,000 at any time outstanding; provided, however, in no event shall any Borrower enter into a Sale and Leaseback with respect to a Collateral Vessel.

Section 6.04 Investments, Loans and Advances. Allow any Borrower to directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)the Borrowers may consummate the Transactions in accordance with the provisions of the respective Transaction Documents;

(b)	Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c)the Borrowers may (i) acquire and hold accounts receivable, owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)	Hedging Obligations permitted pursuant to Section 6.01(d);

(e)loans and advances to directors, employees and officers of the Borrowers for bona fide business purposes and to purchase Equity Interests of the Borrowers, in aggregate amount not to exceed $1,000,000 at any time outstanding;

(f)	Investments by a Borrower in any other Borrower;

(g)Investments by a Borrower in any Unrestricted Subsidiary in the amount(s) in existence on the Closing Date;

(h)	Investments by the Borrowers in any Affiliate that is not a Borrower so long as
(x)any Investment in the form of a loan or advance shall be evidenced by an Intercompany Note and each such Intercompany Note shall be pledged by such Loan Party as Collateral pursuant to the Security Documents, (y) the aggregate amount of all Investments made by Loan Parties to Subsidiaries of the Borrowers that are not Loan Parties pursuant to preceding clause shall not exceed $30,000,000 at any time outstanding, and (z) immediately after giving effect thereto, the Borrowers shall have maintained during the preceding twelve (12) month period unrestricted cash and Cash Equivalents of not less than
$50,000,000 after deducting therefrom any sums outstanding under the ABL Facility;

(i)    Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(j)mergers and consolidations in compliance with Section 6.05;

(k)Investments made by any Borrower as a result of consideration received in connection with a disposition of property made in compliance with Section 6.06;

(l)	acquisitions of property in compliance with Section 6.07 (other than Section
6.07(a));

(m)	Restricted Payments in compliance with Section 6.08;

(n)Investments of any person that becomes a Borrower after the date hereof pursuant to a Permitted Acquisition or other Investment permitted hereunder; provided, that (i) such Investments exist at the time such person becomes a Borrower or is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Borrower, and (iii) such Investments are not directly or indirectly recourse to any of the other Borrowers or any of their respective assets, other than to the person that becomes a Borrower;

(o)so long as no Event of Default then exists or would result therefrom, Investments in Joint Ventures and other Investments in an aggregate amount not to exceed $40,000,000 at any time outstanding;

(p)so long as no Event of Default then exists or would result therefrom, any other Investments in an aggregate amount not to exceed the OBS Available Amount as in effect immediately prior to the respective Investment;

(q)to the extent constituting an Investment, payments to Holdings permitted pursuant to Section 6.09(e); and

(r)unsecured intercompany loans made by the Borrowers to Holdings subject to the Intercompany Subordination Agreement and evidenced by an Intercompany Note for the purposes, at the times and in amounts that would otherwise be permitted to be made as Restricted Payments to Holdings pursuant to Sections 6.08(b) through (d), inclusive (and with all such intercompany loans made pursuant to this clause (s) to reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Restricted Payments pursuant to such Sections 6.08(b) through (d)).

Section 6.05 Mergers and Consolidations. Allow any Borrower to wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation or plan of division (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a)the Transactions as contemplated by, and in compliance with, the respective Transaction Documents;

(b)dispositions    of    assets    in    compliance    with    Section    6.06    (other    than Sections 6.06(e), (f) and (g));

(c)	Permitted Acquisitions;

(d)any Borrower may merge or consolidate with or into any other Borrower; provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10, Section 5.11 or Section 5.14, as applicable;

(e)any Subsidiary of OBS that is not a Loan Party may merge into any other Subsidiary of OBS that is not a Loan Party;

(f)any Subsidiary of the Borrowers that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not reasonably be expected to be disadvantageous to the Agents and the Lenders in any material respect or result in a violation of the provisions of Section 5.17; and

(g)	dissolution of any Immaterial Subsidiaries.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.5 with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to another Loan Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrowers shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary contained in this Agreement or in any other Term Loan Document, no Borrower shall consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute.

Section 6.06    Asset Sales. Allow any Borrower to effect any disposition of any property, or agree to effect any disposition of any property, except that the following shall be permitted:

(a)dispositions of surplus, worn out or obsolete property (other than Vessels) by the Borrowers in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Borrowers, taken as a whole;

(b)disposition of any Term Loan Priority Collateral Vessel or ABL Priority Collateral Vessel so long as the proceeds thereof are applied in accordance with Section 2.09;

(c)leases of, or charter contracts in respect of, real or personal property (other than Sale and Leaseback Transactions) in the ordinary course of business and in accordance with the applicable Security Documents;

(d)	the Transactions as contemplated by, and in compliance with, the Transaction
Documents;

(e)	Investments in compliance with Section 6.04;

(f)	dispositions consisting of mergers and consolidations in compliance with Section
6.05;

(g)	Restricted Payments in compliance with Section 6.08;

(h)sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(i)	any disposition of property that constitutes a Casualty Event;

(j)	any disposition of property by any Borrower to another Borrower;

(k)the disposition of the Equity Interests of (i) Mykonos Tankers LLC or Santorini Tankers LLC by OBS to Holdings or OSG Financial Corp., and (ii) OSG Ship Management, Inc. by OBS to Holdings (with OSG Ship Management, Inc. to remain as a Borrower under this Agreement following such disposition);

(l)grants of non-exclusive licenses or sublicenses in the ordinary course of business to use the Borrowers’ Intellectual Property and technology to the extent that such license or sublicense does not materially impair the conduct of the business of the Borrowers or otherwise prohibit the Collateral Agent from obtaining a security interest in the Intellectual Property or technology subject to such license or sublicense; and

(m)sales, forgiveness or other dispositions without recourse in the ordinary course of business of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof but not as part of any financing transaction.

To the extent the Required Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrowers shall have previously provided to the Administrative Agent and the Collateral Agent such certifications or documents as the Administrative Agent and/or the Collateral Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Allow any Borrower to purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any time) except that the following shall be permitted:

(a)Investments in compliance with Section 6.04;

(b)	Capital Expenditures by the Borrowers;

(c)purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d)leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e)	the Transactions as contemplated by, and in compliance with, the Transaction
Documents;

(f)	Permitted Acquisitions;

(g)	mergers and consolidations in compliance with Section 6.05;

(h)	Restricted Payments in compliance with Section 6.08; and

(i)Sale and Leaseback Transactions in compliance with Section 6.03; provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section

5.10	or Section 5.11, as applicable.

Section 6.08 Restricted Payments. Neither Holdings nor any Borrower shall authorize, declare or pay, directly or indirectly, any Restricted Payments with respect to any Borrower (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a)    Borrower may pay Restricted Payments to any other Borrower;

(b)    OBS may pay Restricted Payments to Holdings in an amount equal to the OBS Available Amount so long as at the time of declaring and making such Restricted Payments: (i) OBS shall have maintained an OBS Total Leverage Ratio of not more than 4.25 to 1.00 and be in compliance with its Fixed Charge Coverage Ratio set forth in Section 5.21(c), in each case measured on a trailing twelve
(12) month basis, (ii) Holdings shall be in compliance with its Fixed Charge Coverage Ratio set forth in Section 5.21(b) and Holdings Total Leverage Ratio set forth in Section 5.21(a), in each case measured on a trailing twelve (12) month basis, (iii) OBS shall have maintained during the preceding twelve (12) month period unrestricted cash and Cash Equivalents of not less than $50,000,000 after deducting therefrom any sums outstanding under the ABL Facility and after giving effect to such Restricted Payments, and (iv) during the twelve (12) month period preceding the declaration and making of such Restricted Payment and after giving effect thereto on a Pro Forma Basis, no Event of Default shall have occurred;

(c)    Holdings may pay Restricted Payments to its shareholders in an amount equal to the OSG Available Amount so long as at the time of declaring and making such Restricted Payment: (i) Holdings shall be in compliance with the applicable Holdings Total Leverage Ratio set forth in Section 5.21(a) and its Fixed Charge Coverage Ratio set forth in Section 5.21(b), in each case measured on a trailing twelve (12) month basis, (ii) OBS shall be in compliance with its Fixed Charge Coverage Ratio set forth in Section 5.21(c) and shall have maintained an OBS Total Leverage Ratio of not more than 4.25 to 1.00, in each case measured on a trailing twelve (12) month basis, (iii) OBS and its Subsidiaries shall have maintained during the preceding twelve (12) month period unrestricted cash and Cash Equivalents of not less than $50,000,000 after deducting therefrom any sums outstanding under the

ABL Facility, and (iv) during the twelve (12) month period preceding the declaration and making of such Restricted Payment and after giving effect thereto on a Pro Forma Basis, no Event of Default shall have occurred;

(d)    so long as during the preceding twelve (12) month period the Loan Parties were in compliance with the various financial covenants set forth in Section 5.21 and no Event of Default shall have occurred and is continuing or would result therefrom, cash Restricted Payments by the Borrowers to Holdings at the times and in the amounts needed to permit Holdings to repurchase or redeem shares of its capital stock from directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of all such payments shall not exceed, in any period of twelve (12) consecutive months, $2,500,000 and, in the aggregate, $5,000,000;

(e)    to the extent constituting a Restricted Payment, payments to Holdings permitted pursuant to Section 6.09(e);

(f)    so long as no Event of Default then exists or would result therefrom, the Borrowers may make Permitted Tax Distributions to Holdings;

(g)    to the extent constituting a Restricted Payment, dispositions of property permitted pursuant to Section 6.06(k); and

(h)	payments permitted by Section 6.09(c).

Section 6.09 Transactions with Affiliates. Allow any Borrower to enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Borrower (other than between and among Borrowers to the extent permitted by this Agreement), other than on terms and conditions at least as favorable to such Borrower as would reasonably be obtained by such Borrower at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)Restricted Payments permitted by Section 6.08;

(b)OSG Ship Management Inc. may enter into one or more management services agreements with one or more Borrowers owning a Collateral Vessel;

(c)reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d)	the Transactions as contemplated by, and in accordance with, the Transaction
Documents;

(e)	Affiliate transactions to the extent set forth on Schedule 6.09(e);

(f)	dispositions of property permitted pursuant to Section 6.06(k); and

(g)so long as no Event of Default then exists or would result therefrom, (i) payments to Holdings in respect of any expenses for services provided by Holdings to the Borrowers in the ordinary course of business and consistent with past practices of the Borrowers (with such expenses to be determined in good faith by the Board of Directors of Holdings); provided that (x) to the extent such services are generally provided to Holdings’ Subsidiaries, any such expenses shall not exceed an amount reasonably allocable to the Borrowers, and (y) such payments (or any services agreement pursuant to which such payments are made) have been approved by a majority of the members of the Board of Directors of the Borrower Representative, (ii) payments to Holdings in respect of other intercompany trade claims incurred in the ordinary course of the Borrowers’ business, and (iii) payments to Holdings in respect of any intercompany Indebtedness owing to Holdings to the extent permitted by Section 6.01.

Section 6.10 Operating Leases. Allow the Borrowers to enter into operating leases or charters (exclusive of the Aker-Chartered Vessels (as such term is defined in the Security Agreement)) for which the annual operating rents or charter hire exceeds $50,000,000 in any given year.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc. Allow any Borrower to directly or indirectly:

(a)without the consent of the Required Lenders, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change in control or similar event of, any Subordinated Indebtedness;

(b)amend or modify, or permit the amendment or modification of, any provision of any Additional Permitted Unsecured Debt Documents or any documents related to Subordinated Indebtedness in any manner that is, or would reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender (it being understood and agreed that, in any event, any amendment or modification to any Additional Permitted Unsecured Debt Document which, in its amended or modified form, shall no longer satisfy the requirements of the definition of “Additional Permitted Unsecured Debt” contained herein shall not be permitted); or

(c)(x) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement and the Holdings Pledge Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and would not reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender, or (y) amend or modify any tax sharing or similar agreement without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

Section 6.12 Limitation on Certain Restrictions on Borrowers. Allow any Borrower to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Borrower to (i) pay Restricted Payments or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Borrower, or pay any Indebtedness owed to any Borrower, (ii) make loans or advances to any Borrower or (iii) transfer any of its properties to any Borrower, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a)applicable mandatory Legal Requirements;

(b)	this Agreement and the other Term Loan Documents;

(c)	the ABL Loan Documents;

(d)	Additional Permitted Unsecured Debt Documents;

(e)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Borrower;

(f)customary provisions restricting assignment of any agreement entered into by a Borrower in the ordinary course of business;

(g)customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided, that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder; or

(h)any encumbrances or restrictions imposed by any amendments that are otherwise permitted by the Term Loan Documents, of the contracts, instruments or obligations referred to in clause
(c) or (d) above; provided, that such amendments are not materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment.

Section 6.13 Limitation on Issuance of Capital Stock. With respect to any Subsidiary of OBS that is a Borrower, allow any such Subsidiary to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrowers in any class of the Equity Interests of such Subsidiary and (ii) Subsidiaries of the Borrowers formed or acquired after the Closing Date in accordance with this Agreement may issue Equity Interests to the Borrowers. All Equity Interests issued to a Loan Party in accordance with this Section 6.13 shall, to the extent required by Sections 5.10 and 5.11 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Business. With respect to Holdings and the Borrowers, allow a majority of their respective businesses to consist of engaging (directly or indirectly) in any businesses other than the marine transportation services and marine asset management businesses.

Section 6.15    [Reserved].

Section 6.16 Fiscal Periods. Change its fiscal year-end to a date other than December 31, or its fiscal quarter-end to a date other than March 31, June 30, September 30 and December 31.

Section 6.17 No Further Negative Pledge. Neither Holdings nor any Borrower shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Term Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(n)) on the properties encumbered thereby; (c) subject to the terms of the Intercreditor Agreement, the ABL Loan Documents; and (d) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (x) such restrictions apply only to such property to be sold or disposed of, and (y) such sale is permitted hereunder, (iii) consists of customary restrictions on the assignment of leases, licenses and other contracts entered into in the ordinary course of business, (iv) consists of Charter Contract Lien Restrictions with respect to any Vessel, (v) consists of customary prohibitions or limitations in joint venture agreements, pooling agreements and other similar agreements restricting the pledge or assignment thereof or (vi) consists of other contractual restrictions on pledges or assignments in agreements entered into in the ordinary course of business solely to the extent such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity.

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering. Neither Holdings nor any Borrower shall (a) directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22 that would result in a violation of Sanctions Laws, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti- Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti- Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.19 Embargoed Person. Neither Holdings nor any Borrower shall cause or permit (a) any of the funds or properties of any Loan Party that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, any person (individual or entity) with whom dealings are restricted or prohibited under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or any other similar list maintained by any Sanctions Authority, or 50% or greater owned by any such designated individual or entity that would result in a violation of Sanctions Laws, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any Loan Party, with the result that the investment in any Loan Party (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

Section 6.20 Restrictions on Chartering, etc. Allow any Borrower to (i) let a Vessel or Chartered Vessel on demise charter for any period or (ii) enter into any charter in respect of the Vessel or Chartered Vessel other than a Permitted Charter.

ARTICLE VII GUARANTEE
Section 7.01 The Guarantee. The Guarantors hereby guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, premium (if any) and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) on the Initial Term Loan or any Incremental Term Loan made by the Lenders to, and the Notes, if any, held by each Lender of, the

Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Borrower in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not merely of collection and, to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full in cash of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement, the other Term Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Term Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Term Loan Documents.

The Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any of the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness or other Obligation of any Loan Party to a Guarantor shall be unsecured and fully subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Subordination Agreement.

Section 7.05 Remedies. The Guarantors agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and other Term Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Keepwell. Each Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Section 7.01 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under Section 7.01, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.09 shall remain in full force and effect until a discharge of Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.10    [Reserved].

ARTICLE VIII EVENTS OF DEFAULT
Section 8.01    Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)default shall be made in the payment of any principal of the Initial Term Loan or any Incremental Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether optional or mandatory) thereof or by acceleration thereof or otherwise;

(b)default shall be made in the payment of any interest on the Initial Term Loan or any Incremental Term Loan or any Fee or any other amount (other than an amount referred to in clause
(a)above) due under any Term Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether optional or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by any Loan Party in any Term Loan Document, or in any certificate, financial statement or other instrument furnished in connection with or required to be given or delivered by any Loan Party pursuant to any Term Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or so furnished;

(d)    default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01, Section 5.02(a), Section 5.03(a) (as it relates to a Loan Party), Section 5.04, Section 5.08, Section 5.10, Section 5.13, Section 5.14, Section 5.16, Section 5.19, Section 5.20, Section 5.21, Section 5.22 or in Article VI;

(e)    default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Term Loan Document (other than those specified in clause (a), (b) or (d) above) and such default shall continue unremedied or shall not have been waived
(i) in the case of the Fee Letter, for a period of five (5) Business Days, and (ii) in the case of any other covenant, condition or agreement for a period of thirty (30) days after the earlier of (x) any Loan Party obtaining knowledge thereof and (y) written notice thereof from the Administrative Agent or the Required Lenders to the Borrowers;

(f)    any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of the ABL Facility or any other Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of the ABL Facility or such other Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that it shall not constitute an Event of Default pursuant to this clause (f) unless such other Indebtedness (other than that owed to the ABL Lenders under the ABL Facility) referred to in clauses (i) and (ii) equals or exceeds $25,000,000 at any one time;

(g)    an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or of a substantial part of the property of any Loan Party, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Loan Party for a substantial part of the property of any Loan Party; or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed for sixty (60) days or an Order approving or ordering any of the foregoing shall be entered;

(h)    any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Loan Party or for a substantial part of the property of any Loan Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except to the extent permitted by Section 6.05, wind up or liquidate; or

(viii)	take any action for the purpose of effecting any of the foregoing;

(i)    one or more Orders for the payment of money in an aggregate amount of
$25,000,000 or more that are not covered by insurance from an unaffiliated insurance company with an
A.M. Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty
(30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party to enforce any such Order;

(j)one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(k)any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected First Priority or Second Priority (as applicable) (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in, all of the Collateral (other than an immaterial portion) thereunder) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Loan Party not to be, a valid, enforceable, perfected, First Priority or Second Priority (as applicable) (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in the Collateral (other than an immaterial portion) covered thereby;

(l)(x) any Term Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, (y) a proceeding shall be commenced by or on behalf of any Loan Party or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or (z) any Loan Party (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations;

(m)the Intercreditor Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent or the Administrative Agent, as applicable, for the benefit of the Secured Parties or the Lenders, Lien priority, rights, powers and privileges purported to be created and granted under the Intercreditor Agreement, or any Loan Party or any other party thereto or any Affiliate thereof (in each case, other than any Agent or any Lender) shall seek to establish the invalidity or unenforceability thereof; or

(n)	there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or
(h)above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Term Commitments; (ii) declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations so declared to be due and payable, together with any Prepayment Fee and all accrued but unpaid interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Term Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Term Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise (and/or direct the Collateral Agent to exercise) any and all of its (or the Collateral Agent’s) other rights and remedies under applicable Legal Requirements, hereunder and under the other Term Loan Documents; and in any event with respect to any Loan Party described in clause (g) or (h) above, the Term Commitments shall automatically terminate and the principal of the Obligations then outstanding, together with any Prepayment Fee and all accrued but unpaid interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Term Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Term Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02 Rescission. If at any time after termination of the Term Commitments or acceleration of the maturity of the Initial Term Loan and/or any Incremental Term Loans, the Loan Parties shall pay all arrears of interest and Fees and all payments on account of principal of the Initial Term Loan and/or any Incremental Term Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and Fees and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default (other than non-payment of principal of and accrued Prepayment Fee and interest on the Initial Term Loan and/or any Incremental Term Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Borrowers, the termination of the Term Commitments or the acceleration of the Initial Term Loan and/or any Incremental Term Loans and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Events of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Application of Proceeds. Subject to the provisions of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Term Loan Document, promptly by the Collateral Agent as follows:

(a)    First, to the indefeasible payment in full in cash of all reasonable and documented out-of-pocket costs and expenses, and all fees, commissions and taxes of such sale, collection or other realization (including compensation to the Administrative Agent, the Collateral Agent, the Paying Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent, the Paying Agent and/or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent, the Paying Agent or Collateral Agent are entitled to indemnification pursuant to the provisions of any Term Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)    Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any interest, Prepayment Fee or other fees and scheduled periodic payments on Bank Product Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d)    Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Secured Obligations (including principal on any Bank Product Obligations then due and owing);

(e)    Fifth, to the indefeasible payment in full in cash, pro rata, to any other Secured Obligations then due and owing, with any balance to be paid to the Paying Agent, for the ratable benefit of the Bank Product Providers, as cash collateral; and

(f)    Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE PAYING AGENT, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably designate and appoint) each of the Paying Agent, the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Term Loan Documents. Each Lender irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Term Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Term Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Bank Product Providers, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Term Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of their respective Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Paying Agent, the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender, and the Collateral Agent irrevocably appoints the Administrative Agent, as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge and authorize) that the Collateral Agent may act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the Secured Parties.

Section 10.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 10.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Term Loan Documents. Without limiting the generality of the foregoing,
(a)no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Term Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Term Loan Document or applicable Legal Requirements including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Insolvency Law, and (c) except as expressly set forth in the Term Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof describing such Default or Event of Default is given to such Agent by the Borrowers or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Term Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Term Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Term Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Term Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent and/or the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Term Loan Documents and the notification to the Administrative Agent and/or the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Term Loan Documents.

Section 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Term Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 10.06    Successor Agent. Each Agent may resign as such at any time upon at least ten
(10) days’ prior notice to the Lenders and the Borrowers and without notice to the Bank Product

Providers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, so long as no Event of Default shall have then occurred and be continuing, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within ten (10) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution or other finance company organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided, that if such retiring Agent is unable to find a commercial banking institution or other finance company that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Term Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Term Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Term Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender and Bank Product Provider acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender (and each Bank Product Provider) also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Term Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08 Name Agents. The parties hereto acknowledge that the Arranger, the Syndication Agents, and the Documentation Agent hold their titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrowers or Holdings and without limiting the obligation of the Borrowers or Holdings to do so), ratably according to their respective outstanding Term Loans in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Term Loans shall have been paid in full, ratably in accordance with such outstanding Term Loans and Term Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Term Commitments, the Term Loans, this Agreement, any of the other Term Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR
RELATED PERSON); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and non-appealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Term Loans and all other amounts payable hereunder and the termination of the Term Commitments.

Section 10.10 Withholding Taxes. To the extent required by any applicable Legal Requirements, the Paying Agent or the Administrative Agent, as applicable, may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Paying Agent or the Administrative Agent, as applicable, without the applicable withholding Tax being withheld from such payment and the Paying Agent or the Administrative Agent, as applicable, has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Paying Agent or the Administrative Agent, as applicable, did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Paying Agent or the Administrative Agent, as applicable, of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Paying Agent or the Administrative Agent, as applicable, reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Paying Agent or the Administrative Agent, as applicable, fully for all amounts paid, directly or indirectly, by the Paying Agent or Administrative Agent, as applicable, as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.11 Lender’s Representations, Warranties and Acknowledgements. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Term Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party or any Affiliate of a Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)Each Lender, by delivering its signature page to this Agreement or an Assignment and Acceptance Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Term Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 10.12    Security Documents and Guarantee.

(a)Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Term Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Bank Product Obligations with respect to any Bank Product Agreement. Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (ii) release Holdings from its Guarantee or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented.

(b)Anything contained in any of the Term Loan Documents to the contrary notwithstanding, each Loan Party, the Paying Agent, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Term Loan Documents may be exercised solely by the Paying Agent, the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)(i) Notwithstanding anything to the contrary contained herein or in any other Term Loan Document, the Paying Agent, the Administrative Agent and the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Bank Product Agreement) take such actions as shall be required to release (i) its security interest in any Collateral subject to any disposition permitted by the Term Loan Documents, and (ii) to release any Immaterial Subsidiary from its obligations under the Term Loan Documents upon its dissolution as contemplated pursuant to Section 4.03 hereof, to the extent necessary to permit such dissolution.

(ii)    Notwithstanding anything to the contrary contained herein or any other Term Loan Document, when all Secured Obligations (other than Secured Obligations in respect of any Bank Product Agreement and contingent indemnification obligations for which no claim or demand has been made) have been paid in full and all Term Commitments have terminated or expired, upon request of the Borrowers, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Term Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations in respect of Bank Product Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.03) allowed in such judicial proceeding; and

(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative

Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.14 Ship Mortgage Trust . The Mortgage Trustee agrees and declares, and each of the other Secured Parties acknowledges, that, subject to the terms and conditions of this Section 10.14, the Mortgage Trustee holds the Trust Property in trust for the Secured Parties absolutely. Each of the other Secured Parties agrees that the obligations, rights and benefits vested in the Mortgage Trustee shall be performed and exercised in accordance with this Section 10.14. For the avoidance of doubt, the Mortgage Trustee shall have the benefit of all of the provisions of this Agreement (including exculpatory and indemnification provisions) benefiting it in its capacity as Collateral Agent for the Secured Parties. In addition, the Mortgage Trustee and any attorney, agent or delegate of the Mortgage Trustee may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Mortgage Trustee or any other such person by or pursuant to the Collateral Vessel Mortgages or in respect of anything else done or omitted to be done in any way relating to the Collateral Vessel Mortgages.

Section 10.15 Intercreditor Agreement. Without limiting the generality of the foregoing, each Lender acknowledges and agrees that (a) such Lender has received and reviewed a copy of the Intercreditor Agreement and any exhibits and schedules thereto, (b) the Paying Agent, the Administrative Agent and the Collateral Agent are authorized to execute, deliver and perform their obligations under the Intercreditor Agreement on behalf of such Lender, (c) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Intercreditor Agreement as if a direct signatory party thereto, and (d) in the event of any conflict between the terms of the Intercreditor Agreement and any other Term Loan Document, the terms of the Intercreditor Agreement shall govern and control.

Section 10.16    Paying Agent.

(a)Each Lender hereby designates U.S. Bank National Association to act as the Paying Agent for such Lender under this Agreement and the other Term Loan Documents. Each Lender hereby irrevocably authorizes the Paying Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Paying Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Paying Agent may perform any of its duties hereunder by or through its agents or employees. The Paying Agent shall not have any duty to take any discretionary action or exercise any discretionary powers expressly contemplated hereby or the other Term Loan Documents, except discretionary rights and powers expressly contemplated hereby or by the other Term Loan Documents and which the Paying Agent has been directed in writing by the Administrative Agent; provided, however, that the Paying Agent shall not be required to take any action which exposes the Paying Agent to liability or which is contrary to this Agreement or the other Term Loan Documents or Applicable Law unless the Paying Agent is furnished with an indemnification reasonably satisfactory to the Paying Agent with respect thereto.

(b)The Paying Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Paying Agent nor any of its officers, directors or employees shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Holdings or any Borrower or any officer thereof contained in this Agreement, or in any of the other Term Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Paying Agent under or in connection with, this Agreement or any of the other Term Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Term Loan Documents or for any failure of Holdings or any Borrower to perform its obligations hereunder. The Paying Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Term Loan Documents, or to inspect the properties, books or records of Holdings or any Borrower. The duties of the Paying Agent as respects the Term Loans to the Borrowers shall be mechanical and administrative in nature; the Paying Agent shall not have by reason of this Agreement a fiduciary relationship in respect of the Administrative Agent or any Lender (regardless of whether an Event of Default has occurred and is continuing); and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Paying Agent any obligations in respect of this Agreement except as expressly set forth herein. The Paying Agent shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information (other than as it relates to the Loan Commitments received by it or payments made by Holdings or the Borrowers to it) relating to Holdings or any Borrower or any of their Affiliates that is communicated to or obtained by the Person servicing as the Paying Agent or any of its Affiliates in any capacity.

Without limiting the foregoing, the Paying Agent shall not be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any other agreements or documents to which it is a party, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Administrative Agent and/or the Lenders of their indemnification obligations under and in accordance with the provisions of Section 10.16(i) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action. The Paying Agent shall be fully justified in requesting direction from the Administrative Agent in the event this Agreement or any other Term Loan Document is silent or vague with respect to such Paying Agent’s duties, rights or obligations. The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Administrative Agent or the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. The Paying Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Paying Agent by the Borrowers or the Administrative Agent.

(c)The Paying Agent and any of its respective officers, partners, directors, employees or agents shall not be liable for any action taken or omitted by any agent or attorney-in-fact under or in connection with any of the Term Loan Documents except to the extent caused by the Paying Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order. Without prejudice to the generality of the foregoing, (i) the Paying Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or professional advisors; (ii) no Lender shall have any right of action whatsoever against the Paying Agent as a result of the Paying Agent acting or (where so instructed) refraining from acting hereunder or any of the other Term Loan Documents in accordance with the instructions of the Administrative Agent; (iii) the Paying Agent shall not incur liability under or in respect of this Agreement or any other Term Loan Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties; and (iv) the Paying Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Administrative Agent to provide, written instruction to exercise such discretion). As to any matters not expressly provided for by this Agreement or any matter that would require the Paying Agent to exercise any discretion hereunder or under any Term Loan Document, the Paying Agent shall not be obligated to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability unless the Paying Agent is furnished with a satisfactory indemnification from the Administrative Agent with respect thereto. The Paying Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Paying Agent shall not be responsible for any special, exemplary, punitive or consequential damages. The Paying Agent shall have no duty to monitor the performance of any obligor under any Term Loan Document nor shall it have any obligation or liability with respect to the compliance with statutory or regulatory requirements related to any Loan.

(d)Independently and without reliance upon the Paying Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Term Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. The Paying Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Term Loans or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. The Paying Agent shall not be responsible to any Lender for the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Term Loan Documents or the financial condition of any Borrower, or the existence of any Default or Event of Default.

The Paying Agent may resign on sixty (60) days’ written notice to the Administrative Agent and upon such resignation, the Administrative Agent will promptly designate a successor the Paying Agent reasonably satisfactory to the Borrower Representative.

Any such successor Paying Agent shall succeed to the rights, powers and duties of the Paying Agent, and the term “Paying Agent” shall mean such successor Paying Agent effective upon its appointment, and the former Paying Agent’s rights, powers and duties as the Paying Agent shall be terminated, without any other or further act or deed on the part of such former Paying Agent. After any Paying Agent’s resignation as Paying Agent, the provisions of this Section 10.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Paying Agent under this Agreement.

(e)If the Paying Agent shall request instructions from the Administrative Agent with respect to any act or action (including failure to act) in connection with this Agreement or any other Term Loan Document, the Paying Agent shall be entitled to refrain from such act or taking such action unless and until the Paying Agent shall have received instructions from the Administrative Agent; and the Paying Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither the Administrative Agent nor the Lenders shall have any right of action whatsoever against the Paying Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Administrative Agent.

(f)The Paying Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, consent, note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Term Loan Documents and its duties hereunder, upon advice of counsel selected by it. The Paying Agent shall not incur liability for relying thereon. In determining compliance with any condition hereunder, the Paying Agent shall be entitled to receive, and shall not incur any liability for relying upon, an officer’s certificate or an opinion of counsel or both certifying as to compliance with such condition. The Paying Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(g)The Paying Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Term Loan Document by or through any one or more sub- agents appointed by such Paying Agent. The Paying Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective agents. The exculpatory provisions of this Article shall apply to any such sub-agent and to the agents of the Paying Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Paying Agent. The Paying Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

(h)The Paying Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Term Loan Documents, unless the Paying Agent has received notice from the Administrative Agent or the Borrowers referring to this Agreement or the other Term Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.

(i)To the extent the Paying Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Paying Agent in proportion to its respective portion of the Term Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees (including reasonable legal fees, costs and expenses), costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Paying Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Term Loan Document and (whether brought by or involving any third party, the Borrowers or the Lenders); provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Paying Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(j)Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Paying Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its Paying Agents, this Agreement, the other Term Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures,
(2)any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

ARTICLE XI MISCELLANEOUS
Section 11.01    Notices.

(a)    Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:
(i)    if to any Loan Party, to the Borrowers at: OSG Bulk Ships, Inc.
Two Harbour Place
302 Knights Run Avenue Suite 1200
Tampa, Florida 33602 Attention: Richard Trueblood Telephone No.: (813) 209-0699
Facsimile No.: (813) 221-2769 Email: dtrueblood@osg.com

and

Attention: Susan Allan Telephone No.: (813) 209-0620
Facsimile No.: (813) 221-2769 Email: sallan@osg.com

(ii)	if to the Administrative Agent, to it at:

PGIM, Inc.
c/o Prudential Capital Group - CAF 3350 Riverwood Parkway
Suite 1500
Atlanta, Georgia 30339 Attention: Managing Director Facsimile No.: (770) 701-2460

and

Attention: Vice President and Corporate Counsel Facsimile No.: (770) 701-2460

if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto, and

(iii)	if to the Paying Agent, to it at:

U.S. Bank National Association 214 N. Tryon Street, 26th Floor Charlotte, NC 28202
Attention: Lisa Dowd
Email: lisa.dowd@usbank.com

Notice and other communications to the Lenders hereunder may (subject to Section 11.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to a Platform approved by the Administrative Agent in its reasonable discretion. Any party hereto may change its address, facsimile number or e-mail address for notice and other communications hereunder by notice to the other parties hereto. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)    Each Loan Party hereby agrees that it will provide to the Administrative Agent and the Lenders all information, documents and other materials that it is obligated to furnish to the Administrative Agent and the Lenders pursuant to this Agreement and any other Term Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this

Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to the Borrowers by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Term Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Term Loan Document in any other manner specified in this Agreement or any other Term Loan Document or as any such Agent shall require.

(c)    To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Term Loan Documents.

(d)    Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents or the Lenders by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to any Loan Party, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through the Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)    The Administrative Agent and each Lender agrees that the receipt of the Communications by the Administrative Agent and each such Lender at its e-mail address or the posting of the Communications on the Platform shall constitute effective delivery of the Communications to the Administrative Agent and each Lender for purposes of the Term Loan Documents. Each Lender agrees to maintain on the Platform a valid email address to which notices may be sent to such email address, and that neither the Administrative Agent nor any other Agent shall be liable for failure of any such Lender to maintain such an email address, or for the future of any Platform to deliver information to any such email address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Term Loan Document in any other manner specified in such Term Loan Document.

(f)    Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g)	[Reserved].

Section 11.02 Waivers; Amendment. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Term Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Term Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Term Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)Subject to Sections 11.02(c), 11.02(d) and 11.02(e), neither this Agreement nor any other Term Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Term Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall:

(i)    increase or extend the expiry date of the Term Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or an extension of the expiry date of the Term Commitment of any Lender for purposes of this clause (i));

(ii)    reduce the principal amount or premium, if any, of any Term Loan or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii)    postpone or extend the maturity of any Term Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Sections
2.08 and 2.09, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)) without the written consent of each Lender directly affected thereby;

(iv)    change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender directly affected thereby (provided that any amendment that clarifies any ambiguity or defect in the definition or use of Disqualified Institutions shall require only the consent of the Required Lenders and the Loan Parties);

(v)    change Section 2.13(b) or (c) or Section 9.01 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(vi)    change the percentage set forth in the definition of “Required Lenders” or any other provision of any Term Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii)    release Holdings from its Guarantee, or limit its liability in respect of such Guarantee, without the written consent of each Lender;

(viii)    except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(ix)    except as otherwise provided in the Intercreditor Agreement, subordinate the Obligations under the Term Loan Documents to any other Indebtedness without the written consent of each Lender; or

(x)    modify the protections afforded to an SPC pursuant to the provisions of Section 11.04(h) without the written consent of such SPC;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Collateral Agent) if (1) by the terms of such agreement the Term Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and

(3)	Section 2.16(b) is complied with.

(c)Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Term Loan Document) enter into any amendment or waiver of any Term Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d)Notwithstanding the foregoing, if, following the Closing Date, the Administrative Agent and the Borrowers shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Term Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Term Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

(e)Further, notwithstanding the foregoing, any provision of this Agreement and the other Term Loan Documents may be amended to effect any Incremental Loan Amendment as, and to the extent, provided in Sections 2.16.

(f)Notwithstanding anything to the contrary contained herein, during such period as a Lender is a Defaulting Lender, such Lender will not be entitled to vote in respect of amendments and waivers hereunder or under any other Term Loan Documents and the outstanding Term Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that such Defaulting Lender, and the amount of such Defaulting Lenders’ Term Loans, shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 11.02(b)(i)-(iii) (including the granting of any consents and waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender.

Section 11.03    Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)    all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Documentation Agent, the Paying Agent, and the Syndication Agents, including the reasonable and documented fees, disbursements and other charges of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Paying Agent, the Documentation Agent, and the Syndication Agents in connection with the syndication of the Term Loans and Term Commitments, the preparation, negotiation, execution and delivery of the Term Loan Documents, the administration of the Credit Extensions and Term Commitments (including with respect to the establishment and maintenance of a Platform and including the reasonable fees and disbursements of counsel as may be necessary or appropriate in the judgment of the Agents, and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Term Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii)    all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Paying Agent, any other Agent or any Lender (including the fees, charges and disbursements of Advisors for any of the foregoing) incurred in connection with the enforcement or protection of its rights under the Term Loan Documents, including its rights under this Section 11.03(a), or in connection with the Term Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided that, in the case of charges of outside counsel, such payment shall be limited to the reasonable and documented fees, disbursements and charges of (x) one primary counsel for the Agents and the Lenders (collectively with the Agents, taken as a group) and one primary counsel for the Paying Agent, (y) one local counsel and foreign counsel in each relevant jurisdiction for each of the Agents and the Lenders (collectively with the Agents, taken as a group) and
(z)one maritime counsel in each relevant jurisdiction for each of the Agents and the Lenders (collectively with the Agents, taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons), (B)

one local counsel and/or regulatory counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction and (C) one maritime counsel for each affected person (or group of similar affected persons) in each relevant jurisdiction;

(iii)    subject to Section 5.13, all reasonable and documented out-of-pocket costs and expenses incurred by (or on behalf of) the Administrative Agent and the Collateral Agent in respect of Vessel Appraisal fees and expenses; and

(iv)	all Other Taxes in respect of the Term Loan Documents.

(b)    The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented expenses (including reasonable and documented fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, one maritime counsel, local and foreign counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Indemnitees (and, in the case of an actual or potential conflict of interest of another firm of counsel (and maritime counsel and one firm of local and foreign counsel in each appropriate jurisdiction) for such affected Indemnitee))) and any and all claims, damages, losses and liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, relating to or in connection with (i) the execution, delivery, performance, administration or enforcement of the Term Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder including enforcement of any indemnification obligation, (ii) any actual or proposed use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property (A) owned, leased or operated by any Loan Party or (B) formerly owned, leased or operated by any Loan Party at the time of its ownership, lease or operations, (v) any Environmental Claim or threatened Environmental Claim against any of the Loan Parties relating to any Real Property, Vessel, Chartered Vessel or other property currently or formerly owned, leased or operated by any of the Loan Parties or relating to the operations of any of the Loan Parties, (vi) any non-compliance with, or violation of, applicable Environmental Laws or Environmental Permits by Loan Parties or its businesses, operations, Real Property, Vessels, Chartered Vessels and other properties, (vii) the imposition of any environmental Lien encumbering Real Property or Vessels or Chartered Vessels owned, leased or operated by any Loan Party, (viii) the consummation of the Transactions (including the syndication of the Initial Term Loan and the Term Commitments) and the other transactions contemplated hereby, (ix) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or other proceeding or preparation of a defense in connection with any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of their respective subsidiaries, affiliates or shareholders or otherwise, and regardless of whether any Indemnitee is a party thereto, or (x) any violation by the Borrower of the provisions of Chapter 535 of Title 46 of the United States Code; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or other Claims are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons, (ii) a material breach by such Indemnitee or any of its Related Persons or any of its or their respective obligations under the Term Loan Documents or (iii) any claims brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent or any other Agent in its capacity as such) not arising out of any act or omission by any Loan Party or any Affiliate thereof.

(c)    The Loan Parties agree, jointly and severally, that, without the prior written consent of the Agents and any affected Lender (such consent not to be unreasonably withheld), the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of Section 11.03(b) and asserted against an Indemnitee unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(d)    The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Initial Term Loan and all Incremental Term Loans and any other Secured Obligations, the release of Holdings and any other guarantor or of all or any portion of the Collateral, the expiration of the Term Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Term Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)    To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under clause (a) or (b) of this Section 11.03 in accordance with Section 10.03, each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided, that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this clause (e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the principal amount of outstanding Initial Term Loan and any Incremental Term Loans and unused Term Commitments at the time.

(f)    To the fullest extent permitted by applicable Legal Requirements, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Term Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Term Loan or the use of the proceeds thereof; provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 11.03. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Term Loan Documents or the transactions contemplated hereby or thereby.

(g)    All amounts due under this Section 11.03 shall be payable no later than ten (10) Business Days after written demand (accompanied by an invoice or other reasonable documentation) therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final and non-appealable judicial determination of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 11.03.

Section 11.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Paying Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void ab initio). Nothing in this Agreement or any other Term Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in clause (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Term Loan Document.

(b)Any Lender shall have the right at any time to assign to one or more assignees (other than any Loan Party or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it); provided, that:

(i)    except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication by the Arranger of the Term Commitments and the Initial Term Loan, or (C) an assignment of the entire remaining amount of the assigning Lender’s Term Commitment or its portion of the Initial Term Loan and any Incremental Term Loans, the amount of the Term Commitment or the portion of the Initial Term Loan or any Incremental Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of any assignment made in connection with the primary syndication of the Term Commitments and the Initial Term Loan by PGIM, Inc. and its Affiliates, $100,000); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amounts have been met;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of
$3,500 (unless such fee is waived by the Administrative Agent in its sole discretion); provided, however, in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments;

(iv)    the assignee, if it shall not then be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)    the assignee shall represent and warrant to the Borrowers and the Administrative Agent that it is an Eligible Assignee; and

(vi)    each of the Administrative Agent and (except (I) when an Event of Default has occurred and is continuing or (II) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund) the Borrowers must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (ii) the consent of the Administrative Agent shall not be required if such assignment is made to a Lender, an Affiliate of a Lender or an Approved Fund.

Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of the Borrowers to such assignee under Section 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by the Borrowers in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 11.03.

(c)The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Initial Term Loan and any Incremental Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Term Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(d). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

(e)Any Lender shall have the right at any time, without the consent of, or notice to the Borrowers, the Administrative Agent or any other person to sell participations to any person (other than any Loan Party or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Commitment and its interest in the Initial Term Loan and any Incremental Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Term Loan Documents and to approve any amendment, modification or waiver of any provision of the Term Loan

Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees in writing to be subject to Section 2.13(c) as though it were a Lender. Each Lender shall, acting for this purpose as a “non-fiduciary” agent of the Borrowers, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrowers, to the extent that the Participant requests payment from the Borrowers) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Term Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f)A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant agrees to comply with Section 2.14(f) as though it were a Lender (it being understood that the documentation required in Section 2.14(f) shall be delivered to the participating Lender).

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrowers the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and the Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of the Initial Term Loan or any Incremental Term Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make payment of its portion of the Initial Term Loan or any Incremental Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Initial Term Loan or any

Incremental Term Loan, the Granting Lender shall be obligated to make such Initial Term Loan or any Incremental Term Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrowers or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrowers or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrowers. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Term Loan Document. The making of its portion of the Initial Term Loan or any Incremental Term Loan by an SPC hereunder shall utilize the Term Commitment of the Granting Lender to the same extent, and as if, such loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any Material Non-Public Information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar laws domestic or foreign, federal, state, provincial or otherwise, based on or analogous or similar to the Uniform Electronic Transactions Act.

(j)Any assignor Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it) or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Upon request by any Lender or prospective Lender, the Administrative Agent shall be permitted to disclose to such Lender or prospective Lender the identity of the Disqualified Institutions.

Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Term Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Term Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Term Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Term Commitments have not expired or terminated. The provisions of Article X and Sections 2.11, 2.12, 2.14, 11.03, 11.05, 11.09, 11.10 and 11.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Commitments or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, Fee Letter and the other Term Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Term Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Term Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of any Agent, any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Term Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Term Loan Document (except, as to any other Term Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, and governed by, the law of the State of New York.

(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York , located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Term Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Term Loan Document or otherwise shall affect any right that the Administrative Agent, the Collateral Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Term Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Term Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement (excluding the Paying Agent who shall be served in accordance with applicable law) irrevocably consents to service of process in any action or proceeding arising out of or relating to any Term Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Term Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY TERM LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Arranger and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof, and any failure of such persons acting on behalf of the Administrative Agent, the Collateral Agent, an Arranger or a Lender to comply with this Section 11.12 shall constitute a breach of this Section 11.12 by the Administrative Agent, the Collateral Agent, such Arranger or such Lender, as applicable), (b) to the extent (i) requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners and the SEC) or (ii) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(g), provided that, solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and quasi-regulatory authorities, such disclosing entity shall notify the Borrowers as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies under the Term Loan Documents or any suit, action or proceeding relating to this Agreement or any other Term Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Term Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (f) with the consent of the Borrowers, (g) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information) or (h) to the extent such Information (a) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (b) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers or any Subsidiary. In addition, the Agents and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agents and the Lenders in connection with the administrative and management of this Agreement and the other Term Loan Documents. For the purposes of this Section 11.12, “Information” shall mean all information received from Holdings and the Borrowers relating to Holdings and the Borrowers or any of their Subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings and the Borrowers. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person accords to its own confidential information.

Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, the Borrowers (if the Borrowers’ consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)any lack of validity or enforceability of any Term Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Term Loan Document or any other agreement or instrument relating thereto;

(d)any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Term Loan Document; or

(f)any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Term Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

(c)Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Term Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Term Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Term Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 11.17 Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties and Responsible Officers thereof, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party and Responsible Officers in accordance with the Patriot Act.

Section 11.18 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Term Loan Documents for purposes of any reference in a Term Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Term Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Term Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Borrowers may obtain Bank Products from any Bank Product Provider, although the Borrowers are not required to do so. The Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Term Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Term Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 11.19 EXCLUDED SWAP OBLIGATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER TERM LOAN DOCUMENT, (I) ANY EXCLUDED SWAP OBLIGATIONS SHALL BE EXCLUDED FROM (X) THE DEFINITION OF “SECURED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) CONTAINED HEREIN OR IN ANY SECURITY DOCUMENT AND (Y) THE DEFINITION OF “GUARANTEED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) IN THE GUARANTEE OR IN ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS; (II) NO LIEN GRANTED PURSUANT TO ANY SECURITY DOCUMENT SHALL SECURE ANY EXCLUDED SWAP OBLIGATIONS; AND (III) NO EXCLUDED SWAP OBLIGATIONS SHALL BE GUARANTEED PURSUANT TO THE GUARANTEE OR ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS.

Section 11.20 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(a)EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS HAVE BEEN CREATED ON THE COLLATERAL PURSUANT TO THE ABL LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT SHALL PROVIDE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE TERM LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)THE PROVISIONS OF THIS SECTION 11.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS

AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

ARTICLE XII CROSS-GUARANTY
Section 12.01 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Collateral Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Collateral Agent and the Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article XII shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article XII shall be absolute and unconditional, irrespective of, and unaffected by,

(a)the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Term Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)the absence of any action to enforce this Agreement (including this Article XII) or any other Term Loan Document or the waiver or consent by the Collateral Agent and the Lenders with respect to any of the provisions thereof;

(c)the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Collateral Agent and the Lenders in respect thereof (including the release of any such security);

(d)	the insolvency of any Loan Party; or

(e)any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 12.02 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Collateral Agent or the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Collateral Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Term Loan Documents and that, but for the provisions of this Article XII and such waivers, the Collateral Agent and the Lenders would decline to enter into this Agreement.

Section 12.03    Benefit of Guaranty. Each Borrower agrees that the provisions of this Article XII are for the benefit of the Collateral Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the other Borrower and the Collateral Agent or the Lenders, the obligations of such other Borrower under the Term Loan Documents.

Section 12.04 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Term Loan Document, and except as set forth in Section 12.07, until all Obligations have been paid in full in cash, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co- obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit the Collateral Agent and the Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Article XII, and that the Collateral Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.04.

Section 12.05 Election of Remedies. If the Collateral Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Term Loan Documents giving the Collateral Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Collateral Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XII. If, in the exercise of any of its rights and remedies, the Collateral Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Collateral Agent or such Lender and waives any claim based upon such action, even if such action by the Collateral Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Collateral Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of the Collateral Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event the Collateral Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Term Loan Documents, the Collateral Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Collateral Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Collateral Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article X, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Collateral Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

Section 12.06 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Article XII (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)the amount that could be claimed by the Collateral Agent and the Lenders from such Borrower under this Article XII without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from the other Borrower under Section 12.07.

Section 12.07    Contribution with Respect to Guaranty Obligations.

(a)To the extent that any Borrower or any Guarantor shall make a payment under Article VII hereof or this Article XII, as applicable, of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by the other Borrowers and/or the Guarantors, exceeds the amount that any such Borrower or any such Guarantor would otherwise have paid if each Borrower and each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s or such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers and each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations, such Borrower and/or such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrowers and the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)As of any date of determination, the “Allocable Amount” of each Borrower or each Guarantor, as applicable, shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under Article VII hereof or from such Borrower under this Article XII without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)This Section is intended only to define the relative rights of the Borrowers and the Guarantors and nothing set forth in this Section 12.07 is intended to or shall impair the obligations of Borrowers or the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 7.01 and Section 12.01. Nothing contained in this Section 12.07 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.

(e)The rights of the indemnifying Borrowers against other Loan Parties under this Article XII shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

Section 12.08 Liability Cumulative. The liability of Borrowers under this Article XII is in addition to and shall be cumulative with all liabilities of each Borrower to the Collateral Agent and the Lenders under this Agreement and the other Term Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.,

Richard Trueblood Chief Financial Officer

OSG BULK SHIPS, INC. OSG AMERICA LLC
OSG AMERJCA OPERATING COMPANY LLC OSG SHIP MANAGEMENT, INC. MARITRANS GENERAL PARTNER INC. AMERJCAN SIDPHOLDING GROUP, INC. JUNEAU TANKER CORPORATION
OSG CAR CARRJERS, INC.
VIVIAN TANKSHIPS CORPORATION
U.S. SHIPHOLDING GROUP, INC., as Borrowers
________________________________________
Richard Trueblood
Chief Financial Officer

OSG 192LLC 0SG209LLC
0SG2l4LLC
0SG244LLC
0SG254LLC
OSG COURAGEOUS LLC
OSG DELAWARE BAY LIGHTERING LLC OSG ENDURANCE LLC
OSG ENTERPRISE LLC
OSG HONOUR LLC OSG INTREPID LLC
OVERSEAS ST HOLDING LLC OVERSEASANACORTESLLC OVERSEAS BOSTON LLC OVERSEAS HOUSTON LLC OVERSEAS LONG BEACH LLC OVERSEAS LOS ANGELES LLC OVERSEAS MARTINEZ LLC OVERSEAS NEW YORK LLC

OVERSEAS NIK1SKI LLC OVERSEAS TAMPA LLC OVERSEAS TEXAS CITY LLC 0SG242LLC
0SG243 LLC
OSG COLUMBIA LLC OSG INDEPENDENCE LLC
OSG PRODUCT TANKERS, LLC
MAREMAR TANKER LLC OSG FREEDOM LLC 0SG252LLC
OSG NAVIGATOR LLC,
as Borrowers

By: __________________________
Richard Trueblood
Authorized Signatory

MARITRANS OPERATING COMPANY L.P.,
as Borrower
By: Maritrans General Partner Inc.

By: ___________________________
Richard Trueblood
Chief Financial Officer

OSG AMERICA L.P.,
as Borrower

By:    OSG America LLC,

Its General Partner

By: ________________________________

Richard Trueblood
Chief Financial Officer

OSG PRODUCT TANKERS II, LLC OSG PRODUCT TANKERS I, LLC,
By: ___________________________
Richard Trueblood
Management Committee Representative

OSG PRODUCT TANKERS MEMBER LLC OSG PRODUCT TANKERS AVTC, LLC OSG MARITRANS PARENT LLC,

By:____________

Richard Trueblood
Manager

PGIM,INC.,
as Arranger

By:.    -------------
Name:
Title:

PGIM,INC.,
as Administrative Agent

By:
Name: Title:

THE    PRUDENTIAL    INSURANCE    COMPANY    OF
AMERICA, as Co-Syndication Agent and a Lender

By:	_ _ Name:
Title:

OSG PRODUCT TANKERS II, LLC OSG PRODUCT TANKERS I, LLC,
as Borrowers

By:	Richard Trueblood
Management Committee Representative

OSG PRODUCT TANKERS MEMBER LLC OSG PRODUCT TANKERS AVTC, LLC OSG MARITRANS PARENT LLC,
as Borrowers

By:	_ _
Richard Trueblood
Manager

PGIM, INC.,
as Arranger
By:
Name:
Title:

PGIM, INC.,
as Administrative Agent
By:
Name:
Title:

THE    PRUDENTIAL    INSURANCE    COMPANY    OF
AMERICA, as Co-Syndication Agent and a Lender

By:

Name:
Title:

PGIM, INC.,
as Collateral Agent and Mortgage Trustee

By:

Name:

Title:

GIBRALTAR UNIVERSAL LIFE REINSURANCE COMPANY,
as a Lender

By: PGIM, Inc., as investment manager

PICA HARTFORD LIFE & ANNUITY COMFORT TRUST,
as a Lender

By:	The Prudential Insurance Company of America, as Grantor

PICA HARTFORD LIFE INSURANCE COMFORT TRUST,
as a Lender

By:	The Prudential Insurance Company of America, as Grantor

PRUCO LIFE INSURANCE COMPANY,
as a Lender

By: PGIM, Inc.,
as investment manager

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY,
as a Lender

By: PGIM, Inc.,
as investment manager

PRUDENTIAL UNIVERSAL REINSURANCE COMPANY,
as a Lender

By: PGIM, Inc.,
as investment manager

AB Private Credit Investors Corporation, as Documentation Agent and a Lender

By:	Name: Justin Grimm
Title: Vice President

AB Private Credit Investors Middle Market Direct Lending Fund, L.P.,
as a Lender

By: AB Private Credit Investors Middle Market Direct Lending Fund G.P. L.P., its General Partner

By:	Name: Justin Grimm
Title: Vice President

AB Private Credit Investors Middle Market Direct Lending Fund II, L.P.,
as a Lender

By: AB Private Credit Investors Middle Market Direct Lending Fund G.P. L.P., its General Partner

By:	Name: Justin Grimm
Title: Vice President

ALLSTATE INSURANCE COMPANY
as a Lender

By:
Name:    Ryan Anderson
Title:    Authorized Signatory

By:
Name:    Jerry D. Zinkula
Title:    Authorized Signatory

ALLSTATE LIFE INSURANCE COMPANY
As a Lender

By: ______________________________________

Name:    Ryan Anderson

Title: Authorized Signatory

By: ______________________________________

Name:    Jerry D. Zinkula

Title: Authorized Signatory

Ally Bank,
As a Lender
By:
Name: W. Wakefield Smith
Title: Authorized Signatory

AXA Equitable Life Insurance Company, as a Lender

By:	Name: Justin Grimm
Title: Investment Officer

EAST WEST BANK,

By:	_ Name: Andy Gerot
Title: First Vice President

ENCINA EQUIP MENT FINANCE SPY, LLC
as a Lender

By:_________________
Name: Katherine Branch
Title: Duly Authorized Signatory

Investors Bank, as a Lender

By:
Name: Sondra Rowland Title:    Senior Vice President

PEAPACK CAPITAL CORPORATION,
as a Lender
By:
Name: Robert Cobleigh
Title: President

REGIONS BANK,
as a Lender

By:___________________
Name: Joe Dancy
Title: Senior Vice President

STONEBRIAR COMMERCIAL FINANCE LLC

as a Lender

By:_____________________________

Name: Jeffrey L. Wilkison

Title: SVP & Chief Credit Officer
ANNEX I

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

AXA Equitable Life Insurance Company

Name in which to register Notes (if different):

$ 4,838,557.78    $ 4,838,557.78

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: JPMorgan Chase
Address of Bank: 270 Park Avenue, New York, NY 10017 ABA No.: 021000021
Account Name: AXA Equitable Middle Market Loan Account No.: 037-2-414797
Reference: (Details of Loan)

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023 " and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Briana Finkelstein
(*) E Mail:    abloannotices@abglobal.com
Phone:    (914) 993-2381
Fax:    (212) 848-2410

Attn:    Cosmo Valente
(*) E Mail:    Cosmo.Valente@abglobal.com
Phone:    (212) 969-6384

Markit

Attn:    Billy Dechert
(*) E Mail:    alliance@markitwso.com
Phone:    972-560-5384
Fax:    201-215-9414

(3)	Address for all other communication and notices:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Briana Finkelstein
(*) E Mail:    abloannotices@abglobal.com
Phone:    (914) 993-2381
Fax:    (212) 848-2410

Attn:    Cosmo Valente
(*) E Mail:    Cosmo.Valente@abglobal.com
Phone:    (212) 969-6384

Markit

Attn:    Billy Dechert
(*) E Mail:    alliance@markitwso.com
Phone:    972-560-5384
Fax:    201-215-9414

(4)	Lender Credit Contact(s) Name: Allen Mazerolle Title:
Address:
Telephone: 512-721-2950
Email address: allen.mazerolle@alliancebernstein.com

Name: Christopher Lanshe Title:
Address:
Telephone: (512) 721-2952
Email address: chris.lanshe@abglobal.com

Name: Justin Grimm Title:
Address:
Telephone: (512) 721-2915
Email address: Justin.Grimm@abglobal.com

(5)	Lender Operations Contact(s) Name: Cosmo Valente
Title:
Address:
Telephone: (212) 969-6384
Email address: Cosmo.Valente@abglobal.com

Name: Briana Finkelstein Title:
Address:
Telephone: (914) 993-2381
Email address: Briana.finkelstein@alliancebernstein.com

Name: Michael Coffee Title:
Address:
Telephone: (212) 848-2410
Email address: michael.coffee@alliancebernstein.com

(6)	Instructions and Address for Delivery of Notes: AXA Equitable Life Insurance Company
1290 Avenue of the Americas

New York, N.Y. 10104
Law Department Attn: Dmitry Ivanov
212-314-3611

(7)	Tax Identification No.: 13-5570651

(8)	Signature Block:

AXA Equitable Life Insurance Company

By:     Name:
Title:

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

AB Private Credit Investors Middle Market Direct Lending
Fund, L.P.    $ 40,158,563.51    $ 40,158,563.51
Name in which to register Notes (if different):

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: State Street Bank
Address of Bank: 1 Lincoln St. Boston, MA 02111 ABA No.: 011000028
Account Name: AB PRVT CRDT INV MMDL FUND L.P.
Account No.: 10948891
Reference: AB PRVT CRDT INV MMD FUND LP / ABMK / 10948891

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023 " and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Michael Coffee
(*) E Mail:    ABloannotices@abglobal.com Phone:    (212) 969-1623
Fax:    (212) 848-2410

State Street
Attn:    Christina Chen
(*) E Mail:    AB_ABMK@statestreet.com Phone:    (617) 662-9164

Fax:    (617) 375-4207

(3)	Address for all other communication and notices:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Michael Coffee
(*) E Mail:    ABloannotices@abglobal.com Phone:    (212) 969-1623
Fax:    (212) 848-2410

State Street

Attn:    Christina Chen
(*) E Mail:    AB_ABMK@statestreet.com Phone:    (617) 662-9164

Fax:    (617) 375-4207

(4)	Lender Credit Contact(s) Name: Allen Mazerolle Title:
Address:
Telephone: 512-721-2950
Email address: allen.mazerolle@alliancebernstein.com

Name: Christopher Lanshe Title:
Address:
Telephone: (512) 721-2952
Email address: chris.lanshe@abglobal.com

Name: Justin Grimm Title:
Address:
Telephone: (512) 721-2915
Email address: Justin.Grimm@abglobal.com

(5)	Lender Operations Contact(s) Name: Briana Finkelstein Title:
Address:
Telephone: (914) 993-2381
Email address: Briana.finkelstein@alliancebernstein.com

Name: Michael Coffee Title:
Address:
Telephone: (212) 848-2410
Email address: michael.coffee@alliancebernstein.com

(6)	Instructions and Address for Delivery of Notes:

Briana Finkelstein

C/O ALLIANCEBERNSTEIN
1345 AVENUE OF THE AMERICAS FL 37 NEW YORK, NY 10105-0302

(7)	Tax Identification No.: 47-3339324

(8)	Signature Block:

AB Private Credit Investors Middle Market Direct Lending Fund, L.P.
By: AB Private Credit Investors Middle Market Direct Lending Fund G.P. L.P., its General Partner
By:

Name:
Title:

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

AB Private Credit Investors Middle Market Direct Lending
Fund II, L.P.    $ 5,458,236.72    $ 5,458,236.72
Name in which to register Notes (if different):

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: State Street Bank
Address of Bank: 1 Lincoln St. Boston MA 02111 ABA No.: 011000028
Account Name: AB PCI MM Dir. Ldg Fund II LP - ABKCL.P. Account No.: 11136850
Reference: AB PCI MM Dir. Ldg Fund II LP - ABKC

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Michael Coffee
(*) E Mail:    ABloannotices@abglobal.com Phone:    (212) 969-1623
Fax:    (212) 848-2410

State Street
Attn:    Christina Chen
(*) E Mail:    AB_ABKC@StateStreet.com Phone:    (617) 662-9164

Fax:    (617) 946-4508

(3)	Address for all other communication and notices:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Michael Coffee
(*) E Mail:    ABloannotices@abglobal.com Phone:    (212) 969-1623
Fax:    (212) 848-2410

State Street
Attn:    Christina Chen
(*) E Mail:    AB_ABKC@StateStreet.com

Phone:    (617) 662-9164

Fax:    (617) 946-4508

(4)	Lender Credit Contact(s) Name: Allen Mazerolle Title:
Address:
Telephone: 512-721-2950
Email address: allen.mazerolle@alliancebernstein.com

Name: Christopher Lanshe Title:
Address:
Telephone: (512) 721-2952
Email address: chris.lanshe@abglobal.com

Name: Justin Grimm Title:
Address:
Telephone: (512) 721-2915
Email address: Justin.Grimm@abglobal.com

(5)	Lender Operations Contact(s) Name: Briana Finkelstein Title:
Address:
Telephone: (914) 993-2381
Email address: Briana.finkelstein@alliancebernstein.com

Name: Michael Coffee Title:
Address:
Telephone: (212) 848-2410
Email address: michael.coffee@alliancebernstein.com

(6)	Instructions and Address for Delivery of Notes:

Briana Finkelstein

C/O ALLIANCEBERNSTEIN
1345 AVENUE OF THE AMERICAS FL 37 NEW YORK, NY 10105-0302

(7)	Tax Identification No.: 82-4769886

(8)	Signature Block:

AB Private Credit Investors Middle Market Direct Lending Fund II, L.P.
By: AB Private Credit Investors Middle Market Direct Lending Fund G.P. L.P., its General Partner
By:     Name:
Title:

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

AB Private Credit Investors Corporation

Name in which to register Notes (if different):

$ 6,544,641.99    $ 6,544,641.99

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: State Street Bank
Address of Bank: 1 Lincoln St. Boston, MA 02111 ABA No.: 011000028
Account Name: AB Private Credit Investors Corporation ABIK Account No.: 10904951
Reference: AB Private Credit Investors Corporation / ABIK / 10904951

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Michael Coffee
(*) E Mail:    ABloannotices@abglobal.com Phone:    (212) 969-1623
Fax:    (212) 848-2410

State Street
Attn:    Christina Chen
(*) E Mail:    ABIK_AB@StateStreet.com Phone:    (617) 662-9164

Fax:    (617) 310-8650

(3)	Address for all other communication and notices:
AllianceBernstein L.P.
1345 Avenue of the Americas - 37th floor New York, NY 10105
Attn:    Michael Coffee
(*) E Mail:    ABloannotices@abglobal.com Phone:    (212) 969-1623
Fax:    (212) 848-2410

State Street

Attn:    Christina Chen
(*) E Mail:    ABIK_AB@StateStreet.com Phone:    (617) 662-9164

Fax:    (617) 310-8650

(4)	Lender Credit Contact(s) Name: Allen Mazerolle Title:
Address:
Telephone: 512-721-2950
Email address: allen.mazerolle@alliancebernstein.com

Name: Christopher Lanshe Title:
Address:
Telephone: (512) 721-2952
Email address: chris.lanshe@abglobal.com

Name: Justin Grimm Title:
Address:
Telephone: (512) 721-2915
Email address: Justin.Grimm@abglobal.com

(5)	Lender Operations Contact(s) Name: Briana Finkelstein Title:
Address:
Telephone: (914) 993-2381
Email address: Briana.finkelstein@alliancebernstein.com

Name: Michael Coffee Title:
Address:
Telephone: (212) 848-2410
Email address: michael.coffee@alliancebernstein.com

(6)	Instructions and Address for Delivery of Notes:

Briana Finkelstein

C/O ALLIANCEBERNSTEIN
1345 AVENUE OF THE AMERICAS FL 37 NEW YORK, NY 10105-0302

(7)	Tax Identification No.: 81-2491356

(8)	Signature Block:

AB Private Credit Investors Corporation

By:     Name:
Title:

Aggregate
Principal
		Amount of Notes	Note
		to be Purchased	Denomination(s)
Allstate Life Insurance Company
	Name in which to register Notes (if	$15,000,000.00	$15,000,000.00
different):
(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:
Name of Bank: Citibank, Federal Savings Bank
Address of Bank:
399 Park Avenue
New York, NY 10022
ABA No.: 021000089
Account Name: ALIC Loans Custody Account
Account No.: 3054-6995
Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due
date and application (as among principal, interest and Obligations)
of the payment being made.
(2)	Address for all communications and notices related to payments:
Allstate Life Insurance Company
Investment Operations – Bank Loans
3075 Sanders Road, STE G6
Northbrook, IL 60062-7127
Telephone: (847) 402-3802
Fax: 1-214-461-8611
E-mail: 12144618611@tls.ldsprod.com
(3)	Address for all other communication and notices:
Allstate Life Insurance Company
3075 Sanders Road, Suite G5
Northbrook, Illinois 60062-7127
Telephone: 312-728-5456
Attn: Allen Dick
Allstate Life Insurance Company
3075 Sanders Road, Suite G5
Northbrook, Illinois 60062-7127
Telephone: 312-728-5515
Attn: Jerry Zinkula
(4)	Lender Credit Contact(s)
Name: Allen Dick
Title: Managing Principal
Address: 3075 Sanders Road, STE G5
Telephone: 312-728-5456
Email address: adick@allstate.com
Lender Credit Contact(s)
Name: Jerry Zinkula
Title: Vice President
Address: 3075 Sanders Road, STE G5
Telephone: 312-728-5515
E-mail: jzinkula@allstate.com

(5)	Lender Operations Contact(s)
Name: Investment Operations – Bank Loans Title:
Address: 3075 Sanders Road, STE G5 Telephone: 847-402-9265
Email address: 12144618611@tls.ldsprod.com

(6)	Instructions and Address for Delivery of Notes: Citibank, Federal Savings Bank
Citicorp Center
500 West Madison Street 6th Floor, Zone 4
Chicago, Illinois 60661-2591 Attn: Ellen Lorden
For Allstate Life Insurance Company/Safekeeping Account No. 846626

(7)	Tax Identification No.: 36-2554642

(8)	Signature Block:
Allstate Life Insurance Company By:     Name:
By:     Name:
Its Authorized Signatories

Aggregate
Principal
		Amount of Notes	Note
		to be Purchased	Denomination(s)
	Allstate Insurance Company	$15,000,000.00	$15,000,000.00
Name in which to register Notes (if
different):
(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:
Name of Bank: Citibank, Federal Savings Bank
Address of Bank:
399 Park Avenue
New York, NY 10022
ABA No.: 021000089
Account Name: AIC Loans Custody Account
Account No.: 3054-6944
Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due
date and application (as among principal, interest and Obligations)
of the payment being made.
(2)	Address for all communications and notices related to payments:
Allstate Insurance Company
Investment Operations – Bank Loans
3075 Sanders Road, STE G6
Northbrook, IL 60062-7127
Telephone: (847) 402-3802
Fax: 1-214-461-8611
E-mail: 12144618611@tls.ldsprod.com
(3)	Address for all other communication and notices:
Allstate Insurance Company
3075 Sanders Road, Suite G5
Northbrook, Illinois 60062-7127
Telephone: 312-728-5456
Attn: Allen Dick
Allstate Insurance Company
3075 Sanders Road, Suite G5
Northbrook, Illinois 60062-7127
Telephone: 312-728-5515
Attn: Jerry Zinkula
(4)	Lender Credit Contact(s)
Name: Investment Operations – Bank Loans
Title:
Address: 3075 Sanders Road, STE G5
Telephone: 847-402-9265
Email address: 12144618611@tls.ldsprod.com
(5)	Lender Operations Contact(s)
Name: Investment Operations – Bank Loans
Title:
Address: 3075 Sanders Road, STE G5
Telephone: 847-402-9265
Email address: 12144618611@tls.ldsprod.com

(6)	Instructions and Address for Delivery of Notes: Citibank, Federal Savings Bank
Citicorp Center
500 West Madison Street 6th Floor, Zone 4
Chicago, Illinois 60661-2591 Attn: Ellen Lorden
For Allstate Insurance Company/Safekeeping Account No. 846626

(7)	Tax Identification No.: 36-0719665_

(8)	Signature Block:
Allstate Insurance Company By:     Name:
By:     Name:
Its Authorized Signatories

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

Ally Bank

Name in which to register Notes (if different): N/A

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: JP Morgan Chase Bank, N.A. - NY Address of Bank: New York, NY

Wire ABA No.: 021-000-021 ACH ABA No.: 072-000-326

$36,000,000.00    $36,000,000.00

Account Name: Ally Bank
Account No.: 361-324-984 [(in the case of payments on account of the Note originally issued in the principal amount of $N/A)]1

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments: 300 Park Avenue, Fourth Floor
New York, NY 10022

(3)	Address for all other communication and notices:

(4)	Lender Credit Contact(s) Name: Field Smith Title:
Address: 300 Park Avenue, Fourth Floor New York, NY 10022
Telephone: (212)-884-7168
Email address: Field.Smith@Ally.com

(5)	Lender Operations Contact(s) Name: Grace Meyer
Title:
Address: 300 Park Avenue, Fourth Floor New York, NY 10022
Telephone: (212)-884-7133
Email address: Grace.Meyer@Ally.com

1 Only if more than one note is required.

(6)	Instructions and Address for Delivery of Notes:

N/A

(7)	Tax Identification No.: 20-1001796

(8)	Signature Block: Ally Bank

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

EAST WEST BANK

Name in which to register Notes (if different):

$30,000,000.00    $30,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank:    East West Bank
Address of Bank: 9033 Flair Drive, El Monte, CA 91731 ABA No.:    322 070 381
Account Name:    East West Bank Account No.:    242833-187
REF:    Attn: Paul Castaneda

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments: 2475 Northwinds Parkway
Suite 330
Alpharetta, GA 30009

(3)	Address for all other communication and notices: 2475 Northwinds Parkway
Suite 330
Alpharetta, GA 30009

(4)	Lender Credit Contact(s) Name: Kyle Adkison
Title: Assistant Vice President
Address: 2475 Northwinds Pkwy, Ste 330, Alpharetta, GA 30009
Telephone: 678-459-1238
Email address: kyle.adkison@eastwestbank.com

(5)	Lender Operations Contact(s) Name: Andy Gerot
Title: First Vice President
Address: 2475 Northwinds Pkwy, Ste 330, Alpharetta, GA 30009
Telephone: 678-459-1234
Email address: andy.gerot@eastwestbank.com

(6)	Instructions and Address for Delivery of Notes: Overnight to:
East West Bank Attn: Andy Gerot
2475 Northwinds Parkway
Suite 330
Alpharetta, GA 30009

(7)	Tax Identification No.: 95-2795851

(8)	Signature Block:

East West Bank

By:     Name: Andy Gerot
Title: First Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

ENCINA EQUIPMENT FINANCE SPV, LLC    $14,000,000.00    $14,000,000.00
Name in which to register Notes (if different):

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: The Huntington National Bank Address of Bank: 7 Easton Oval; Columbus, OH 43219 ABA No.: 044000024
Account Name: ENCINA EQUIPMENT FINANCE SPV, LLC
(Depository Account) Account No.: 01893424232

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments: ENCINA EQUIPMENT FINANCE SPV, LLC
1221 Post Road East, Suite 303
Westport, CT 06880

(3)	Address for all other communication and notices: ENCINA EQUIPMENT FINANCE SPV, LLC 1221 Post Road East, Suite 303
Westport, CT 06880

(4)	Lender Credit Contact(s) Name: Katherine Branch Title: Managing Director
Address: 1221 Post Road East, Suite 303, Westport, CT 06880 Telephone: 475-289-7812
Email address: kbranch@encinacapital.com

(5)	Lender Operations Contact(s) Name: James Giaquinto Title: Managing Director
Address: 1221 Post Road, East, Suite 303, Westport, CT 06880 Telephone: 475-289-7805
Email address: jgiaquinto@encinacapital.com

(6)	Instructions and Address for Delivery of Notes:

ENCINA EQUIPMENT FINANCE SPV, LLC
1221 Post Road East, Suite 303
Westport, CT 06880

(7)	Tax Identification No.: 82-1795986

(8)	Signature Block: ENCINA EQUIPMENT FINANCE SPV, LLC, as a Lender

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

Investors Bank

Name in which to register Notes (if different):

$14,000,000.00    $14,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: Investors Bank
Address of Bank: 101 Wood Avenue South, Iselin, NJ 08830 ABA No.: 221272031
Account Name: Investors Bank Equipment Finance Account No.: 1000800384

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments: Investors Bank
99 Wood Avenue South
Iselin, NJ 08830 Attn: Julie Pannullo

(3)	Address for all other communication and notices: Investors Bank
99 Wood Avenue South Iselin, NJ 08830
Attn: Kenneth L. Walters

(4)	Lender Credit Contact(s) Name: Sondra Rowland
Title: Senior Vice President/Credit Leader Address: 99 Wood Avenue South, Iselin, NJ 08830 Telephone: 732-476-1716
Email address: srowland@investorsbank.com

(5)	Lender Operations Contact(s) Name: Julie Pannullo
Title: Vice President/Operations Leader
Address: 99 Wood Avenue South, Iselin, NJ 08830 Telephone: 732-476-1717
Email address: jpannullo@investorsbank.com

(6)	Instructions and Address for Delivery of Notes:

Investors Bank
99 Wood Avenue South Iselin, NJ 08830
Attn: Julie Pannullo

(7)	Tax Identification No.: 22-1368780

(8)	Signature Block:

Sondra Rowland Senior Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

PEAPACK CAPITAL CORPORATION

Name in which to register Notes (if different):

$24,000,000.00    $24,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: Peapack-Gladstone Bank
Address of Bank: 500 Hills Drive, Bedminster, NJU 07921-1538 ABA No.: 021-205-237
Account Name: Peapack Capital Corporation Account No.: 400171618

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments: Peapack Capital Corporation
500 Hills Drive
Bedminster, NJ 07921-0700 Attn: Chief Operating Officer

(3)	Address for all other communication and notices: Peapack Capital Corporation
500 Hills Drive
Bedminster, NJ 07921-0700 Attn: Chief Operating Officer

(4)	Lender Credit Contact(s) Name: Dennis Magarro Title: Senior Vice President
Address: 500 Hills Drive, Bedminster, NJ 07921-0700 Telephone: 508-630-0326
Email address: DMagarro@pgbank.com

(5)	Lender Operations Contact(s) Name: Dennis Smith
Title: SVP & COO
Address: 500 Hills Drive, Bedminster, NJ 07921-0700 Telephone: 508-630-0325
Email address: DSmith@pgbank.com

(6)	Instructions and Address for Delivery of Notes: Overnight Courier to:

Peapack Capital Corporation 500 Hills Drive
Bedminster, NJ 07921-0700 Attn: Heidi Smith

(7)	Tax Identification No.: 47-4823585

(8)	Signature Block:

Robert Cobleigh President
Peapack Capital Corporation

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

GIBRALTAR UNIVERSAL LIFE REINSURANCE COMPANY

$900,000.00    $900,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Citibank N.A.
New York, NY
ABA No.: 021000089
Account Name: Citibank N.A. NY Trust and Custody Operations Account No.: 36859933
(in the case of payments on account of the Note originally issued in the principal amount of $900,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302 " and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address and all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

Gibraltar Universal Life Reinsurance Company c/o Prudential Capital Group
3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contacts

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500

Atlanta, GA 30339 Telephone:770-701-2419
Email address: jennifer.riffle@prudential.com

Name: JP Yarid
Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address: JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 81-4923311

(8)	Signature Block:

GIBRALTAR UNIVERSAL LIFE REINSURANCE COMPANY

By: PGIM, Inc., as investment manager

By:	Vice President

Aggregate Principal Amount of Notes
to be Purchased

Note Denomination(s)

PICA HARTFORD LIFE & ANNUITY COMFORT TRUST    $1,100,000.00    $1,100,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank Of New York Mellon New York, NY
ABA No.: 021000018
Account Name: PICA Hartford Life & Annuity Comfort Trust Account No.: 2483588400
(in the case of payments on account of the Note originally issued in the principal amount of $1,100,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302" and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address and all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations
655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

PICA Hartford Life & Annuity Comfort Trust c/o Prudential Capital Group
3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contact

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2419
Email address: jennifer.riffle@prudential.com

Name: JP Yarid
Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address: JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 22-1211670

(8)	Signature Block
PICA HARTFORD LIFE & ANNUITY COMFORT TRUST

By: The Prudential Insurance Company of America, as Grantor

By:	Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

PICA HARTFORD LIFE INSURANCE COMFORT TRUST    $1,100,000.00    $1,100,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank Of New York Mellon New York, NY
ABA No.: 021000018
Account Name: PICA Hartford Life Insurance Comfort Trust Account No.: 2483668400
(in the case of payments on account of the Note originally issued in the principal amount of $1,100,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302" and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

PICA Hartford Life Insurance Comfort Trust c/o Prudential Capital Group
3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contact

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2419
Email address: jennifer.riffle@prudential.com

Name: JP Yarid
Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address: JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 22-1211670

(8)	Signature Block:
PICA HARTFORD LIFE INSURANCE COMFORT TRUST

By: The Prudential Insurance Company of America, as Grantor

By:	Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

PRUCO LIFE INSURANCE COMPANY    $1,900,000.00    $1,900,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank, NA2 New York, NY
ABA No.: 021000021
Account Name: PRUCO Life Insurance Company Account No.: P86192 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $1,900,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302" and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations
655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

Pruco Life Insurance Company c/o Prudential Capital Group 3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contact

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2419

2 If Sender’s account is with JPMorgan Chase, use the following wiring instructions: JPMorgan Chase Bank, NA
New York, NY
ABA No.: 021000021
Account No.: 900-9000-168
Account Name: North American Insurance FFC Account No.: P86192
FFC Account Name: PRUCO Life Insurance Company
(in the case of payments on account of the Note originally issued in the principal amount of $1,900,000.00)

Email address: jennifer.riffle@prudential.com

Name: JP Yarid
Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address: JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 22-1944557

(8)	Signature Block:
PRUCO LIFE INSURANCE COMPANY

By: PGIM, Inc., as investment manager

By:	Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

$6,095,000.00    $6,095,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank, NA3,4 New York, NY
ABA No.: 021000021
Account Name: PRIAC - DC Non-Trust - Privates Account No.: P86329 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $6,095,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302" and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group
3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

3 If Sender’s account is with JPMorgan Chase, use the following wiring instructions: JPMorgan Chase Bank, NA
New York, NY
ABA No.: 021000021
Account No.: 900-9000-168
Account Name: North American Insurance FFC Account No.: P86329
FFC Account Name: PRIAC - DC Non-Trust - Privates
(in the case of payments on account of the Note originally issued in the principal amount of $6,095,000.00)

4 If Sender’s account is with JPMorgan Chase, use the following wiring instructions: JPMorgan Chase Bank, NA
New York, NY
ABA No.: 021000021
Account No.: 900-9000-168
Account Name: North American Insurance FFC Account No.: P30851
FFC Account Name: PURC Privates Custody Account
(in the case of payments on account of the Note originally issued in the principal amount of $8,940,000.00)

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contact

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2419
Email address: jennifer.riffle@prudential.com

Name: JP Yarid
Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address: JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 06-1050034

(8)	Signature Block:

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: PGIM, Inc., as investment manager

By:	Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

PRUDENTIAL UNIVERSAL REINSURANCE COMPANY    $12,030,000.00    $3,090,000.00
$8,940,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Citibank N.A.
New York, NY
ABA No.: 021000089
Account Name: Citibank N.A. NY Trust and Custody Operations Account No.: 36859933
(in the case of payments on account of the Note originally issued in the principal amount of $3,090,000.00)

Account Name: PURC Privates Custody Account Account No.: P30851 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $8,940,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302" and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

Prudential Universal Reinsurance Company c/o Prudential Capital Group
3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contact

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2419
Email address: jennifer.riffle@prudential.com Name: JP Yarid

Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address:JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 90-1009745

(8)	Signature Block
PRUDENTIAL UNIVERSAL REINSURANCE COMPANY

By: PGIM, Inc., as investment manager

By:	Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank, NA5,6,7 New York, NY
ABA No.: 021000021
Account Name: Prudential Separate Account Group Annuity (SAGA)
Account No.: P01320 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $17,500,000.00)

Account Name: Intl Paper II Privates
Account No.: P70935 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $3,400,000.00)

Account Name: Project Shasta 1.0 SA PRT TM Account No.: P76343 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $3,700,000.00)

Account Name: Prudential Managed Portfolio Account No.: P86188 (please do not include spaces)
(in the case of payments on account of the Note originally issued in the principal amount of $12,275,000.00)

$36,875,000.00    $17,500,000.00
$3,400,000.00
$3,700,000.00
$12,275,000.00

5 If Sender’s account is with JPMorgan Chase, use the following wiring instructions: JPMorgan Chase Bank, NA
New York, NY
ABA No.: 021000021
Account No.: 900-9000-168
Account Name: North American Insurance FFC Account No.: P01320
FFC Account Name: Prudential Separate Account Group Annuity (SAGA)
(in the case of payments on account of the Note originally issued in the principal amount of $17,500,000.00)

6 If Sender's account is with JPMorgan Chase, use the following wiring instructions: JPMorgan Chase Bank, NA
New York, NY
ABA No.: 021000021
Account No.: 900-9000-168
Account Name: North American Insurance FFC Account No.: P70935
FFC Account Name: Intl Paper II Privates
(in the case of payments on account of the Note originally issued in the principal amount of $3,400,000.00)

7 If Sender's account is with JPMorgan Chase, use the following wiring instructions: JPMorgan Chase Bank, NA
New York, NY
ABA No.: 021000021
Account No.: 900-9000-168
Account Name: North American Insurance FFC Account No.: P86188
FFC Account Name: Prudential Managed Portfolio
(in the case of payments on account of the Note originally issued in the principal amount of $12,275,000.00)

Each such wire transfer shall set forth the name of the Company, a reference to "Senior Notes due December 21, 2023, Security No. INV12302" and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all communications and notices related to payments: Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations
655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group
3350 Riverwood Parkway SE Suite 1500
Atlanta, GA 30339

Attention: Managing Director
cc: Vice President and Corporate Counsel

(4)	Lender Credit Contact

Name: Jennifer L. Riffle Title: Vice President
Address: Prudential Capital Group 3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2419
Email address: jennifer.riffle@prudential.com

Name: JP Yarid
Title: Investment Analyst Address: Prudential Capital Group
3350 Riverwood Parkway, Suite 1500
Atlanta, GA 30339 Telephone:770-701-2435
Email address: JP.Yarid@prudential.com

(5)	Lender Operations Contact Melynda Berrios PGIM, Inc.
Associate Manager, Investment Operations 655 Broad St. 14th Floor - South Tower Newark, NJ 07102
Telephone: 973-367-7233
Facsimile: 800-224-2278
Email: pim.tm.deal.management@prudential.com

(6)	Address for Delivery of Notes:

(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc.
655 Broad Street
14th Floor - South Tower Newark, NJ 07102

Attention: Trade Management Manager

(b)	Send copy by email to:

Michael Fierro michael.fierro@prudential.com (404) 870-3753

and Private.Disbursements@Prudential.com

(7)	Tax Identification No.: 22-1211670

(8)	Signature Block

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	Vice President

Aggregate Principal Amount of Notes to be Purchased

Note Denomination(s)

REGIONS BANK

Name in which to register Notes (if different): Regions Bank

$20,000,000.00    $20,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: Regions Bank
Address of Bank:1900 5th Avenue North Birmingham, AL 35203 ABA No.: 062005690
Account Name: Commercial Loan Services

Account No.: 1102450400320 [(in the case of payments on account of the Note originally issued in the principal amount of
$ )]8

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments:
Regions Bank 201 Milan Parkway Birmingham, AL 35211

(3)	Address for all other communication and notices:
Regions Bank 1900 5th Avenue North Birmingham, AL 35203

(4)	Lender Credit Contact(s) Name: Doug Combs Title: Director
Address: 615 South College Street Charlotte, NC 28202 Telephone: 704.941.6671
Email address: Doug.Combs@regions.com

(5)	Lender Operations Contact(s) Name: Valencia Jackson Title: Vice President
Address: 201 Milan Parkway Birmingham, AL 35211 Telephone: 205.420.7436
Email address: sncservices@regions.com

8 Only if more than one note is required.

(6)	Instructions and Address for Delivery of Notes: 615 South College Street Charlotte, NC 28202

(7)	Tax Identification No.: _63-0371391

(8)	Signature Block: Doug Combs

Aggregate Principal Amount of Notes to be Purchased

Note Denomination

STONEBRIAR COMMERCIAL FINANCE LLC

Name in which to register Notes (if different):

$40,000,000.00    $40,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Name of Bank: UMB Bank, NA Address of Bank: Kansas City, MO ABA No.: 101000695
Account Name: Stonebriar Commercial Finance Account No.: 9872216067

Each such wire transfer shall set forth OSG Bulk Ships, Inc., a reference to " Senior Notes due December 21, 2023" and the due date and application (as among principal, interest and Obligations) of the payment being made.

(2)	Address for all communications and notices related to payments: Stonebriar Commercial Finance LLC Attn: Brady Carrington 5601 Granite Parkway, Suite 1350
Plano, TX 75024 billing@stonebriarcf.com

(3)	Address for all other communication and notices: Stonebriar Commercial Finance LLC
Attn: General Counsel 5601 Granite Parkway, Suite 1350 Plano, TX 75024
notices@stonebriarcf.com

(4)	Lender Credit Contact Name: Harrison Smith Title: Credit Analyst
Address: 5601 Granite Parkway, Suite 1350, Plano, TX 75024
Telephone: 469 609 8500
Email address: Harrison.Smith@StonebriarCF.com

(5)	Lender Operations Contact Name: Harrison Smith Title: Credit Analyst
Address: 5601 Granite Parkway, Suite 1350, Plano, TX 75024
Telephone: 469 609 8500
Email address: Harrison.Smith@StonebriarCF.com

(6)	Instructions and Address for Delivery of Notes: Stonebriar Commercial Finance LLC
Attn: Jason Schwartz
5601 Granite Parkway, Suite 1350, Plano, TX 75024

(7)	Tax Identification No.: 98-1249436

(8)	Signature Block:

STONEBRIAR COMMERCIAL FINANCE LLC

By:     Name:         Title:

Term Loan Credit Agreement: Disclosure Schedules Table of Contents

Schedule 1.01(a)	--	Vessels
Schedule 1.01(b)	--	Approved Classification Societies
Schedule 1.01(f)	--	Mortgaged Property
Schedule 1.01(h)	--	Indebtedness to be Refinanced
Schedule 1.01(i)	--	Unrestricted Subsidiaries
Schedule 3.05(b)	--	Real Property
Schedule 3.07(a)	--	Equity Interests
Schedule 3.07(c)	--	Corporate Organizational Chart
Schedule 3.07(d)(i)	--	Immaterial Subsidiaries
Schedule 3.14	--	Taxes
Schedule 3.20	--	Insurance
Schedule 6.01(c)	--	Existing Indebtedness
Schedule 6.02(c)	--	Existing Liens
Schedule 6.04(b)	--	Existing Investments
Schedule 6.09(e)	--	Certain Affiliate Transactions
Schedule 6.09(f)	--	Certain Affiliate Transactions - Intercompany Claims

Schedule 1.01(a) Vessels

All Vessels shown on this schedule are documented under the laws of the United States.

Term Loan Priority Collateral Vessels

Vessel Name	US Official No.	Description	Documented Owner
Overseas Cascade	1221232	Shuttle Tanker	Overseas ST Holding LLC
OSG Vision	1216365	ATB Tug	OSG Delaware Bay Lightering LLC
OSG Horizon	1229614	ATB Tug	OSG Delaware Bay Lightering LLC
OSG 350	1223554	ATB Barge	OSG Delaware Bay Lightering LLC
OSG 351	1229615	ATB Barge	OSG Delaware Bay Lightering LLC
Overseas Chinook	1226143	Shuttle Tanker	Overseas ST Holding LLC
OSG Courageous	1231405	ATB Tug	OSG Courageous LLC
OSG Endurance	1231406	ATB Tug	OSG Endurance LLC
OSG Honour	565902	ATB Tug	OSG Honour LLC
OSG Enterprise	587753	ATB Tug	OSG Enterprise LLC
OSG 244	532585	ATB Barge	OSG 244 LLC
OSG 214	565314	ATB Barge	OSG 214 LLC
OSG 209	624039	ATB Barge	OSG 209 LLC

ABL Priority Collateral Vessels

Vessel Name	US Official Number	Description	Documented Owner
OSG Independence	620723	ATB Tug	OSG Independence LLC
OSG Columbia	641135	ATB Tug	OSG Columbia LLC
OSG 242	636104	ATB Barge	OSG 242 LLC
OSG 243	646669	ATB Barge	OSG 243 LLC

Demise Chartered Vessels

Vessel Name	US Official Number	Description	Bareboat Charterer
Overseas Anacortes	1225545	Aker BBCP	Overseas Anacortes LLC
Overseas Boston	1207239	Aker BBCP	Overseas Boston LLC
Overseas Houston	1190626	Aker BBCP	Overseas Houston LLC
Overseas Long Beach	1197822	Aker BBCP	Overseas Long Beach LLC
Overseas Los Angeles	1197824	Aker BBCP	Overseas Los Angeles LLC
Overseas Martinez	1223293	Aker BBCP	Overseas Martinez LLC
Overseas Nikiski	1215187	Aker BBCP	Overseas Nikiski LLC
Overseas New York	1197823	Aker BBCP	Overseas New York LLC
Overseas Tampa	1225533	Aker BBCP	Overseas Tampa LLC
Overseas Texas City	1207236	Aker BBCP	Overseas Texas City LLC

Schedule 1.01(b) Approved Classification Societies

1.	American Bureau of Shipping

2.	DNV GL

3.	Lloyd’s Register

4.	ClassNK

Schedule 1.01(f) Mortgaged Property

None.

Schedule 1.01(h) Indebtedness to be Refinanced
1. Term Loan Credit Agreement dated as of August 5, 2014, as amended, among Holdings, OSG Bulk Ships, Inc., the other guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as Administrative Agent, Collateral Agent and Mortgage Trustee.

Schedule 1.01(i) Unrestricted Subsidiaries

Company
1.	Mykonos Tanker LLC
2.	Santorini Tanker LLC
Total

Schedule 3.05(b) Real Property

1.	Newark, Delaware - Lease

•	Property - 111 Continental Drive Newark, Delaware Suite 402 (2,541 RSF)

•	Tenant - OSG Ship Management, Inc.

•	Use - Office Space

•	Term - 55 Months –10-01-2015 to 03-31-2020 (1st Amendment/ extended term)

2.	Tampa, FL – Lease

•	Property - Two Harbor Place 302 Knights Run Tampa, Florida 12th Floor (14,710 Sq Ft)

•	Tenant - OSG America L.P.

•	Use - Office Space

•    Term - 10-01-2010 to 08-31-2023 (Amendment Six was effective 03-01-2017)

3.	Hillsborough County, FL – Lease

•	Property - 3.2 Acres referred to as Terminal Area (Guy N. Verger Blvd. And Barge Ave.) Hillsborough County, Florida

•	Tenant - Maritrans Operating Company L.P.

•	Use - Warehouse

•	Term – 01-01-2015 to 12-31-2024 (2nd lease extension option exercised)

Schedule 3.07(a) Equity Interest

No	Company	Jurisdiction	Principal Immediate Owner	Number of Each Class of Equity Interests Authorized	Number of Each Class of Equity Interests Outstanding	Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights
1.	Maritrans General Partner Inc.	Delaware	OSG Maritrans Parent LLC	N/A	100% Interest	N/A
2.	Maritrans Operating Company L.P.	Delaware	Maritrans General Partner Inc. OSG Maritrans Parent LLC	N/A	.01% GP Interest 99.99% LP Interest	N/A
3.	OSG 192 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
4.	OSG 209 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
5.	OSG 214 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
6.	OSG 242 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
7.	OSG 243 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
8.	OSG 244 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
10.	OSG 254 LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
11.	OSG America LLC	Delaware	OSG Bulk Ships, Inc.	N/A	100% LLC Interest	N/A

No	Company	Jurisdiction	Principal Immediate Owner	Number of Each Class of Equity Interests Authorized	Number of Each Class of Equity Interests Outstanding	Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights
12.	OSG America L.P.	Delaware	General Partner: OSG America LLC Limited Partner: OSG Bulk Ships, Inc.	N/A	612,245 GP Units 15,002,250 Common LP Units 15,000,000 Subordinated LP Units	N/A
13.	OSG America Operating Company LLC	Delaware	OSG America L.P.	N/A	100% LLC Interest	N/A
14.	OSG Bulk Ships, Inc.	New York	Overseas Shipholding Group, Inc.	10,000 Common Shares	7,600 Common Shares	N/A
15.	OSG Columbia LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
16.	OSG Courageous LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
17.	OSG Delaware Bay Lightering LLC	Delaware	OSG Bulk Ships, Inc.	N/A	100% LLC Interest	N/A
18.	OSG Endurance LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
19.	OSG Enterprise LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
20.	OSG Honour LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
21.	OSG Independence LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A

No	Company	Jurisdiction	Principal Immediate Owner	Number of Each Class of Equity Interests Authorized	Number of Each Class of Equity Interests Outstanding	Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights
22.	OSG Intrepid LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
23.	OSG Maritrans Parent LLC	Delaware	OSG Bulk Ships, Inc.	N/A	100% LLC Interest	N/A
24.	OSG Product Tankers, LLC	Delaware	OSG Product Tankers I, LLC OSG Product	N/A	75% LLC Interest 25% LLC Interest	N/A
25.	OSG Product Tankers I, LLC	Delaware	OSG Product Tankers II, LLC OSG Product Tankers Member LLC	N/A	80% LLC Interest 20% LLC Interest	N/A
26.	OSG Product Tankers II, LLC	Delaware	OSG Product Tankers Member LLC	N/A	100% LLC Interest	N/A
27.	OSG Product Tankers Member LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
29.	OSG Product Tankers AVTC, LLC	Delaware	OSG Bulk Ships, Inc.	N/A	100% LLC Interest	N/A
30.	OSG Ship Management, Inc.	Delaware	OSG Bulk Ships, Inc.	1,000 Common Shares	100 Common Shares	N/A
31.	Overseas Shipholding Group, Inc.	Delaware	N/A	To be determined after the Closing Date	To be determined after the Closing Date	To be determined after the Closing Date
32.	Overseas ST Holding LLC	Delaware	OSG Product Tankers AVTC, LLC	N/A	100% LLC Interest	N/A
33	Overseas Anacortes LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A

No	Company	Jurisdiction	Principal Immediate Owner	Number of Each Class of Equity Interests Authorized	Number of Each Class of Equity Interests Outstanding	Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights
34.	Overseas Boston LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
35.	Overseas Houston LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
36.	Overseas Long Beach LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
37.	Overseas Los Angeles LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
38.	Overseas Martinez LLC	Delaware	OSG Bulk Ships, Inc.	N/A	100% LLC Interest	N/A
39.	Overseas New York LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
40.	Overseas Nikiski LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A
41.	Overseas Tampa LLC	Delaware	OSG Bulk Ships, Inc.	N/A	100% LLC Interest	N/A
42.	Overseas Texas City LLC	Delaware	OSG America Operating Company LLC	N/A	100% LLC Interest	N/A

Schedule 3.07(d)(i)

Corporate Organizational Chart (see attached document)

KEY : ** Vessel Leased from by AMSC
Black Text / No color - Considered for dissolution/inactive

CORPORATION

Overseas Shipholding Group, Inc. (0017) (Del)

LIMITED LIABILITY COMPANY:
Pass thru entity

OSG Bulk Ships, Inc. (0046) (NY)

OSG 204 LLC

OSG Financial Corp. (0136) (Del)
(Del)

LIMITED PARTNERSHIP

Overseas Gulf Coast LLC (Del)

JOINT VENTURE

Overseas Sun Coast LLC (Del)

OSG Ship Management, Inc. (2020) (Del)

OSG America LLC (0619) (Del)

Mykonos Tanker LLC (0793) (Del)

OSG America L.P. (0620) (Del)

Santorini Tanker LLC (0794) (Del)

OSG America Operating Company LLC (0639) (Del)

Alaska Tanker Company LLC (37.5%) (Del)

Overseas Martinez LLC (0418) (Del)**

OSG 192 LLC
(0777) (Del)

OSG 209 LLC
(0549) (Del)

OSG 214 LLC
(0545) (Del)

OSG 242 LLC
(0552) (Del)

OSG 243 LLC
(0551) (Del)

OSG 244 LLC
(0546) (Del)

OSG 252 LLC
(0547) (Del)

OSG 254 LLC

Maremar Tanker LLC (0799) (Del)

OSG Endurance LLC (0574) (Del)

OSG Honour LLC (0534) (Del)

OSG Enterprise LLC (0538) (Del)

OSG Columbia LLC (0542) (Del)

OSG Independence LLC (0540) (Del)

OSG Courageous LLC (0573) (Del)

OSG Navigator LLC (0536) (Del)

OSG Freedom LLC (0539) (Del)

Overseas Houston LLC (0411) (Del)**

Overseas Long Beach LLC (0412) (Del)**

OSG Product Tankers Member LLC
(0654) (Del)

Overseas Anacortes LLC (0419) (Del)**

Overseas Boston LLC (0416) (Del)**

Overseas Los Angeles LLC (0413) ( Del )**

Overseas New York LLC (0414) (Del)**

Overseas Nikiski LLC (0417) (Del)**

Overseas Texas City LLC (0415) (Del)**

OSG Product Tankers II, LLC (0409) (Del)

American Shipholding Group, Inc.
(0217) (NY)

Juneau Tanker Corporation (0012) (NY)

OSG Car Carriers, Inc. (0091/0217) (NY)

Vivian Tankships Corporation (0031) (NY)

U. S. Shipholding Group, Inc. (0092) (NY)

Overseas Tampa LLC (0420/0811) (Del)**

OSG Delaware Bay Lightering LLC Owns: OSG Vision (0570); OSG Horizon (0571); OSG 350 (0575); OSG 351 (0576)
(Del)

OSG Product Tankers AVTC LLC (0646) (Del)

Overseas ST Holding LLC
Owns: Overseas Cascade(shuttle)(0644) Overseas Chinook (shuttle)(0645) (Del)

OSG Maritrans Parent LLC (0565) (Del)

Maritrans General Partner Inc. (0567) (Del)

Maritrans Operating Company L.P. Parent: 99.99%
General Parner: 0.01%
(0568) (Del)

(0548) ( Del)

OSG Product Tankers I, LLC (0409) (Del)

OSG Intrepid LLC (0537) (Del)

OSG Product Tankers, LLC (0410) (Del)

Schedule 3.07(d)(i) Immaterial Subsidiaries

Company
1.	American Shipholding Group, Inc.
2.	Juneau Tanker Corporation
3.	Maremar Tanker LLC
4.	OSG 192 LLC
5.	OSG 252 LLC
6.	OSG 254 LLC
7.	OSG America LLC
8.	OSG America LP
9.	OSG Car Carriers, Inc.
10.	OSG Freedom LLC
11.	OSG Intrepid LLC
12.	OSG Navigator LLC
13.	U.S. Shipholding Group, Inc.
14.	Vivian Tankships Corporation
Total

Schedule 3.14 Taxes
The Internal Revenue Service (“IRS”) filed claims against Holdings in bankruptcy totaling approximately
$256 million for taxable years 2012 and earlier. The IRS’s claims related primarily to additional U.S. federal income tax, and interest thereon, owed by the Holdings consolidated group in respect of deemed distributions by OIN under section 956 of the Code on account of a 2006 credit agreement entered into by Holdings, Administrative Borrower and OIN as “joint and several” obligors. The IRS claims were allowed and paid upon Holdings’ emergence from bankruptcy. Agreement has been reached with the IRS regarding the Holdings consolidated group’s U.S. federal income tax liability for taxable years 2013 - 2015.

Holdings has filed Forms 8886, Reportable Transaction Disclosure Statements, in respect of the following transactions:

Tax Year of Transaction	Name of Reportable Transaction & Description
2004
Pae Tec Company - Book Dividend

Holdings holds an indirect interest in Blackstone CCC Capital Partners L.P. Blackstone CCC Capital Partners L.P. has a preferred stock investment in Paetec Company. For book purposes, Blackstone CCC Capital Partners L.P. has recognized accrued dividend income from its investment. There were no proceeds received in connection with this book income. For tax purposes, the dividend is not currently taxable pursuant to Section 301 and Section 305. Holdings’ share of this dividend was $22,544.

2005
Section 988 Loss – Blackstone FI Communications Partners (Cayman) LP

Holdings holds an indirect interest in Blackstone FI Communications Partners (Cayman) LP. Blackstone FI Communications Partners (Cayman) LP has an investment in Kabe BW Holdings GmbH. Kabel BW Holdings GmbH realized a Section 988 loss. Holdings’ share of this loss is $826.

2009
Section 165 Loss from Contract Termination Agreement – Vessel Abandonment

Holdings terminated construction agreements in 2009 with Bender Shipbuilding & Repair Co., Inc. Holdings had “qualified basis” of $44,446,340 with respect to the construction in progress of six articulated tug barges and two tugs. Holdings realized a Section 165 loss for 2009 with respect to the terminated construction agreements.

2009
Section 165 Transaction – Ripplewood Partners LP (Reader’s Digest)

Holdings holds an indirect interest in Ripplewood Partners LP. Ripplewood Partners LP recorded a Section 165 loss as a result of the worthlessness of an investment. Holdings share of this loss is $197,891.

2011
Section 165 Transaction – Blackstone FI Capital Partner (Crowley Data, LLC)

Holdings holds an indirect interest in Blackstone FI Capital Partner. Blackstone FI Capital Partner has investment in Crowley Data, LLC. Crowley Data, LLC realized a Section 165 in 2011. Holdings’ share of the loss is $23,107.

2011
Section 165 Transaction – Blackstone FC Communications Partnership (Cumulus Media Partners, LLC)

Holdings holds an indirect interest in Blackstone FC Communications Partnership. Blackstone FC Communications Partnership has an investment in Cumulus Media Partners, LLC. Cumulus Media Partners, LLC realized a Section 165 loss in 2011. Holdings’ share of the loss is $48,939.

2013
Section 165 Transaction – Blackstone GT Communications Partnership (Green Park Luxembourg Holding I SARL)

Holdings holds an indirect interest in Blackstone GT Communications Partnership. Blackstone GT Communications Partnership has an investment in Green Park Luxembourg Holding I SARL. Green Park Luxembourg Holding I SARL realized a Section 165 loss in 2013. Holdings’ share of the loss is $3,008.

Schedule 3.20 Insurance
This Schedule 3.20 shall be read together with the provisions of Section 2.4 of the Security Agreement and its Exhibit 6 (Notice of Assignment) and Annex I thereto (Loss Payable Clauses). In the event of a conflict, the provisions of the Security Agreement shall control.

References to Loan Party in this Schedule 3.20 mean a Loan Party which is the owner of a Collateral Vessel.

Policies Required

1
Each Loan Party shall, at its own expense, keep each Collateral Vessel insured with insurers having a rating of “A-“ or better by A.M. Best and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably satisfactory to the Collateral Agent (it being understood that Marsh and Willis are satisfactory) and under forms of policies approved by the Collateral Agent against the risks indicated below:

1.1	Marine and war risk hull and machinery insurance in an amount in U.S. dollars on an agreed value basis equal to, except as otherwise approved in writing by the Collateral Agent,

1.1.1	in the case of each Term Loan Priority Collateral Vessel, the greater of (x) the value of such Term Loan Priority Collateral Vessel based on its most recent Vessel Appraisal and

(y) an amount which, when aggregated with such insured value of the other Term Loan Priority Collateral Vessels (if the other Term Loan Priority Collateral Vessels are then subject to a Collateral Vessel Mortgage, and net of any loss suffered in a Casualty Event), is equal to 120% of the then aggregate amount of the then outstanding Term Loans, and

1.1.2	in the case of each ABL Priority Collateral Vessel, the value of such ABL Priority Collateral Vessel based on the most recent Vessel Appraisal.

1.2
Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability arising out of the operation of each Collateral Vessel, and insurance against liability arising out of pollution, spillage or leakage), in an amount not less than the greater of:

1.2.1
the maximum amount available, as that amount may from time to time change, from members of the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades; and

1.2.2	the amounts required by the applicable laws or regulations of the United States of America or any jurisdiction in which each Collateral Vessel may be trading from time to time.

2
The Loan Parties shall arrange for the placement of mortgagee’s interest insurance (including extended mortgagee interest-additional perils-pollution) on market standard terms and conditions in an amount not less than 120% of the aggregate amount of the then outstanding Term Loans.

2.1
The Loan Parties have no interest or entitlement in respect of such mortgagee’s interest policies, provided that the proceeds thereof shall be applied to the payment of the “Indebtedness hereby secured” as defined in the Collateral Vessel Mortgages.

2.2	The Loan Parties shall on demand pay to the Collateral Agent all reasonable costs of such insurance.

Policy Terms and Conditions

2
The marine and war risk insurance required by this Schedule 3.20 shall have deductibles and franchises not in excess of US$1,000,000 per occurrence and be subject to annual aggregate deductibles no higher than US$1,000,000, unless otherwise approved by the Collateral Agent.

3	All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.

4
Each policy of marine and war risk hull and machinery insurance with respect to the Collateral Vessels shall provide that the Collateral Agent in its capacity as mortgagee and security trustee shall be a named insured and a loss payee.

5	Each entry in a marine and war risk protection and indemnity club with respect to each Collateral Vessel shall note the interest of the Collateral Agent as loss payee.

6
The Collateral Agent and each of its successors and assigns shall not be responsible for the payment of any premiums, club calls, assessments or any other obligations arising under, or for the representations and warranties made by a Loan Party in, any policy or certificate of entry described in Sections 1.1 and 1.2 above.

7
The marine and war risk hull and machinery insurance required hereby shall provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least fourteen (14) days notice is given to the Collateral Agent; provided that such notice period shall be at least seven (7) days in respect of cancellation or termination of war risk insurance (or such time as may otherwise be in effect from time to time), and ten (10) days in the case of cancellation for non-payment of premium.

8
The marine and war risk hull and machinery insurance required hereby shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured.

Information and Reports

10
Each Loan Party shall deliver to the Collateral Agent certified copies of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained on the Collateral Vessel owned by such Loan Party. The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

11
Each Loan Party agrees that, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by such Loan Party, evidence of payment of premiums or other amounts due for required insurance shall be delivered to the Collateral Agent at least two (2) business days before the date on which such payments or any installment thereof are due.

12
Each Loan Party will furnish the Collateral Agent from time to time on request, and in any event at least annually, a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent (it being understood that Marsh and Willis are satisfactory) with respect to the hull and machinery and war risk insurance carried, and the protection & indemnity entry maintained, on the Collateral Vessel owned by such Loan Party, together with such broker’s opinion as to the adequacy thereof and compliance in all material respects with the provisions of this Schedule 3.20.

13
Each Loan Party shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule 3.20 as of the date hereof or in connection with any renewal thereof, and such Loan Party shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report; provided the Collateral Agent shall be entitled to such indemnity only for one such report during any period of twelve months.

Letters of Undertaking

14
The marine insurance broker placing the marine and war risk hull and machinery insurance shall furnish the Collateral Agent with a letter of undertaking containing terms and subject to such conditions as are customary in the New York market and agreeing, either in its own name or by causing the policies to be appropriately endorsed, as appropriate:

14.1
to cause to be endorsed on each and every policy as and when the same is issued a notice of assignment and loss payable clause in substantially the forms of Exhibit 6, Annex I to the Security Agreement or otherwise satisfactory to the Collateral Agent;

14.2
to promptly advise the Collateral Agent of any expiration, termination, alteration or cancellation of any policy, or upon the request of the Collateral Agent, of any default in the payment of any premium or call, and to provide or cause to be provided an opportunity of paying any unpaid premium or call, such right being exercisable by the Collateral Agent on an individual not on a fleet basis; and

14.3	not to set off against any sum recoverable in respect of a claim against a Collateral Vessel, any sum claimed by the marine insurance broker or the underwriters in respect of any other vessel.

15
The protection and indemnity association or club, with respect to protection and indemnity cover, shall furnish the Collateral Agent with its standard form letter of undertaking consenting to the mortgage on each Collateral Vessel (if such consent is required by its rules) and containing its standard form of loss payable clause and standard form notice of cancellation for nonpayment clause.

Payment of Claims

16
Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the relevant Loan Party or others as their interests may appear. Nevertheless, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of a Default or an Event of Default:

16.1
amounts payable under any insurance on the Collateral Vessel owned by such Loan Party with respect to protection and indemnity risks may be paid directly to such Loan Party to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or to the person to whom any liability covered by such insurance has been incurred provided that the underwriter shall have first received evidence that the liability insured against has been discharged;

16.2
amounts payable under any insurance with respect to such Collateral Vessel involving any damage to such Collateral Vessel in an amount (net of deductibles) less than US$5,000,000 in the aggregate may be paid by underwriters directly for the repair, salvage or other charges involved or, if such Loan Party shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to such Loan Party as reimbursement therefor; and

16.3	notwithstanding the terms of any loss payable clause or notice of assignment, the marine insurance broker shall be empowered to:

16.3.1	pay all returns of premium to the Loan Parties or to their order;

16.3.2
arrange for collision or salvage guarantees, or both, to be given in the event of bail or other security being required in order to prevent to arrest of a Collateral Vessel, or to secure the release of a Collateral Vessel from arrest following a casualty; and

16.3.3
where a guarantee has been given as aforesaid and the guarantor has paid any sum under the guarantee in respect of such claim, to pay directly to the guarantor out of the proceeds of insurance a sum equal to the sum so paid.

17
In case any underwriter proposes to pay less on any claim than the amount thereof, each Loan Party shall forthwith inform the Collateral Agent, and if an Event of Default or an actual or constructive total loss or a compromised or arranged total loss or requisition of title of any Collateral Vessel has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

Application of Proceeds

18
All amounts paid to the Collateral Agent in respect of any insurance on a Collateral Vessel shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

18.1
any amount which might have been paid at the time, in accordance with the provisions of paragraph 16 above, directly to the Loan Party that owns such Collateral Vessel or others shall be paid by the Collateral Agent to, or as directed by, such Loan Party;

18.2	all amounts paid to the Collateral Agent in respect of a Casualty Event of the Collateral Vessel shall be applied by the Collateral Agent in accordance with Section 2.10(b)(v) of this Agreement; and

18.3
if an Event of Default shall have occurred and be continuing, all other amounts paid to the Collateral Agent in respect of any insurance on such Collateral Vessel may, in the Collateral Agent’s sole discretion, be held and applied to the prepayment of the Secured Obligations or to the making of needed repairs or other work on such Collateral Vessel, or to the payment of other claims incurred by the Loan Party that owns such Collateral Vessel relating to the Collateral Vessel, or may be paid to such Loan Party or whosoever may be entitled thereto.

Insurance Covenants

19
Each Loan Party agrees that it will not execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Collateral Vessel owned by such Loan Party to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured such Collateral Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes.

20
Each Loan Party will comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Loan Party or the Collateral Vessel owned by such Loan Party with respect to pollution by the United States of America or any other competent state or nation or political subdivision of any thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which such Collateral Vessel is from time to time engaged and the cargo carried by it.

Coordination Between First and Second Mortgage Interests

21
During any time when a Collateral Vessel is subject to both the first and second preferred ship mortgages contemplated by this Agreement, compliance with the terms of the insurance requirements pertaining to the first preferred ship mortgage shall be deemed compliance with the terms of the insurance requirements pertaining to the second preferred ship mortgage.

Schedule 5.15 Post-Closing Matter

1.Within ten (10) Business Days following the Closing Date, the Borrowers shall cause that certain Amended and Restated Blocked Account Control Agreement dated as of December 21, 2018, by and among OSG Bulk Ships, Inc., Wells Fargo Bank, National Association, PGIM, Inc. and JPMorgan Chase Bank, N.A. to be amended to cover a new account into which Petrobras America Inc. (“Petrobras”) shall be directed to pay all charter hire with respect to the OVERSEAS CASCADE under that certain Time Charter Party dated October 4, 2007 by and between Petrobras and Overseas ST Holding LLC.

2.Within thirty (30) Business Days following the Closing Date, the Borrowers shall cause Petrobras to execute and deliver to the Mortgagee Trustee the quiet enjoyment agreement substantially in the form of Exhibit R to the Term Loan Credit Agreement.

Schedule 6.01(c) Existing Indebtedness
None

Schedule 6.02(c) Existing Liens

TYPE	LOCATION	FILE DATE	FILE #	DEBTOR	SECURED PARTY	Secured Party Description
UCC-1 Initial	Delaware Department of State	4/15/2016	20162247656	OSG SHIP MANAGEMENT, INC.	SYSCO GENERAL FLORIDA, INC.	Food supplier for vessels

Schedule 6.04(b) Existing Investments

Name of Investee	Borrower	Carrying Amount of Investment as of September 30, 2018	Percentage of Ownership Interest of Borrower	Place of Incorporation of Investee
Alaska Tanker Company, LLC	OSG America Operating Company LLC	$37,500	37.50%	Delaware

Schedule 6.09(e) Certain Affiliate Transactions
A formal cost sharing agreement between OSG entities is being contemplated. Currently there are processes and controls in place for cost sharing between entities.

Transferring Mykonos LLC and Santorini LLC from OSG Bulk Ships, Inc. to a subsidiary of Overseas Shipholding Group, Inc.

Transferring OSG Ship Management from OSG Bulk Ships, Inc. to Overseas Shipholding Group, Inc.

Schedule 6.09(f)

Certain Affiliate Transactions – Intercompany Claims

None